                                                Filed pursuant to Rule 424(B)(3
                                                Registration File No. 333-134023

[NARROWSTEP LOGO]

PROSPECTUS

                                 Narrowstep Inc.
                                25,349,994 Shares
                   Common Stock, par value $0.000001 per share

This prospectus relates to 25,349,994 shares of our common stock which may be sold by the selling stockholders named herein. 12,333,330 of such shares were issued and outstanding on the date hereof. The remaining 13,016,664 shares are issuable upon the exercise of warrants and options held by the selling stockholders. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. We will receive the proceeds of any cash exercise of the warrants and options. We will pay the expenses of registering the shares sold by the selling stockholders, which we estimate to be approximately $75,000.

Our common stock is quoted on the OTC Bulletin Board under the symbol "NRWS". On August 29, 2006, the last quoted per share bid price of our common stock on the OTC Bulletin Board was $.65.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD NOT PURCHASE SHARES OF OUR COMMON STOCK UNLESS YOU UNDERSTAND THE RISKS INVOLVED AND CAN AFFORD THE LOSS OF YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is September 25, 2006.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary ......................................................      1
Risk Factors ............................................................      3
Special Note Regarding Forward-Looking Statements .......................     10
Use of Proceeds .........................................................     11
Dividend Policy .........................................................     11
Selected Consolidated Financial Data ....................................     12
Management's Discussion and Analysis of Financial Condition and Results
   of Operation .........................................................     15
Changes in Certifying Accountants .......................................     27
Corporate History .......................................................     29
Our Business ............................................................     30
Selling Stockholders ....................................................     40
Management ..............................................................     43
Related Party Transactions ..............................................     53
Principal Stockholders ..................................................     55
Description of Capital Stock ............................................     58
Trading Market for Our Shares ...........................................     61
Where You Can Find More Information .....................................     63
Plan of Distribution ....................................................     63
Legal Matters ...........................................................     65
Experts .................................................................     65
Index to Consolidated Financial Statements ..............................    F-1

--------------------------------------------------------------------------------
"Narrowstep," "narrowstep.com," "TV Station in a Box", "High.TV", "Vlipsync Encoder," "Mediaserver," "Channelserver," "Adserver," "Narrowstep Player," "Paygate," "Mobileplayer," "Storeserver," "Statserver," "DownloadServer," "UploadServer," "telvOS," "nBed" and the Narrowstep logo are trademarks of Narrowstep. All other trade names and trademarks referred to in this prospectus are the property of their respective owners.
--------------------------------------------------------------------------------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                               PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS KEY INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER IN MAKING YOUR INVESTMENT DECISION. YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES, CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE MATTERS DISCUSSED IN "RISK FACTORS."

OUR BUSINESS

Narrowstep is a pioneer in the field of internet-based video content delivery. Our mission is to host a global marketplace where we, for our customers, distribute channels of video-based content and provide related services, over the internet. Our system, which we have termed the Television Operating System - telvOS, enables comprehensive delivery of video content and television-like programming to mobile, wireless, internet, broadband and broadcast services. Our system provides a platform to enable owners and users of video content to reach specific audiences by "Narrowcasting" - targeting delivery of specific content to interested groups. We believe Narrowcasting provides new business opportunities for content providers to build commercial channels by creating a new model for delivering content. In addition to enabling delivery of content, the Narrowstep platform enables our clients to commercialize video-based content. This can be achieved through directed advertising, sponsorship, pay-per-view, subscription, microcharging and/or ecommerce.

THE OFFERING

Common stock being offered by existing selling stockholders, including shares issuable upon the exercise of warrants
   and options                                                        25,349,994

Common stock outstanding as of July 31, 2006                          45,148,974

Our common stock is quoted on the OTC Bulletin Board under the symbol "NRWS". On August 29, 2006, the last quoted per share bid price of our common stock on the OTC Bulletin Board was $.65.

PRINCIPAL EXECUTIVE OFFICES AND CORPORATE STRUCTURE

Narrowstep Inc. is a Delaware corporation whose principal executive offices are located at Battersea Studios, 80 Silverthorne Road, London, SW8 3HE, United Kingdom and our telephone number is 011 44 20 7498 3377. Narrowstep Inc. was incorporated on May 9, 2002 and is the parent corporation of three wholly-owned subsidiaries:

          o NARROWSTEP LTD., the operating company for the provision of Narrowcasting, which was incorporated on April 9, 2002 under the laws of England and Wales;

          o SPORTSHOWS TELEVISION LTD., which produces video programs and other video based content, was incorporated on March 1, 1994 under the laws of England and Wales; and

          o HIGH TELEVISION LTD., a corporation incorporated under the laws of England and Wales on July 18, 2002, to protect certain intellectual property rights to our internet channel High.TV.

Unless the context otherwise requires, the terms "we," "our" or "us" as used herein refer to Narrowstep Inc. and its subsidiaries.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated financial data should be read in conjunction with our Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus. The summary consolidated financial data for the three months ended May 31, 2006 and 2005 and at May 31, 2006 are derived from our unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus. The summary consolidated financial date for the years ended February 28, 2006 and February 28, 2005 and at February 28, 2006 are derived from our audited Consolidated Financial Statements included elsewhere in this prospectus. Our Consolidated Financial Statements for the year ended February 28, 2006 and at February 28, 2006 were audited by Rothstein Kass & Company, our independent registered public accounting firm and our Consolidated Financial Statements for the year ended February 28, 2005 were audited by Ernst & Young LLP, our former independent registered public accounting firm.

                                                                         YEAR ENDED     YEAR ENDED
                             THREE MONTHS ENDED   THREE MONTHS ENDED    FEBRUARY 28,   FEBRUARY 28,
                                MAY 31, 2006         MAY 31, 2005          2006           2005
                                      $                    $                 $              $
                             ------------------   ------------------   ------------   ------------
CONSOLIDATED STATEMENT OF
   OPERATIONS DATA:
Total revenue                      1,144,523              392,251         2,706,262      1,375,613
Total costs of revenue               377,534              375,852         1,055,761        794,683
Gross profit                         766,989               16,399         1,650,501        580,930
Loss from operations              (1,213,315)          (1,212,950)       (4,286,158)    (4,596,347)
Net loss                          (1,169,805)          (1,236,069)       (4,289,777)    (4,605,056)
Net loss per common share
   - basic and diluted           $     (0.03)         $     (0.04)      $     (0.13)   $     (0.16)
Weighted-average number of
   outstanding, basic and
   diluted shares                 43,730,360           30,517,499        32,190,594     28,124,781

                                   MAY 31, 2006   FEBRUARY 28, 2006
                                         $                $
                                   ------------   -----------------
CONSOLIDATED BALANCE SHEET DATA:
   Cash and cash equivalents         2,471,539        2,232,854
   Net current assets                4,694,316        4,123,026
   Total assets                      8,228,364        6,992,858
   Total stockholders' equity        6,594,266        5,785,097

                                  RISK FACTORS

The shares offered hereby are speculative and involve a high degree of risk. The following is a description of what we consider our key challenges and risks. If any of the risks or uncertainties described below actually occurs, our business, financial condition, operating results or prospects could be materially harmed. You should carefully consider the following risk factors, the discussion under the caption "Special Note Regarding Forward-Looking Statements," on page 10 and the other information in this prospectus before buying or selling any of our shares.

RISKS RELATING TO OUR BUSINESS

WE HAVE A BRIEF OPERATING HISTORY WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND PREDICT OUR SUCCESS.

Narrowstep was incorporated as a start-up business on May 9, 2002. As a result, we have a brief operating history upon which to evaluate our business and prospects. Our historical results of operations are limited, so they may not give an accurate indication of our future results of operations or prospects. We are in an early stage of operations and we face risks and uncertainties relating to our ability to successfully implement our business strategy. Our prospects must be considered in light of these risks and the expenses and difficulties frequently encountered in new and rapidly evolving businesses, such as internet-based video content. These difficulties can include:

     o    commercializing new technology;

     o    educating the market;

     o    finding early adopters;

     o    getting large customers to try the product;

     o    developing and enhancing software products with limited resources;

     o    hiring and maintaining key employees with the correct skills;

     o    the time and effort needed to market the company and products;

     o    integrating systems and infrastructure;

     o    setting up and working effective channels of distribution; and

     o    capital raising to fund operations through to breakeven.

We may not be successful in meeting the challenges we face. If we are unable to do so, our business will not be successful and the value of our common stock will decline.

WE HAVE A HISTORY OF LOSSES, ARE NOT CURRENTLY PROFITABLE AND ANTICIPATE FUTURE LOSSES.

Our operating losses have exceeded our revenue in each quarter since inception. We had an accumulated deficit of approximately $13.7 million as of May 31, 2006 (unaudited) and a net loss of approximately $1.2 million for the three months ended May 31, 2006 (unaudited) and $4.3 million for the fiscal year ended February 28, 2006. Although our revenues have grown significantly since 2002, this growth may not be sustainable or indicative of future results of operations. We intend to continue to invest in internal expansion, infrastructure, strategic acquisitions, integration of any acquired companies into our existing operations, and our sales and marketing efforts. We cannot be certain when we will operate profitably, if ever.

IF WE FAIL TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROLS, WE MAY NOT BE ABLE TO ACCURATELY REPORT OUR FINANCIAL RESULTS OR PREVENT FRAUD. AS A RESULT, CURRENT AND POTENTIAL STOCKHOLDERS COULD LOSE CONFIDENCE IN OUR FINANCIAL REPORTING, WHICH WOULD HARM OUR BUSINESS AND THE PRICE OF OUR STOCK.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed. On June 30, 2005, in connection with its audit of our consolidated financial statements for the year ended February 28, 2005, Ernst & Young LLP, our former independent registered public accounting firm, informed us and our audit committee of certain deficiencies in our internal controls over financial reporting that they considered to be material weaknesses and significant deficiencies. The material weaknesses were as follows:

     o No control was in place to ensure that revenue was recognized only when there was evidence of a contract or arrangement and proof of service delivery.

     o No control was in place to ensure adequate accrual was made for all goods and services received in a period but not invoiced.

     o No control was in place to reconcile on a monthly basis all control accounts and to correct errors as they were detected.

     o No control was in place to ensure that time spent to support the capitalization of software development costs was recorded and that projects were segregated into major enhancements and improvements.

     o There were no adequate resources to ensure a timely and accurate financial statement closing, preparation and reporting process.

Inferior internal controls could harm our operating results or cause us to fail to meet our reporting obligations and could also cause our current and potential stockholders to lose confidence in our reported financial information, which could have a negative effect on the price of our stock.

We have taken steps to correct the material weaknesses and significant deficiencies in our internal controls identified by Ernst & Young LLP.

IF THE INTERNET-BASED VIDEO CONTENT MARKET DOES NOT GROW, WE WILL NOT BE SUCCESSFUL.

The market for our products and services is new and rapidly evolving. As a company in the internet-based video content delivery field, our business model is based on an expectation that demand for internet-based video content will increase significantly and compete with more traditional methods of television broadcasting. There can be no assurance that there is a substantial market for the services we offer. If this market does not grow, we will not be able to achieve meaningful revenues and our business will fail.

IF HIGH-SPEED INTERNET ACCESS WITH VIDEO VIEWING CAPABILITY IS NOT SUCCESSFULLY ADOPTED GLOBALLY, THERE WILL BE LITTLE DEMAND FOR OUR PRODUCTS AND SERVICES.

The success of our business is dependent upon extensive use of the internet. The video content we deliver is best viewed over a high-speed internet connection. We believe increased internet use may depend on the availability of greater bandwidth or data transmission speeds or on other technological improvements, and we are largely dependent on third party companies to provide or facilitate these improvements. If networks cannot offer high-speed services because of congestion or other reasons, or if high-speed internet access fails to gain wide market acceptance, we believe there will be little demand for our products and services and our revenues may be insufficient to achieve and maintain profitability. The deployment of corporate firewalls may also restrict the growth and availability of streaming media services and adversely affect our business model by limiting access to the content broadcast through our service. Changes in content delivery methods and emergence of new internet access devices such as TV set-top boxes could dramatically change the market for streaming media products and services if new delivery methods or devices do not use streaming media or if they provide a more efficient method for transferring data than streaming media.

WE WILL NEED TO OBTAIN ADDITIONAL CAPITAL IN THE FUTURE AND IF WE ARE UNABLE TO DO SO ON ACCEPTABLE TERMS, OR AT THE APPROPRIATE TIME, WE MAY NOT BE ABLE TO CONTINUE TO DEVELOP AND MARKET OUR PRODUCTS AND SERVICES, OR EVEN TO CONTINUE AS A GOING CONCERN.

We do not currently generate revenues sufficient to operate our business and do not believe we will do so in the foreseeable future. As a result, we must rely on our ability to raise capital from outside sources in order to continue operations in the long term. We will seek to raise additional capital through various financing alternatives, including equity or possibly debt financings or corporate partnering arrangements. However, we may not be able to raise additional needed capital on terms that are acceptable to us, or at all. If we do not receive an adequate amount of additional financing in the future, we may not have sufficient funds to further develop and market our products and services, or even to continue as a going concern.

IF WE ARE UNABLE TO CONTINUE DEVELOPMENT OF ONE OR MORE OF OUR PRODUCTS, OUR ENTIRE BUSINESS STRATEGY MAY BE UNSUCCESSFUL.

Our overall business strategy is dependent upon providing a complete solution to our customers. We are continuing the development and improvement of the products and services we believe will be necessary for our future growth. We anticipate that enhancements to our existing products will continue to take the majority of the time of our Chief Technology Officer and support from a number of developers on an ongoing basis. Development of any product, however, can be more expensive and time-consuming than originally planned, and face unexpected delays or problems. Any delays in development could cause significant additional expense, result in operating losses and lost corporate opportunities, and create significant marketing opportunities for competition. Because we are continuing to develop and improve a number of products, all of which are integral to our complete solution, the possibility of a problem is much greater than if we were developing only one product. Problems or delays in the continued development and deployment of any of our products could defeat our business strategy and substantially harm our prospects for future revenues.

IF AUDIO-VIDEO PLAYER SOFTWARE IS NOT READILY AVAILABLE, OUR PRODUCTS WILL NOT GAIN ACCEPTANCE.

To view our products, a viewer must have an audio-video player such as Microsoft Media Player. If free distribution of player software does not continue or player software becomes less accessible, the potential market for our products and services will not grow, which in turn would have an adverse effect on our revenues and ability to achieve and maintain profitability.

WE FACE SUBSTANTIAL COMPETITION AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY, THE DEMAND FOR, OR THE PRICES OF, OUR PRODUCTS AND SERVICES MAY DECLINE.

We face numerous competitors both in the internet-based distribution market, and in the more traditional broadcasting arena. Many of these companies have substantially longer operating histories, significantly greater financial, marketing, manufacturing and technical expertise, and greater resources and name recognition than we do. If we fail to attain commercial acceptance of our products and services and to be competitive with these companies, we may not ever generate meaningful revenues. In addition, new companies may emerge at any time with products or services that are superior, or that the marketplace perceives are superior, to ours. There are relatively few barriers preventing companies from competing with us. We do not own any patented technology that precludes or inhibits others from entering our market. We may not be able to compete effectively with any potential future competitors and the demand for, and prices of, our products and services may decline.

IF WE LOSE ONE OR MORE OF OUR MAJOR CLIENTS OUR REVENUES WILL DECLINE SUBSTANTIALLY.

For the three months ended May 31, 2006 (unaudited), our five largest clients accounted for approximately 42% of our revenue. For the fiscal year ended February 28, 2006, our five largest clients accounted for approximately 50% of our revenue. If we lose one or more of these clients, our revenues will decline substantially. On October 20, 2005, we entered into a License and Services Agreement with ITV plc to power ITV's new trial service, ITV Local, which is to provide local television through broadband. The term of the agreement was from October 17, 2005 until January 16, 2006, on which date the agreement was renewed for a further three-month period. The agreement was renewed for another five-month period on April 13, 2006. ITV accounted for 14% of our revenues for the year ended February 28, 2006.

Early in the fiscal year ended February 28, 2006 we renewed a contract with The Swedish Match Tour to produce programs. This contract accounted for 13% of our revenues for the year ended February 28, 2006 and 18% of our revenues for the year ended February 28, 2005.

We had a contract to cover the Professional Windsurfers Association World Tour, which expired on December 31, 2005. The Professional Windsurfers Association World Tour accounted for approximately 6% of the Company's revenues for the year ended February 28, 2006 and 10% of total revenues for the year ended February 28, 2005.

IF WE ARE UNABLE TO OBTAIN AND MAINTAIN SUCCESSFUL RELATIONSHIPS WITH NETWORK OPERATORS, WE MAY NOT BE ABLE TO OBTAIN ADEQUATE DISTRIBUTION FOR THE INTERNET CHANNELS WE DELIVER.

We depend on network operators such as Teleglobe and Interoute to distribute video over the internet and are currently negotiating partnerships with several leading network providers to provide additional hosting facilities and bandwidth. We may be unable to reach new agreements or extend existing agreements with these or other major network operators, and we may fail to establish new agreements with operators when necessary. These network operators may choose to compete with us, to enter into relationships with competitors, to change the terms on which they distribute our channels, including to increase their prices, or not to do business with us because of our size and lack of operating history. If we are unable to enter into ongoing agreements with major network operators on terms acceptable to us, we may not have adequate distribution for the internet channels we deliver.

IF CONTENT OWNERS DO NOT ADOPT INTERNET-BASED DELIVERY AS A MEANS FOR DISTRIBUTING THEIR CONTENT, WE MAY NOT BE ABLE TO GENERATE SIGNIFICANT REVENUES.

The success of our business model is highly dependent on video content being available for distribution over the internet. Content owners may choose not to make their content available over the internet. If sufficient content is not available we may not generate sufficient revenues and our business may fail.

IF WE LOSE THE SERVICES OF OUR CHIEF EXECUTIVE OFFICER OR OTHER KEY EXECUTIVES, OUR BUSINESS MAY SUFFER.

We are heavily dependent upon the continued services of Stephen Beaumont, Chief Executive Officer, Iolo Jones, Chief Strategy Officer, Jason Jack, Chief Technology Officer, and Clifford Webb, Chief Operating Officer. The loss of any one or more of these officers could seriously impede our success. We do not carry life insurance on the lives of any of these persons. One or more of these officers might resign and, subject to the noncompete provisions of their employment agreements, join a competitor or form a competing company and we might lose existing or potential clients. In the event that any of these persons becomes unavailable for any reason, our business may suffer.

AS A START-UP BUSINESS, WE MAY BE UNABLE TO ATTRACT AND RETAIN THE QUALIFIED TECHNICAL, SALES AND SUPPORT STAFF NECESSARY FOR OUR GROWTH.

Our ability to continue to develop and market our products and services is dependent upon our ability to identify, recruit, retain and motivate qualified personnel. As a start-up business, salaries for our employees are significantly below those of competitors in our industry and most of our existing employees are stockholders or are otherwise incentivized with periodic option grants. The low salaries and lack of assurance of our ability to secure additional funding may affect our efforts to recruit and retain additional personnel necessary to meet our growth targets. In addition, if we continue to issue additional equity in order to finance the business, future stock option grants may be less attractive to potential new hires and may not provide adequate motivation for existing personnel. If we are unable to hire and retain sufficient additional in-house personnel, we will be unable to complete development of our products and services, and our business will suffer.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY OR IF OUR INTELLECTUAL PROPERTY IS FOUND TO INFRINGE ANOTHER'S INTELLECTUAL PROPERTY, WE MAY BE UNABLE TO GENERATE REVENUES BASED ON OUR PRODUCTS.

Although we are reviewing our product suite and intend to make appropriate filings to protect our intellectual property, we have not yet filed for any patents or registered copyrights relating to any of our products or services. We currently rely on a combination of trade secret, nondisclosure and other contractual agreements, as well as existing copyright and trademark laws to protect our confidential and proprietary information, but this may not be sufficient to prevent third parties from infringing upon or designing around our intellectual property to develop a competing product. We cannot be sure that our technology will not infringe any third party's intellectual property. In the event that a third party either infringes upon our intellectual property or makes a claim that our products infringe upon its proprietary rights, we may not have sufficient financial or other resources to enforce our rights or to successfully defend against any claim. Any infringement of or by our intellectual property could restrict our ability to generate revenues from our products.

SYSTEM FAILURES AND/OR SECURITY RISKS MAY IMPAIR OUR OPERATIONS.

The core of our network infrastructure could be vulnerable to unforeseen computer problems. We may experience interruptions in service in the future as a result of the accidental or intentional actions of internet users, current and former employees or others. Unknown security risks may result in liability to Narrowstep and also may deter new clients from using our products and services. The security measures we implement may still be circumvented in the future, which could impair our operations and have a material adverse effect on our business.

IF WE ARE UNSUCCESSFUL IN INCREASING OUR SIMULTANEOUS VIEWER CAPACITY, WE WILL BE UNABLE TO HOST MAJOR LIVE EVENTS.

Our ability to be an attractive platform for live events requires us to support a number of simultaneous viewers. Adding the necessary network capacity to do so will be expensive, and we may not be able to do so successfully. If we are unable to expand capacity successfully and on acceptable terms, we will be unable to host major live events which may limit our market opportunities.

AS A THIRD-PARTY DISTRIBUTOR OF PROPRIETARY VIDEO CONTENT, WE ARE VULNERABLE TO CLAIMS OF BREACH OF CONTENT RIGHTS WHICH MAY HARM OUR BUSINESS.

As a third-party deliverer of proprietary video content, we rely on our clients to have the appropriate rights to use and distribute this content. If the rights of the content owners are contravened, knowingly or otherwise, or if a content owner claims their rights are contravened, we could be subject to substantial lawsuits which could be time-consuming and costly to defend and our reputation may be harmed for having delivered the content.

FAILURE OF OUR ACQUISITION STRATEGY COULD CAUSE US TO LOSE MONEY.

Part of our operating strategy is to make strategic acquisitions to grow our business. If we pay too much for these acquisitions, experience problems integrating them with our business, or their services prove to be unprofitable, our revenues and profitability will suffer.

RISKS RELATED TO CONDUCTING BUSINESS OUTSIDE OF THE UNITED STATES MAY ADVERSELY IMPACT OUR BUSINESS.

We market and sell our products and services in Europe, Asia, and the United States. As a result, we are subject to the normal risks of doing business abroad. Risks include unexpected changes in regulatory requirements, export and import restrictions, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, potential adverse tax consequences, exchange rate fluctuations, increased risks of piracy, limits on our ability to enforce our intellectual property rights, discontinuity of our infrastructures, subsidized competition from local nationalized providers and other legal and political risks. Such limitations and interruptions could have a material adverse effect on our business.

ADDITIONAL EQUITY FINANCING WILL DILUTE THE OWNERSHIP INTEREST OF OUR EXISTING STOCKHOLDERS.

We will need to raise additional capital in the future to continue development and marketing of our products and services. We anticipate that we may raise capital in the future by selling additional equity or financial instruments which are exchangeable or convertible into equity. Any future equity or equity-related financings will dilute the ownership interest of our existing stockholders.

BECAUSE OUR ASSETS, OFFICES AND OFFICERS AND DIRECTORS ARE LOCATED IN THE UNITED KINGDOM, IT MAY BE DIFFICULT TO PROCEED WITH AN ACTION, OR TO ENFORCE A JUDGMENT, AGAINST US.

Our primary offices and assets, and the majority of our officers and directors, are located exclusively in the United Kingdom. As a result, it may be difficult for stockholders located in the United States to pursue an action, or enforce a judgment against us, in the event of any litigation.

RISKS RELATED TO INVESTING IN SHARES

IF THERE IS NO ACTIVE TRADING MARKET FOR OUR STOCK, YOU MAY BE UNABLE TO SELL THE SHARES.

There can be no assurance that an active trading market for our shares will ever develop in the United States, or elsewhere. In the event that no active trading market for the shares develops, it will be extremely difficult for stockholders to dispose of the shares. In the event an active trading market develops, there can be no assurance that the market will be strong enough to absorb all of the shares which may be offered for sale by the stockholders.

The trading price of our shares is highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales forecasts, or new products and services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in internet markets, changes in the market valuations of other business service providers providing similar services or products, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of shares and other events or factors, many of which are beyond our control. Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our shares to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our shares. In addition, because our common stock is quoted on the OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of many companies. These broad market factors may materially adversely affect the market price of the shares, regardless of our operating performance.

BECAUSE WE HAVE A LIMITED OFFERING QUALIFICATION IN CALIFORNIA, SALES OF THE SHARES ARE LIMITED IN CALIFORNIA.

We have a limited offering qualification of the shares in California. The offering was approved in California on the basis of such limited offering qualification where offers/sales can only be made to proposed California issuees based on their meeting certain suitability standards. The California Department of Corporations refers to and specified this standard as a "super suitability" standard of not less than (i) $250,000 liquid net worth (a net worth exclusive of home, home furnishings and automobile) plus $65,000 gross annual income, (ii) $500,000 liquid net worth, (iii) $1,000,000 net worth (inclusive), or (iv) $200,000 gross annual income.

Because the offering was approved in California on the basis of a limited offering qualification, we did not have to demonstrate compliance with some of the merit regulations of the California Department of Corporations as found in Title 10, California Code of Regulations, Rule 260.140 et seq. In addition, the exemptions for secondary trading in California available under California Corporations Code Section 25104(h) will be withheld, although there may be other exemptions to cover private sales in California of a bona fide owner for his own account without advertising and without being effected by or through a broker dealer in a public offering.

CERTAIN PROVISIONS OF OUR CHARTER AND BY-LAWS COULD DISCOURAGE POTENTIAL ACQUISITION PROPOSALS OR CHANGE IN CONTROL.

Certain provisions of our Certificate of Incorporation, By-Laws and Delaware law could discourage, delay or prevent a change in control of us or an acquisition of us at a price which many stockholders may find attractive. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Our Board of Directors, without further stockholder approval, may issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements including, without limitation, in the discussions under the captions "Our Business," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this prospectus. Any and all statements contained in this prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as may, might, would, should, could, project, estimate, pro forma, predict, potential, strategy, anticipate, attempt, develop, plan, help, believe, continue, intend, expect, future, and similar terms and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this prospectus may include, without limitation, statements regarding (i) a projection of revenues, income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure, or other financial items, (ii) the plans and objectives of management for future operations, including plans or objectives relating to our products or services, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities and Exchange Commission, and (iv) the assumptions underlying or relating to any statement described in subparagraphs (i), (ii), or (iii).

The forward-looking statements are not meant to predict or guarantee actual results, performance, events, or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates, and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, our inability to successfully market our products and services, the inability to obtain adequate financing, insufficient cash flows and resulting illiquidity, dependence upon significant customers, inability to expand our business, government regulations, increased competition, changing customer preferences, stock illiquidity, failure to implement our business plans or strategies, and ineffectiveness of our marketing program and our acquisition opportunities. A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this prospectus appears under the caption "Risk Factors" and elsewhere in this prospectus.

Because of the risks and uncertainties related to these factors and the forward-looking statements, readers of this prospectus are cautioned not to place undue reliance on the forward-looking statements. We disclaim any obligation to update these forward-looking statements or to announce publicly the results of any revisions to any of the forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise unless required to do so under applicable federal securities laws.

Readers should read this prospectus and the following discussion and analysis in conjunction with the discussion under the caption "Risk Factors" in this prospectus, our financial statements and the related notes thereto in this prospectus, and other documents filed from time to time by Narrowstep with the Commission.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares covered hereby by the selling stockholders. We will however receive the proceeds from the cash exercise of the warrants or options by the selling stockholders. If all of the warrants and options were exercised for cash, we would receive proceeds of approximately $12.1 million. We intend to use the proceeds from any cash warrant or option exercise for general corporate purposes. There can be no assurance that the warrants or options will be exercised or as to the timing of any such exercise.

                                 DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the board may deem relevant.

                      SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. The selected consolidated financial data for the three months ended May 31, 2006 and 2005 and at May 31, 2006 are derived from our unaudited Condensed Consolidated Financial Statement included elsewhere in this prospectus. Our statements for the period ending May 31, 2006 were reviewed by Rothstein Kass & Company, our independent registered public accounting firm. The selected consolidated financial data for the years ended February 28, 2006 and February 28, 2005 and at February 28, 2006 are derived from our audited Consolidated Financial Statements included elsewhere in this prospectus. Our Consolidated Financial Statements for the year ended February 28, 2006 and at February 28, 2006 were audited by Rothstein Kass & Company, our independent registered public accounting firm and our Consolidated Financial Statements for the year ended February 28, 2005 were audited by Ernst & Young LLP, our former independent registered public accounting firm.

                        NARROWSTEP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        THREE MONTHS     THREE MONTHS     YEAR ENDED     YEAR ENDED
                                                        ENDED MAY 31,    ENDED MAY 31,   FEBRUARY 28,   FEBRUARY 28,
                                                            2006             2005            2006           2005
                                                              $                $              $               $
                                                       --------------   --------------   ------------   ------------
Revenue:
   Narrowcasting and other (including related
      party transactions of $0 for the three months
      ended May 31, 2006, $0 for the
      three months ended May 31, 2005,
      $0 for the year ended February 28, 2006, and
      $262,373 for the year ended February 28, 2005)         836,513          228,461       1,499,633        517,061
      Production services                                    308,010          163,790       1,206,629        858,552
                                                         -----------      -----------     -----------    -----------
   Total revenue                                           1,144,523          392,251       2,706,262      1,375,613
                                                         -----------      -----------     -----------    -----------
Cost of revenue:
   Direct costs                                              345,297          343,570         925,911        697,925
   Software amortization                                      32,237           32,282         129,850         96,758
                                                         -----------      -----------     -----------    -----------
   Total costs of revenue                                    377,534          375,852       1,055,761        794,683
                                                         -----------      -----------     -----------    -----------
Gross profit                                                 766,989           16,399       1,650,501        580,930
Operating expenses:
   Selling, general and administrative (including
      non-cash stock compensation expense of
      $463,431 for the three months ended May 31,
      2006, $389,328 for the three
      months ended May 31, 2005,
      $1,344,915 for the year ended February 28,
      2006 and $786,616 for the year ended February
      28, 2005)                                            1,980,304        1,229,349       5,936,659      5,177,277
                                                         -----------      -----------     -----------    -----------
   Total operating expenses                                1,980,304        1,229,349       5,936,659      5,177,277
                                                         -----------      -----------     -----------    -----------
Loss from operations                                      (1,213,315)      (1,212,950)     (4,286,158)    (4,596,347)
Interest income, net                                          44,099              279           2,530          1,798
Currency exchange losses                                        (589)         (23,398)         (6,149)       (10,507)
                                                         -----------      -----------     -----------    -----------
Net loss                                                  (1,169,805)      (1,236,069)     (4,289,777)    (4,605,056)
                                                         ===========      ===========     ===========    ===========
Net loss per common share - basic and diluted            $     (0.03)     $     (0.04)    $     (0.13)   $     (0.16)
Weighted-average number of outstanding, basic and
   diluted shares                                         43,730,360       30,517,499      32,190,594     28,124,781

                        NARROWSTEP INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                                 MAY 31,     FEBRUARY 28,
                                                                  2006          2006
                                                                   $              $
                                                              -----------   ------------
ASSETS
Current assets:
   Cash and cash equivalents                                    2,471,539      2,232,854
   Short-term investments                                       2,529,403      2,500,000
   Accounts receivable, net of allowance for doubtful
      accounts of $103,820 on May 31, 2006
      and $201,715 on February 28, 2006                         1,063,473        418,394
   Prepaid expenses and other current assets                      222,776        135,542
                                                              -----------    -----------
   Total current assets                                         6,287,191      5,286,790
                                                              -----------    -----------
Property and equipment, net of accumulated depreciation           524,040        289,148
Software development costs, net of accumulated amortization       156,958        146,166
Goodwill                                                        1,157,581      1,157,581
Intangible assets, net of accumulated amortization                102,594        113,173
                                                              -----------    -----------
TOTAL ASSETS                                                    8,228,364      6,992,858
                                                              ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities:
   Accounts payable                                               734,688        504,919
   Net obligations under capital leases, current                   47,621         58,113
   Accrued expenses and other liabilities                         810,566        600,732
                                                              -----------    -----------
   Total current liabilities                                    1,592,875      1,163,764
                                                              -----------    -----------
Net obligations under capital leases - long-term                   41,223         43,997
                                                              -----------    -----------
Total liabilities                                               1,634,098      1,207,761
                                                              -----------    -----------
COMMITMENTS
STOCKHOLDERS' EQUITY:
   Common stock, $0.000001 par value, 450,000,000 shares
      authorized with 45,248,974 issued at May 31, 2006
      and 45,136,474 issued at February 28, 2006                       45             45
   Additional paid-in capital                                  16,512,153     16,443,374
   Stock compensation                                           3,731,428      3,267,997
   Stock subscription receivable                                              (1,410,000)
   Accumulated deficit                                        (13,663,864)   (12,494,059)
   Accumulated other comprehensive income (loss)                   14,504        (22,260)
                                                              -----------    -----------
   Total stockholders' equity                                   6,594,266      5,785,097
                                                              -----------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      8,228,364      6,992,858
                                                              ===========    ===========

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS, THE RELATED NOTES AND THE OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION MAY CONTAIN FORWARD-LOOKING STATEMENTS BASED UPON CURRENT BELIEFS OF MANAGEMENT AND EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS AND THE TIMING OF SELECTED EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

We provide our customers with technology that allows them to transmit video content over the internet to targeted audiences. Our services allow customers to format and manage content, create programming, transmit programming to specific audiences and create and manage subscription, pay-per-view and other revenue generation models. We also provide production services to customers, although we believe that revenue from production services will decline as a percentage of total revenues as our core "Narrowcasting" services grow in importance.

We were initially incorporated as a Delaware corporation in May 2002. Our headquarters is in London, England and we have offices in New York City and Princeton, New Jersey. For the fiscal year ended February 28, 2006, approximately 79% of our total revenues was generated from customers in the United Kingdom and Europe, 12% was generated from customers in the United States and the remaining 9% was generated from customers in Asia. For the three months ended May 31, 2006 (unaudited), approximately 88% of our total revenues was generated from customers in the United Kingdom and Europe, 7% was generated from customers in the United States, 3% was generated from customers in Asia and the remaining 2% was generated from Internet services. We expect our revenues from sources in the United States to begin to increase as a percentage of total revenues as we begin to focus more on revenue opportunities there.

HOW WE GENERATE REVENUE

We generate revenue primarily from fees we charge for the use of our technology and related services for Narrowcasting and from the sale of production services. Revenues from our Narrowcasting activities include fees paid for the establishment and maintenance of channels, encoding and uploading of content, as well as the management of channels on behalf of clients. The fee charged depends on the level of service desired by the customer and typically ranges from $5,000 to $100,000. In addition, we charge a monthly license fee which ranges from $1,000 to $30,000, depending upon the range of features and capabilities being licensed, which covers the cost of support, maintenance and upgrades. Allowances are included for content hosting (the storage of files on our network) and content delivery (the cost of bandwidth to deliver the content to the end viewer) for the individual account and we make additional charges if usage exceeds these allowances.

Revenues from production services include fees paid for the production, filming, editing and encoding of programs. We charge our clients on a time and expense basis for these services, typically on a project-by-project basis, although occasionally under longer term agreements.

73% of our revenues for the three months ended May 31, 2006 (unaudited) came from Narrowcasting and other services and 27% came from production services. 55% of our revenues for the fiscal year ended February 28, 2006 came from our Narrowcasting activities and 45% came from production services. We expect that the continuing higher rate of growth of our Narrowcasting business will result in a further increase in the proportion of our total revenues derived from Narrowcasting during the fiscal year ending February 28, 2007. We also anticipate that the production services business will continue to have seasonal peaks in the second and third quarters of the fiscal year.

We expect that a majority of our revenues for the fiscal year ending February 28, 2007 will continue to consist of fees for Narrowcasting and production services. As more channels are established and become commercially successful, however, we anticipate that by the end of the fiscal year ending February 28, 2007, we will begin to develop income from revenue sharing arrangements under which we receive a portion (anticipated to be approximately 5% to 25%) of the revenues obtained by clients from the sale of advertising on their channels.

KEY REVENUE DRIVERS AND CHALLENGES

We expect that demand for services like ours will be strong in the future as TV broadcasting continues to become more fragmented and content providers search for better ways to reach target audiences. We expect the proliferation of broadband internet access to continue and to provide additional impetus to our business as content providers seek to gain access to a greater number of viewers having broadband access. As we continue to grow and add clients, we expect revenues to increase not only from the licensing of our technology, but also from the revenue sharing models we expect to put into place. As our services obtain broader market acceptance, we believe that content providers will see our platform as a viable way to provide video content cheaply and to a more targeted audience than is possible with existing broadcast methods.

We face significant challenges as we seek to grow our business. Many of those challenges are detailed in the "Risk Factors" section contained elsewhere in this prospectus. However, we have identified several key challenges that must be met in order for our business to become successful:

     o    gain greater market acceptance for our products and services;

     o    develop effective means to obtain revenue from our technology;

     o enhance our sales and marketing capabilities to reach effectively a greater number of potential clients;

     o obtain a critical mass of clients that can provide a growing and stable revenue base;

     o establish the Narrowstep name as a valuable brand in the Narrowcasting industry;

     o continue to improve our products and services to become and remain the leading supplier of Narrowcasting technology and services;

     o assure continued access to sufficient bandwidth to provide services to clients on a cost-effective basis;

     o stay abreast of technological developments so we can remain a provider of state-of-the-art services;

     o compete effectively with service providers who may have significantly greater resources than we do; and

     o develop additional protections for the proprietary parts of our core technology.

While we believe that we are well positioned to meet these challenges and those described elsewhere in this report, no assurances can be given that we will be able to do so or that our business will ultimately be successful.

TRENDS IN OUR BUSINESS

During 2004, we completed the initial development of our product suite and began to focus primarily on the sale of licenses to use our Narrowcasting products. Since then, we have added significantly to our customer base and expect growth in the number of clients using our products and services to continue to increase.

Revenues generated by our Narrowcasting activities grew to exceed those from production services in the fiscal year ended February 28, 2006, a trend which continued in the three-month period ended May 31, 2006, and we expect that the percentage of our total revenues from Narrowcasting activities will continue to increase for the fiscal year ending February 28, 2007. We also anticipate that we will develop revenue streams from advertising and other revenue sharing arrangements with clients which we expect to be an increasingly important source of revenue by the end of the fiscal year ending February 28, 2007 and thereafter. In addition, we expect the United States to become a more important source of revenues as we increase our focus on opportunities there.

Because we have only recently commenced operations, we expect that our operating expenses, primarily related to development expenses and selling, general and administrative expenses, will continue to increase as we seek to improve and upgrade our products, increase headcount, continue to build our infrastructure and devote resources to building a sales and marketing network. We expect that non-operating expenses, such as accounting, legal and other professional fees will decrease as a percentage of revenues as we have completed the initial process of becoming a public company and expect to spread future expenses over a larger revenue base.

REVENUE RECOGNITION

Our two primary sources of revenue are Internet TV channel building or "Narrowcasting" and production services.

Internet TV channel building service revenue includes the following: (i) consulting fees charged to assist customers in the design and development of the customer's channel, (ii) consulting fees related to recording and encoding of specific customer content, and (iii) monthly license fees charged for ongoing maintenance, support, upgrades and content hosting activity. The minimum period of license is 12 months unless it is an evaluation license. Revenues for the consulting fees are only recognized once the design and development of the channel is completed and accepted by the customer. Recording and encoding fees are due on delivery of the tapes or on completion of the upload of the encoded material onto our servers. Monthly license fees are recognized month-by-month starting with the month when the channel starts Narrowcasting. Any up-front fees are deferred until the revenue is earned by either completion of the consulting activity or month-by-month hosting activity.

Production services revenues include the following: (i) preparation, scripting and filming of a single or multiple series of events, (ii) live editing and encoding of such events, (iii) editing of footage and final production into programs in our editing suites, and (iv) copying and delivery of the programs. Revenues are recognized once delivery of a program, in the form of edited tape, takes place. If it is a series then payments are staged and revenues recognized on completion of each discrete program. Any up-front fees are deferred and only recognized once the program, editing and production are complete. Until the revenues are earned and recognized any cash received up-front is treated as deferred revenue and any costs incurred in connection with services that have not been completed are capitalized as prepaid expenses.

Our revenue recognition policy complies with the Securities and Exchange Commission Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition", amended by SAB 104. Revenue is recognized when all of the following criteria are met:

          o Persuasive evidence of an arrangement exists - A non-cancelable signed agreement between us and the customer is considered to be evidence of an arrangement.

          o Delivery has occurred or services have been rendered - Although deposits or prepayments are common with orders, revenues are recognized only on the delivery of content or channel or service. Revenue from resellers is recognized upon sell-through to the end customer.

          o The seller's price to the buyer is fixed or determinable - If the customer decides to cancel then all of the development work, content production, initial license and monthly license fees to-date remain due and non-cancelable. We generally consider payments that are due within six months to be fixed or determinable based upon our successful collection history on such arrangements. We also evaluate payment terms between six months and one year on a case-by-case basis as to whether the fee is fixed or determinable.

          o Collectibility is reasonably assured - We run normal business credit checks on unknown new customers to minimize the risk of a customer avoiding payment. Collection is deemed probable if we expect that the customer will be able to pay amounts under the arrangement as payments become due. If we determine that collection is not probable, the revenue is deferred and recognized upon cash collection. We also seek a deposit wherever possible before commencing work on a new contract.

COST OF REVENUE

Our cost of revenue for Narrowcasting consists of any costs of customizing our standard software that might be required as charged by either outside contractors and/or a portion of our own staff costs, as well as travel, equipment rental, consumables and any other direct costs. Also included are costs associated with providing content over the internet, primarily fees that we pay to our suppliers to provide bandwidth. These expenses are largely proportional to the volume of content carried over our network. Our cost of revenue for production services includes any contract specialist staff services and rental of editing equipment.

OPERATING EXPENSES

Our operating expenses have been primarily:

     o expenses associated with operating our network, consisting primarily of the salaries, payroll taxes and benefits that we pay for those employees directly involved in our operation;

     o salary, payroll tax and benefit expenses that we pay for employees and consultants who work on the development of our network management and future applications of our technology. We believe that investing in the enhancement of our technology is critical to our future success. We expect that our network development and technology expenses will increase approximately 50% in this fiscal year, based upon various factors, including our need to support additional clients and to continue expanding the capabilities and applications of our technology;

     o expenses relating to the salaries, payroll taxes, benefits and commissions that we pay for sales personnel and expenses associated with the development and implementation of our promotion and marketing campaigns. Sales and marketing expenses increased significantly during the second half of the fiscal year ended February 28, 2006 as we expanded our internal sales force, hired additional marketing personnel and increased expenditures for promotion and marketing. We expect to continue to expand our sales force in the 2007 fiscal year;

     o salary, payroll tax and benefit expenses and related costs for general corporate functions, including executive management, administration, facilities, information technology and human resources, as well as legal and accounting expenses. We expect that general and administrative expenses will increase during the 2007 fiscal year as we hire additional personnel and incur additional costs related to the growth of our business and operations, including those relating to compliance with the regulatory and reporting requirements of being a public company. In addition, we expect to expand our facilities and incur associated expenses to support our anticipated growth; and

     o non-cash employee compensation expenses representing compensation expense incurred in connection with the grant of certain stock options to our employees with exercise prices less than the fair value of our common stock at the respective dates of grant. Such charges have been expensed in accordance with the underlying vesting periods of the options granted.

SOFTWARE DEVELOPMENT COSTS

We account for our internal use software under SOP 98-1, "Accounting for the Costs of Computer Software Developed for or Obtained for Internal Use", which requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. Capitalized software development costs consist primarily of programmers' compensation and benefits, where applicable. These costs are amortized over a period not to exceed three years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred.

STOCK-BASED COMPENSATION

SFAS No. 123, "Accounting for Stock-Based Compensation", as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - transition and disclosure", encourages the use of the fair value based method of accounting for stock-based employee compensation. SFAS No. 123 allows entities to continue to apply the intrinsic value method prescribed by Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations and provide pro forma disclosures of net income (loss) and earnings (loss) per share. Under APB 25, compensation cost is measured based on the excess, if any, of the quoted market price or fair value of a company's stock at the grant date (or a later date where the option has variable terms that depend on events after the date of grant) over the amount an employee must pay to acquire the stock. For fixed awards with pro rata vesting, the Company follows the accelerated expense attribution method under FASB Interpretation No. 28 "Accounting for Stock Appreciation Rights and Other Variable Stock Option Award Plans". The Company has elected to follow APB 25 and provides the pro forma disclosures required under SFAS 123.

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123(R), "Accounting for Stock-Based Compensation (Revised)." SFAS No. 123(R) supersedes APB No. 25 and its related implementation guidance. SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). No compensation costs are recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. We have prospectively adopted SFAS No. 123(R) effective March 1, 2006. Based on stock options outstanding at February 28, 2006, we estimate SFAS No. 123(R) will require us to record approximately $547,000 in additional compensation expense for the year ending February 28, 2007. Additional compensation expense of $463,431 was recorded for the period ending May 31, 2006 (unaudited).

FOREIGN EXCHANGE RISKS

We are a Delaware corporation and since our inception we have been raising funds in US dollars. However, our primary operations are located in London, and we generally conduct our business in sterling. This currency difference between our fundraising and business operations represents a risk related to the rate of exchange from US dollars to sterling. We hold surplus funds mainly in US dollars. A larger currency exchange risk results from our primary assets being denominated almost wholly in sterling. The dollar value of our assets, and thus our stockholders' equity, increases when the dollar weakens relative to the pound and vice versa. In the future, we hope to generate revenues from operations in the United States which would be received in US dollars and which should help mitigate the exchange risk.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In May 2005, the Financial Accounting Standards Board ("FASB") issued SFAS No. 154, "Accounting Changes and Error Correction Replacement of APB Opinion No. 20 and FASB Statement No. 3" (SFAS No. 154). SFAS No. 154 replaces APB Opinion No. 20, "Accounting Changes" (Opinion 20), and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements", and changes the requirements for the accounting for and reporting of a change in accounting principle. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle. SFAS No. 154 defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used. SFAS No. 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. We are not required to adopt the provisions of SFAS No. 154 until June 1, 2006, although earlier adoption is permitted. Management is currently evaluating the provisions of SFAS No. 154.

RESULTS OF OPERATIONS

COMPARISON OF THE THREE MONTH PERIOD ENDED MAY 31, 2006 TO THE THREE MONTH PERIOD ENDED MAY 31, 2005.

REVENUES. Revenues for the two operating segments for the three months ended May 31, 2006 (unaudited) and the three months ended May 31, 2005 (unaudited) were as follows:

                                  THREE MONTHS                      THREE MONTHS
                                      ENDED         PERCENTAGE         ENDED          PERCENTAGE
                                  MAY 31, 2006       OF TOTAL       MAY 31, 2005       OF TOTAL    PERCENTAGE
                                   (UNAUDITED)       REVENUES        (UNAUDITED)       REVENUES     INCREASE
                                       $                 %                $                %            %
                               ------------------   ----------   ------------------   ----------   ----------
     Narrowcasting and other          836,513            73            228,461             58          266
     Production services              308,010            27            163,790             42           88
                                    ---------           ---            -------            ---          ---
     TOTAL REVENUE                  1,144,523           100            392,251            100          192
                                    =========           ===            =======            ===          ===

NARROWCASTING AND OTHER. Narrowcasting revenues were approximately $837,000 for the three months ended May 31, 2006 (unaudited), an increase of approximately 267%, compared to the comparable period of 2005. This increase in Narrowcasting revenues resulted primarily from additional customers, paying recurring license fees, with a total of 42 such customers as of May 31, 2006. Narrowcasting revenues also include one-time implementation fees, which will continue to contribute to revenue as more customers are added. Following the payment of outstanding receivables, approximately $112,000 of one time Narrowcasting revenue from LTR Consultancy was recognized in the three months ended May 31, 2006.

PRODUCTION SERVICES. Production Services revenues were approximately $308,000 for the three months ended May 31, 2006 (unaudited), an increase of 89% over the comparable period of 2005. The increase is due to revenues from new customers added over the past year and sales of previously recorded programming. This business remains seasonal in nature and dependent on one-time assignments, such that revenues in the first quarter of the fiscal year, while encouraging, are not necessarily indicative of the likely revenues for the full year.

COSTS AND EXPENSES. Costs and expenses for the three months ended May 31, 2006 and the three months ended May 31, 2005 were as follows:

                                            THREE                      THREE
                                            MONTHS                     MONTHS
                                            ENDED      PERCENTAGE      ENDED
                                            MAY 31,     OF COSTS       MAY 31,    PERCENTAGE OF
                                             2006         AND           2005        COSTS AND     INCREASE/(DECREASE)
                                          (UNAUDITED)   EXPENSES     (UNAUDITED)    EXPENSES         IN EXPENSES
                                              $             %            $              %                 $
                                         -----------   ----------   -----------   -------------   ------------------
     TOTAL COSTS AND EXPENSES:
     Direct costs of revenue                345,297         15         343,570          21                1,727
     Sales and marketing                    347,497         15          72,110           5              275,387
     Software amortization                   32,237          1          32,282           2                  (45)
     General, administrative and other    1,158,797         49         757,332          47              401,465
     Stock compensation expense             463,431         20         389,328          24               74,103
     Amortization of intangibles             10,579          0          10,579           1                   --
                                          ---------        ---       ---------         ---              -------
     TOTAL                                2,357,838        100       1,605,201         100              752,637
                                          =========        ===       =========         ===              =======

COST OF REVENUE. Direct costs of revenue, including the cost of bandwidth, direct labor, sub-contracted labor, consulting fees and depreciation, were approximately $345,000 for the three months ended May 31, 2006 (unaudited), an increase of approximately $2,000 compared to approximately $343,000 for the three months ended May 31, 2005 (unaudited). This increase was due to higher bandwidth costs, commensurate with the additional channels in operation offset by lower direct costs for Production.

Direct costs of revenue as a percentage of total revenue were 30% for the three months ended May 31, 2006 (unaudited) and 88% for the comparable period of 2005. Higher margin Narrowcasting business accounted for 73% of total revenue in the three months ended May 31, 2006 (unaudited), compared to 58% in the three months ended May 31, 2005 (unaudited). In addition, sales of previously recorded programming, further increased the gross margin for Production Services in the three months ended May 31, 2006.

SALES AND MARKETING EXPENSES. Sales and marketing expenses, including employee compensation and related costs for personnel engaged in marketing, customer service and sales and sales support functions, as well as direct advertising, public relations and promotional expenditures, were approximately $347,000 for the three months ended May 31, 2006, compared to approximately $72,000 for the three months ended May 31, 2005.

During the three months ended May 31, 2006, we increased our marketing efforts substantially, attending five major tradeshows and engaging a public relations firm in the United States. As of May 31, 2006, there were 11 employees engaged in sales and marketing activities compared to 5 on May 31, 2005.

GENERAL, ADMINISTRATIVE AND OTHER EXPENSES. General, administrative and other expenses, including employee compensation and related costs for personnel engaged in administrative functions, legal and accounting fees, amortization and depreciation and other items, were approximately $1,159,000 for the three months ended May 31, 2006 (unaudited), an increase of approximately $401,000, or 53%, compared to approximately $757,000 for the three months ended May 31, 2005 (unaudited). The increase resulted primarily from an increase in the number of employees, as we continue to expand and scale-up our operations, including additional executive officers, together with increases in other items including insurance, investor relations services, travel and recruitment costs. As a percentage of total revenue, general administrative and other expenses decreased to 101% of total revenue for the three months ended May 31, 2006 (unaudited), compared to 193% for the comparable period of 2005. The breakdown of general, administrative and other expenses for the unaudited three months ended May 31, 2006 and May 31, 2005 is as follows:

                                                  THREE                         THREE
                                                  MONTHS                        MONTHS
                                                   ENDED     PERCENTAGE OF      ENDED        PERCENTAGE OF
                                                  MAY 31,      GENERAL AND      MAY 31,      GENERAL AND
                                                   2006      ADMINISTRATIVE      2005       ADMINISTRATIVE   INCREASE/(DECREASE)
                                                (UNAUDITED)     EXPENSES      (UNAUDITED)      EXPENSES          IN EXPENSES
                                                    $              %               $               %                  $
                                               -----------   --------------   -----------   --------------   -------------------
     TOTAL GENERAL, ADMINISTRATIVE AND OTHER
        EXPENSES:
     Wages and salaries                           499,136           43         244,946             32              254,190
     Legal, accounting and audit                  212,202           18         318,950             42             (106,748)
     Depreciation                                  15,922            2          19,691              3               (3,769)
     Other                                        431,537           37         173,745             23              257,792
     TOTAL                                      1,158,797          100         757,332            100              401,465

STOCK-BASED COMPENSATION EXPENSE. For the three months ended May 31, 2006 (unaudited), we recorded a non-cash charge of approximately $463,000, inclusive of a charge of approximately $292,000 relating to stock options granted to employees in the fiscal year ended February 28, 2006, the fair value of which must be expensed over their vesting periods following the implementation of SFAS No.123R. We also granted options to employees and directors and made payment in shares and warrants to third parties for services rendered. Stock-based compensation expense for the three months ended May 31, 2005 was approximately $389,000, primarily as a result of granting options to employees and directors and the payment in options to a third party for services rendered as recorded under the provisions of APB No. 25.

SOFTWARE DEVELOPMENT. Software development expenses consist primarily of compensation and related costs for personnel responsible for the development of new products and services, as well as significant improvements to existing products and services. We currently capitalize our development costs and amortize a portion of them each year. During the three months ended May 31, 2006 (unaudited), we capitalized approximately $34,000 of software development and amortized approximately $32,000. For the three months ended May 31, 2005 (unaudited), approximately $48,000 of software development was capitalized and approximately $32,000 was amortized.

INCOME TAXES. We have not generated any taxable income to date, and therefore have not had to pay any income tax or make any provision for income tax since our inception. The Company's net operating loss carryforward, at the expected tax rates for its operations, includes approximately $5,729,000 deductible against future taxable income generated in the United Kingdom, which will remain in place until utilized and approximately $3,051,000 deductible against future taxable income generated in the United States, which will remain available until utilized or begin to expire through February 28, 2025.


COMPARISON OF THE YEAR ENDED FEBRUARY 28, 2006 TO THE YEAR ENDED FEBRUARY 28,
2005

REVENUES. Revenues for our two operating segments for the year ended February 28, 2006 and the year ended February 28, 2005 were as follows:

                              YEAR ENDED       PERCENTAGE OF       YEAR ENDED       PERCENTAGE OF   AMOUNT OF
                          FEBRUARY 28, 2006   TOTAL REVENUES   FEBRUARY 28, 2005   TOTAL REVENUES    INCREASE
                                  $                 %                   $                %              $
                          -----------------   --------------   -----------------   --------------   ---------
Narrowcasting and other       1,499,633             55               517,061             38           982,572
Production services           1,206,629             45               858,552             62           348,077
                              ---------            ---             ---------            ---         ---------
TOTAL REVENUE                 2,706,262            100             1,375,613            100         1,330,649
                              =========            ===             =========            ===         =========

NARROWCASTING AND OTHER. Narrowcasting revenues were approximately $1,500,000 for the year ended February 28, 2006, an increase of approximately $983,000 or 190%, compared to approximately $517,000 for the year ended February 28, 2005. This increase in Narrowcasting revenues resulted primarily from additional customers paying recurring license fees, with a total of 24 such customers as of February 28, 2006. Narrowcasting revenues also includes one-time implementation fees, which will continue to form part of revenue as more customers are added. Approximately $160,000 of the Narrowcasting revenues for the year ended February 28, 2006 was received from ITV in the third quarter for the initial implementation of ITV local.

PRODUCTION SERVICES. Production services revenues were approximately $1,207,000 for the year ended February 28, 2006, an increase of approximately $348,000 or 41%, compared to approximately $859,000 for the year ended February 28, 2005. The increase in production services revenues resulted from the addition of new customers, of which T-Best Events contributed approximately $200,000 in the fourth quarter for coverage of the Monsoon Cup match racing event in Malaysia.

COSTS AND EXPENSES. Our costs and expenses for the year ended February 28, 2006 and the year ended February 28, 2005 were as follows:

                                     YEAR ENDED     PERCENTAGE     YEAR ENDED    PERCENTAGE OF      INCREASE/
                                    FEBRUARY 28,     OF COSTS     FEBRUARY 28,     COSTS AND     (DECREASE) IN
                                        2006       AND EXPENSES       2005          EXPENSES         EXPENSES
                                          $              %              $              %               $
                                    ------------   ------------   ------------   -------------   -------------
TOTAL COSTS AND EXPENSES/OTHER:
Direct costs of revenue                 925,911          13           697,925          12            227,986
Sales and marketing                     500,872           7           299,042           5            201,830
Software amortization                   129,850           2            96,758           2             33,092
General, administrative and other     4,048,556          58         3,311,966          55            736,590
Stock compensation expense            1,344,915          19           786,616          13            558,299
Goodwill impairment                          --          --           737,335          12           (737,335)
Amortization of intangibles              42,316           1            42,318           1                 (2)
                                      ---------         ---         ---------         ---          ---------
TOTAL                                 6,992,420         100         5,971,960         100          1,020,460
                                      =========         ===         =========         ===          =========

COST OF REVENUE. Direct costs of revenue, including the cost of bandwidth, sub-contracted labor and consulting fees, were approximately $926,000 for the year ended February 28, 2006, an increase of approximately $228,000 compared to approximately $698,000 for the year ended February 28, 2005. The increase in the cost of revenues resulted primarily from materials and freelance use and increased bandwidth charges.

Direct costs of revenue as a percentage of total revenue was 34% for the year ended February 28, 2006, compared to 51% for the year ended February 28, 2005. We anticipate that direct costs of revenue as a percentage of total revenues will continue to decline as revenues increase from higher margin Narrowcasting and as we benefit from our investment in infrastructure, headcount and other expenses necessary to support expected growth in our business.

SALES AND MARKETING EXPENSES. Sales and marketing expenses, including employee compensation and related costs for personnel engaged in marketing, customer service and sales and sales support functions, as well as direct advertising, public relations and promotional expenditures, were approximately $501,000 for the year ended February 28, 2006, an increase of approximately $202,000, or 68%, compared to approximately $299,000 for the year ended February 28, 2005. The increase in sales and marketing expenses resulted primarily from increasing the sales resources dedicated to Narrowcasting services, including in the United States from the third quarter of the current fiscal year. As a percentage of total revenue, sales and marketing expenses decreased to 19% of total revenue for the year ended February 28, 2006, compared to 22% for the year ended February 28, 2005. The decrease in sales and marketing expenses as a percentage of total revenue resulted from revenue growth. We expect to continue adding resources to support our sales and marketing efforts but anticipate that theses costs will continue to decline as a percentage of total revenues due to the anticipated growth in revenues.

GENERAL, ADMINISTRATIVE AND OTHER EXPENSES. General, administrative and other expenses, including employee compensation and related costs for personnel engaged in administrative functions, legal and accounting fees, amortization and depreciation and other items, were approximately $4,049,000 for the year ended February 28, 2006, an increase of approximately $737,000, or 22%, compared to approximately $3,312,000 for the year ended February 28, 2005. The increase in general, administrative and other expenses resulted primarily from increases in headcount and infrastructure expenses as we sought to expand and scale-up our operations, as well as costs associated with becoming a public company. As a percentage of total revenue, general, administrative and other expenses decreased to 150% of total revenue for the year ended February 28, 2006, compared to 241% for the year ended February 28, 2005. The decrease in general, administrative and other expenses as a percentage of total revenue resulted primarily from revenue growth and we expect these costs to continue to decline as a percentage of total revenue as revenue increases.

The breakdown of general, administrative and other expenses for the year ended February 28, 2006 and the year ended February 28, 2005 is as follows:

                                                                    PERCENTAGE OF                   PERCENTAGE OF
                                                     YEAR ENDED      GENERAL AND     YEAR ENDED      GENERAL AND
                                                    FEBRUARY 28,   ADMINISTRATIVE   FEBRUARY 28,   ADMINISTRATIVE
                                                        2006          EXPENSES          2005          EXPENSES
                                                         $               %                $               %
                                                    ------------   --------------   ------------   --------------
TOTAL GENERAL, ADMINISTRATIVE AND OTHER EXPENSES:
Wages and salaries                                    1,756,769           43          1,232,595           37
Legal, accounting and audit                             845,716           21            943,600           29
Depreciation                                            348,641            9            271,070            8
Other                                                 1,097,430           27            864,701           26
                                                      ---------          ---          ---------          ---
TOTAL                                                 4,048,556          100          3,311,966          100
                                                      =========          ===          =========          ===

STOCK-BASED COMPENSATION EXPENSE. For the year ended February 28, 2006, we recorded a non-cash charge of approximately $1,345,000 primarily as a result of granting new stock options to employees and directors and granting shares and warrants as payment for investor relations services. Stock-based compensation expense for the year ended February 28, 2005 was approximately $787,000.

GOODWILL IMPAIRMENT. Goodwill arising from the acquisition of Sportshows Television Ltd. was reviewed for impairment as of February 28, 2006. The February 28, 2006 study projected operating profits and cash flows which resulted in a fair value of the reporting unit consistent with the carrying value of Sportshows Television Ltd. and an impairment adjustment was not necessary. An impairment loss of approximately $737,000 was recognized in the year ended February 28, 2005.

SOFTWARE DEVELOPMENT. Software development expenses consist primarily of compensation and related costs for personnel responsible for the development of new products and services, as well as significant improvements to existing products and services. We currently capitalize our development costs and amortize a portion of them each year. During the year ended February 28, 2006, we capitalized approximately $102,000 on software development and amortized approximately $130,000. For the year ended February 28, 2005, approximately $118,000 of software development was capitalized and approximately $97,000 was amortized. The decrease in software development expenses resulted primarily in the completion of the initial phase of development and change of emphasis from technical development to commercialization of the product.

INCOME TAXES. We have not generated any taxable income to date, and therefore have not had to pay any income tax or make any provision for income tax since our inception. The Company's net operating loss carryforward, at the expected tax rates for its operations, includes approximately $5,629,000 deductible against future taxable income generated in the United Kingdom, which will remain in place until utilized and approximately $2,464,000 deductible against future taxable income generated in the United States, which will remain available until utilized or it expires February 28, 2025.

LIQUIDITY AND CAPITAL RESOURCES

We have financed our operations from inception through private equity financing. From inception through May 31, 2006, we sold an aggregate of 45,248,974 shares of our common stock for gross proceeds of approximately $14.8 million.

In addition, we have granted options and issued shares in lieu of cash in payment to third parties for services rendered and in connection with the acquisition of Sportshows Television, Ltd. To a lesser extent, we have also used capital leases to fund some of our equipment acquisitions. We have incurred significant losses since our inception and, at May 31, 2006 (unaudited), had an accumulated deficit of approximately $13.7 million.

As of May 31, 2006 we had cash of approximately $2.5 million, short-term investments in the form of a certificate of deposit of approximately $2.5 million, and available bank overdraft facilities of $55,000.

Our current ratio (current assets divided by current liabilities) relates to our ability to pay our short-term debts as they become due. At May 31, 2006 (unaudited), our current ratio was 3.9, compared to 4.5 at February 28, 2006. Our current ratio fluctuates primarily as we use cash to develop our business and raise additional funds from private equity financing from time to time.

Net cash used in operating activities amounted to approximately $920,000 for the unaudited three months ended May 31, 2006 and approximately $596,000 for the three months ended May 31, 2005. The increase in cash used in operations was due primarily to a significant increase in accounts receivable commensurate with the increase in revenues. Net cash used in operating activities amounted to $2,694,008 for the fiscal year ended February 28, 2006 and $2,118,652 for the fiscal year ended February 28, 2005. The increase in cash used in operations was due primarily to additional payroll costs as we increased our headcount.

Net cash provided by financing activities was approximately $1,466,000 for the three months ended May 31, 2006 (unaudited), resulting primarily from the receipt of subscriptions for shares outstanding at February 28, 2006 and approximately $672,000 for the three months ended May 31, 2005 (unaudited), resulting primarily from the issuance of capital stock to our investors to support our operations. Net cash provided by financing activities was $7,585,151 for the fiscal year ended February 28, 2006 and $2,008,156 for the fiscal year ended February 28, 2005. Net cash provided by financing activities resulted primarily from the issuance of capital stock to our investors to support our operations.

Net cash used in investing activities was approximately $317,000, for the three months ended May 31, 2006 (unaudited) and approximately $52,000 for the three months ended May 31, 2005 (unaudited). The increase was due mainly to capital investment in our network. Net cash used in investing activities was $2,726,525 for the fiscal year ended February 28, 2006 and $392,447 for the fiscal year ended February 28, 2005. The increase was mainly due to the purchase of short-term investments in the fiscal year ended February 28, 2006.

As of May 31, 2006 (unaudited), our principal capital commitments consisted of obligations outstanding under capital leases as shown in the table below:

                                                           MAY 31,
                                                            2006
                                                         (UNAUDITED)
                                                              $
                                                         -----------
     Amounts payable:
     Within 12 months                                      52,175
     Between one year and two years                        27,718
     Between two years and three years                     16,169
                                                           ------
     Total future commitment                               96,062
                                                           ------
     Less: finance charges allocated to future periods     (7,218)
                                                           ------
     PRESENT VALUE                                         88,844
                                                           ======

Our cash and cash equivalents as of May 31, 2006 (unaudited) were approximately $2.5 million and we had bank overdraft facilities of $55,000 as of that date. An overdraft facility is a line of credit arrangement, negotiated with a bank and usually reviewable on an annual basis, whereby the bank's customer is permitted to take its checking account into a debit balance on a pre-agreed interest basis up to an agreed amount. Amounts utilized under overdraft facilities are payable on demand. At May 31, 2006 and February 28, 2006, the overdraft facilities consisted of $18,000 and $70,000, respectively, with Barclays Bank PLC and $37,000 and

$34,000, respectively, with National Westminster Bank PLC (Natwest). Neither facility was utilized on May 31, 2006 or February 28, 2006. The interest rate on the Barclays facility is 5.25% above Barclays' variable base rate (which base rate was 4.5% per annum as of May 31, 2006). The interest rate on the Natwest facility is 4.5% above Natwest's variable base rate (which base rate was 4.5% per annum as of May 31, 2006). The Barclays facility was reduced to $18,000 at March 20, 2006. The Natwest overdraft facility was renewed on May 31, 2006.

Based on our business plans and anticipated levels of operation and capital expenditure, we have projected our cash requirement through February 2007 to be approximately $2,500,000, which will be required to fund our growth and working capital needs. Of this amount, we anticipate that approximately $1,000,000 will be used for capital expenditures (primarily equipment purchases) necessary to enhance our infrastructure and approximately $1,500,000 to cover our ongoing need for working capital.

We intend to fund these requirements using cash on hand and cash flow from operations.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements that have had or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

                        CHANGES IN CERTIFYING ACCOUNTANTS

On December 9, 2005 we and Ernst & Young LLP mutually agreed to terminate our company-auditor relationship, and on December 14, 2005 we appointed Rothstein, Kass & Company, P.C. as our independent registered public accounting firm. The decision to terminate the relationship with Ernst & Young LLP and engage Rothstein, Kass & Company, P.C. was approved by our Board of Directors.

Ernst & Young LLP's report on our consolidated financial statements as of and for the fiscal year ended February 28, 2005 did not contain an adverse opinion or a disclaimer of opinion, and was not modified as to uncertainty, audit scope, or accounting principles, other than, in each case, to include an explanatory paragraph relating to our ability to continue as a going concern. However, on June 30, 2005, in connection with its audit of our consolidated financial statements for the fiscal year ended February 28, 2005, Ernst & Young LLP informed us of the following deficiencies in our internal controls over financial reporting that Ernst & Young LLP considered to be material weaknesses and significant deficiencies:

     o No control is in place to ensure that revenue is recognized only when there is evidence of a contract or arrangement and proof of service delivery.

     o No control is in place to ensure adequate accrual is made for all goods and services received in a period but not invoiced.

     o No control is in place to reconcile on a monthly basis all control accounts and to correct errors as they are detected.

     o No control is in place to ensure that time spent to support the capitalization of software development costs is recorded and that projects are segregated into major enhancements and improvements.

     o There are not adequate resources to ensure a timely and accurate financial statement closing, preparation and reporting process.

During the fiscal year ended February 28, 2005 and during the subsequent interim period from the end of the fiscal year ended February 28, 2005 until termination of the company-auditor relationship with Ernst & Young

LLP on December 9, 2005, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make a reference to the subject matter of the disagreements in connection with its report.

Through December 14, 2005 neither we nor anyone on our behalf consulted with Rothstein, Kass & Company, P.C. with respect to the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matter or reportable event as set forth in Item 304 of the SEC's Regulation S-B. However, prior to the engagement of Rothstein, Kass & Company, P.C. as our independent registered public accounting firm, Rothstein, Kass & Company, P.C. provided tax preparation and consultation services to us.

We provided Ernst & Young LLP with a copy of the foregoing disclosures and requested a letter, addressed to the Securities and Exchange Commission, stating Ernst & Young LLP's agreement with such statements. By letter dated December
20, 2005, Ernst & Young LLP stated that it agreed with the statements contained herein related to it.

                                CORPORATE HISTORY

Narrowstep Inc. was incorporated in Delaware on May 9, 2002. On June 11, 2002, Narrowstep, Inc. entered into an agreement with Iolo Jones to purchase from him all of the capital stock of Narrowstep Ltd., a privately held corporation, which was incorporated in England and Wales on April 9, 2002 by Mr. Jones. The assets of Narrowstep Ltd. at the time consisted of Mr. Jones' concept to establish targeted internet, video broadcast channels, and certain technology under development required for that business and the agreed purchase price for Mr. Jones' shares of Narrowstep Ltd. was $46,842. The transaction was completed on September 19, 2002, at which point Narrowstep Ltd. became our subsidiary and Narrowstep Inc. commenced business operations. Mr. Jones was paid $32,160 on March 25, 2003, and an additional $14,682 on June 17, 2003, fulfilling our obligations to him under our agreement. We operate our Narrowcasting business through this subsidiary.

On July 18, 2002, we formed a second wholly owned subsidiary, High Television Ltd., a corporation incorporated in England and Wales. This subsidiary was formed in order to protect certain intellectual property rights related to our internet channel High.TV and is otherwise non-operational.

On April 22, 2003 Rig.TV, a limited liability partnership, was formed in England and Wales as a joint venture in which our subsidiary, Narrowstep Ltd., and a customer, Ocean Resources Ltd., each owned a 50% interest. Narrowstep Ltd. received the sum of $12,600 from Ocean Resources Ltd. as compensation for producing a channel demonstration player. No other transactions have occurred in relation to this entity and it is not currently operational.

On November 26, 2003, Narrowstep Inc. acquired 80% of the capital stock of Sportshows Television Ltd. from Clifford Webb, now our Chief Operating Officer, in exchange for cash compensation of $76,698 and an aggregate of 3,122,800 shares of our common stock. In connection with that transaction, Mr. Webb executed a general release in favor of Sportshows Television Ltd. and agreed not to compete with us or to solicit our customers or employees for a period of time. In March, 2004, we acquired the remaining 20% of the stock of Sportshows Television Ltd. in exchange for cash compensation of $18,990 and an aggregate of 864,875 shares of our common stock. We operate our production services business through this subsidiary.

Prior to September 19, 2002, our operations consisted of raising capital. Since commencement of operations with the acquisition of Narrowstep Ltd., our activities, including through our subsidiaries, have consisted primarily of:

          o    developing our business plan;

          o developing our technology platform upon which our channel creation and related services are based;

          o establishing business relationships and arrangements necessary for our business;

          o    recruiting employees and other personnel;

          o    launching our first internet video channels; and

          o    raising private funds to support our operations.

                                  OUR BUSINESS

GENERAL

Narrowstep is a pioneer in the field of internet-based video content delivery. Our mission is to host a global marketplace in which we enable our customers to distribute channels of video-based content, and provide related services, over the internet. Our system, which we have termed the Television Operating System - telvOS, provides comprehensive delivery of video content and television-like programming to mobile, wireless, internet, broadband and broadcast services. Our system provides a platform to enable owners and users of video content to reach specific audiences by "Narrowcasting" - targeting delivery of specific content to interested groups. Narrowcasting provides new business opportunities for content providers to build commercial channels by creating a new model for delivering content. In addition to enabling delivery of content, the Narrowstep platform enables our clients to commercialize video-based content. This can be achieved through directed advertising, sponsorship, pay-per-view, subscription, the aggregated charging for use of a facility (microcharging) and/or e-commerce.

MARKET OVERVIEW

We believe the media industry is in the process of a fundamental transformation. The delivery of video content, which previously has been dominated by television, is facing many of the same changes that publishing faced in the 1980s - desktop video, lower production costs and easier distribution are changing the marketplace just as desktop publishing changed the publishing world forever.

Traditional distribution of video content on terrestrial bands, satellite and cable is now augmented by broadband distribution on the internet. This model may fragment further as wireless and mobile networks provide newer and more efficient distribution for video content through the delivery of television signals over internet protocol, or TV over IP. Our goal is to establish our platform as the de facto standard for building TV over IP channels and delivering video content over broadband, mobile and wireless networks.

We believe that the delivery of video content over the internet is an effective means of providing entertainment and information and has a multitude of applications. Internet-based distribution of video content creates possibilities for directed programming not usually feasible in traditional broadcasting. Narrowcasting describes a field that is evolving due to a number of factors which we believe are changing the traditional broadcast model:

     o NEW TECHNOLOGY. The internet and mobile communications are two media that have taken market share from traditional TV viewing in recent years. Increasingly, video content is being made available over these media.

     o PROLIFERATION OF CHANNELS. Content owners are able to access viewers through distribution on cable, satellite and digital services. The number of traditional channels has increased markedly over the last 20 years as these distribution media have been exploited. The internet offers a further distribution medium with launch costs significantly lower than for a new cable or satellite channel.

     o TARGETED MARKETING. We believe that marketers are looking beyond broadcasting's focus on broad, mass markets and that content providers and advertisers are increasingly seeking to differentiate and target specific markets.

Narrowstep was formed to provide content delivery solutions for targeted video programming through an internet-based delivery solution. Traditional delivery of video content is largely achieved through the transmission of content over mass market media such as terrestrial transmission, satellite and cable systems based on a "play once, view anywhere" model. Traditional broadcasting relies on diary entries made by small samplings of viewers in order to gauge viewing habits and trends. These entries are then compiled into viewing surveys by market research agencies such as Nielson and BARB in an effort to extrapolate audience measurement and viewing trends among various populations. These technologies and the commercial model which pays for the deployment of traditional television stations require the delivery of mass market audiences, since advertisers pay for audience delivery.

Using internet protocol technology and our content delivery solutions, it is possible to identify all individual viewers of content by location, using their internet addresses, and by subject interest, by recording the viewer's viewing habits. In addition, it is also possible to require a viewer to register and provide additional detail in order to access content. As a result, content providers can target delivery of video content to specific individuals or groups of individuals. Since the internet is available globally, unlike most traditional broadcasting mechanisms which are generally limited to geographical regions, targeted audiences can also be aggregated across the world providing a means of grouping a desired audience in sufficient numbers to make directed content economically viable. The deployment of a globally available channel on Narrowstep's telvOS platform can take less than a day and cost under $200,000 a year to operate, whereas the global deployment of a traditional channel such as CNN has involved many years' investment in complex distribution agreements at a considerably higher cost.

Narrowstep's primary marketplace is in the delivery of broadband TV over IP. Broadband is experiencing explosive growth. More than two-thirds of all active U.S. Web users now connect via broadband, according to February 2006 data from Nielsen/NetRatings. Some 68 percent of Web users were broadband surfers in February 2006, equal to 95.5 million people, up from only 33 percent of the online population three years ago. Climbing broadband usage translated into more time spent online, clocking in at 30.5 hours per month in February 2006, compared to 25.5 hours per user three years earlier.

We believe that the provision of broadband content will be a fast-growth market in media and technology. In addition, other network delivery systems such as wireless and mobile will also provide considerable market opportunities beyond the growth of broadband, providing longevity to our plans and business model. The increasing availability of bandwidth, combined with the significantly cheaper costs of internet transmission as compared with traditional satellite and cable televisions, as well as the potential to reach a greater number of viewers due to its global accessibility, are creating a market for internet-based video content which we believe is attractive to content providers, channel producers, and advertisers.

PRODUCTS AND SERVICES

We provide a range of products and services based on our core technology platform, telvOS. This is a comprehensive video and audio management and playout system. It facilitates making video and audio content available as a live stream, distributing images of live events over the network; as highlights, or video on demand; as searchable content from an archive; and as a 24 x 7 stream, like television. A video stream is not downloaded to the viewer's computer, rather it is made available as a continuously playing service, similar to traditional broadcast television.

From the telvOS platform, content can be made available to the internet, broadband services, cable and satellite, mobile networks, wireless systems, and to digital signage, point of sale and point of information displays. All elements can be controlled in real time from a web-based interface. The service can be commercialized using pay-per-view, subscription, microcharging, content syndication, advertising, sponsorship and e-commerce functions, and can be controlled and changed in real time. It also provides full real time monitoring and statistical feedback to the channel operator.

The following schematic shows the process flow from inputting and encoding content to ultimately delivering and commercializing a channel using Narrowstep's full range of products and services:

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
                                                                  --------------------------        --------------------------
     TelVOS                                                                ADSERVER                          PAYGATE
     OVERVIEW
                                                                    Adds advertising play-            Adds payment services
                                                                       in capability and               for pay-per-view and
                                                                      sponsorship support                  subscription
                                                                  --------------------------        --------------------------

-------------------  -----------------------  ---------------------   ------------------  -----------------------  -----------------
 VLIPSYNC ENCODER          MEDIASERVER            CHANNELSERVER          CHANNELSERVER         CHANNELSERVER         CHANNELSERVER
                                                   HIGHLIGHTS               ARCHIVE                SINGLE                MULTI

Encodes video into    Enables content to be    Adds the Narrowstep      Adds searchable     Adds 24 x 7 schedule    Enables multiple
digital format and    played out to websites   Player and video on     archive of video    and live event support    channels to be
 uploads to server     and statistics to be     demand capability           content                                    supported
                             viewed
-------------------  -----------------------  ---------------------   ------------------  -----------------------  -----------------

                                                     ---------------------------
                                                          NARROWSTEP PLAYER


                                                         Delivers the above
                                                       services to the client
                                                     ---------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                         VALUE PROPOSITION
------------------------------------------------------------------------------------------------------------------------------------


     o VLIPSYNC ENCODER. Our Vlipsync Encoder provides direct encoding capability for video content and attaches to a client's edit machine or network. Video files are simply 'dropped' by the client onto the Vlipsync Encoder and the files are compressed into all the selected formats, sizes and data rates required and then uploaded into the client's Mediaserver account. For clients without an encoder, Narrowstep provides a bureau service to compress tapes or files and load them onto Mediaserver.

     o MEDIASERVER. Mediaserver is a content management system for rich media. Content can be uploaded automatically or manually in any common computer audio, video or streaming format and then managed with full metadata support. Metadata provides detailed descriptions of the content and attaches details such as the length, category and copyright owner. A comprehensive search function allows content to be indexed and retrieved. A statistics function delivers real time intelligence on the number of users, data transferred and even the proportion of the data viewed or listened to. A detailed search engine supports the retrieval of content from the archive. This product is designed for organizations wishing to add video to existing websites without building a full channel.

     o CHANNELSERVER. Channelserver is a server based video and audio playout system. A customer can log into Channelserver from a web browser and create sequences - including advertising, station identifications and content trailers, along with the programming content. The content can be made available to viewers as a live, 'as it happens' service; as highlights (also called video on demand); via an archive and search function; and as scheduled programming streams in the Narrowstep Player. The system features control over what territories the content is made available in, provides full security and digital rights management control and can include advertising and sponsorship support, along with pay-per-view, subscription and microcharging options. Once prepared, the content can be made available to mobile, wireless, broadband and broadcast networks. This system enables customers to build and manage video channels over multiple media outlets.

     o ADSERVER. Adserver is an online system that enables the full commercialization of broadband video distribution by providing complete control and management of advertising content. Using Adserver, clients can upload, store and manage advertisements, infomercials and sponsored programs. Advertising campaigns can be constructed in real time by defining the required profile of the target audience and selecting how many views of the advertisement - called ad impressions - are desired by the advertiser. Advertisements are then automatically played out to any viewer matching this profile. Where there are more ads than advertising slots, the advertiser can bid for the slot, and the highest paying advertisement will be played out by default.

     o PAYGATE. Paygate is an interface between our telvOS platform and payment gateways, such as PayPal, Visa and Mastercard. Any item on the platform, such as an on-demand video or a channel can have a payment rule attached to it which requires the viewer to pay before they can view or access the content. Paygate securely holds personal details and enables viewers to log into the channel of their choice without having to re-register through the use of a username and a password. The payment details are not stored and are forwarded to a payment service provider (PPS) for processing. Narrowstep receives monthly payments from the PPS based on the charges paid by viewers.

     o STATSERVER. Statserver provides detailed statistics on all elements of the system's performance, from the number of unique viewers to the length of time the channel was watched and the number of advertisements delivered.

     o UPLOADSERVER. Uploadserver was introduced as part of the ITV Local service and provides the capability for viewers to download a small application and to prepare and upload their own content and advertisements to a channel, where they can be viewed by the channel operator before being accepted or discarded.


     o NBED. nBed allows a customer to embed a Narrowstep Player into an existing website or application, thus extending the reach of the channel. It is particularly suitable for syndicating channels onto third party websites.


telvOS also includes the Narrowstep Player. The Narrowstep Player provides the graphic user interface for viewers to access and control content from telvOS and is not marketed as a separate product. During a viewer's initial connection, the Narrowstep Player automatically runs a bandwidth check to detect the viewer's connection, device and platform and then provides the content in a format and size, and at a data rate most appropriate for the viewer. The Narrowstep Player then provides the viewer with controls over the video content being displayed, including the ability to select between live content, scheduled content, on demand content and content in the video or audio archive. Where a pay-per-view or subscription model is deployed the Narrowstep Player enables the viewer to pay for the content. Additional features include the ability to switch between full screen and reduced screen mode. Channelserver can be used to configure the Narrowstep Play r and alter its look and feel by changing the coloring, layout and graphics.

We estimate that we have spent approximately $1,067,000 on software development activities from our inception in May, 2002 through May 31, 2006. This amount has been split among our products approximately as follows: Vlipsync Encoder - 4% ($45,000), Mediaserver - 10% ($104,000), Channelserver - 25% ($265,000),
Adserver - 7% ($80,000), Paygate - 9% ($92,000), Narrowstep Player- 29% ($307,000) and Uploadserver 16% ($174,000).

We also provide a full range of services complementary to our technology platform, including:

     o CHANNEL AND PLAYER SET UP. We use our core technology to establish internet channels and customized players for clients according to their specifications which then operate under a license arrangement.

     o PRODUCTION SERVICES. We provide a full range of production services for our clients, including production planning, production management, location and studio filming, editing, graphics, design, encoding and channel management.

     o CONSULTING SERVICES. We provide a variety of additional consulting and management services. These vary depending upon client needs and include such things as advice on digital media, technology, development of broadband and 3G strategy, content acquisition, providing advertising for content (through arrangements with advertisers), contract negotiation, content rights management, and channel distribution and publicity management.

As of May 31, 2006, Narrowstep had deployed over 75 internet channels.

NARROWSTEP'S NETWORK

Our platform is generally deployed under an application service provider model. Clients and partners are provided with logins and we control the applications and the platform they run on. The Narrowstep platform and all Narrowstep products are operated on our servers; under certain circumstances, we will install a copy of the server within a client's network. This is most likely to happen with internet service providers and telecom partners.

Our technology has been designed and engineered to be scalable and replicable. When a client uploads a file to any Narrowstep server, this file is replicated to every server on the network, unless otherwise configured. Our network is currently capable of handling approximately 10,000 simultaneous users, or approximately 500,000 daily viewers. We intend to continue to upgrade our network to be able to handle an increased amount of simultaneous viewers and potential daily viewers.

We operate our core technology platform on top of our network, which is hosted by some of the world's leading internet service providers. We have points of presence with each of Teleglobe and Interoute in London and Interoute in New York. More recently, we added a network within the network of Telewest Communications, one of only two cable operators in the United Kingdom, to deliver services to their cable modem IP service, blueyonder.

Redundancy is built into our system with the use of multiple locations, servers and clustered databases. We plan to continue the development of our network, establishing further points of presence in diverse geographical locations in order to provide an ever improving service for our clients. We are currently in discussions with several hosting and bandwidth providers to continue to develop the Narrowstep Network, but have not entered into agreements with any providers other than Teleglobe and Interoute.

SALES AND MARKETING

To date, we have sold and marketed our services largely through direct approaches to potential clients and through our website. More recently many sales leads have been generated by word of mouth and by attending trade shows for groups such as the National Association of Broadcasters, the National Cable Television Association, MIPTV, IPTV and Ideliver.

As of May 31, 2006, we had ten full-time sales professionals and four additional employees who also participate in our sales and marketing efforts. We are organized in the following sales divisions:

          o Channel Sales - the licensing of our products to corporations, governments and other organizations:

                    o    North American Sales

                    o    Europe, Middle East and Africa Sales

                    o    Business Development

          o Production Services - the sale of related services such as production, filming, editing, encoding and channel management, from a UK base.

We have also established partnering arrangements with third parties under which we have agreed to pay our partners a portion of the revenues they generate in reselling our products. Under these arrangements partners are entitled to receive commissions of between 10% and 30% for work resulting from introductions and are expected to continue to provide related supporting services. As of May 31, 2006, four of these arrangements had resulted in revenue for us. We believe these arrangements will enable us to enter specialized and more diverse geographical markets than we might otherwise be able to penetrate using solely our own sales efforts. We intend to continue to update our support arrangements, training and promotional materials to provide additional support for our partners.

In addition, advertising sales for our in-house channel, High.TV, are handled by Ad2One, an ad sales house based in London. Pursuant to our agreement with Ad2One, they collect our net advertising revenues (after agency commissions) and pay us 65% of these revenues. In addition, we pay Ad2One for their advertising activities in connection with this service. We hold monthly meetings with Ad2One to review and agree on billings for the advertising delivered.

We plan to continue expanding our sales and marketing activities, including hiring additional employees for our sales and marketing efforts and developing marketing programs, including targeted client sector and solution-specific advertising campaigns, trade show participation and speaking engagements. We plan to concentrate primarily on the following marketing techniques in the coming year:

     o    Direct sales - by our in-house sales team;

     o    Channel sales - building a network of resellers for our products;

     o Public relations - attracting increased media coverage for our business;

     o Trade shows - exhibiting at key trade shows in Europe and the United States; and

     o Marketing materials - updating our literature, website and general marketing materials to more effectively promote our business, products and services.

CLIENTS

Our clients typically fit into one of our targeted marketing sectors and include ITV, the UK's largest commercial broadcast network; Telewest, a large UK cable operator; and the BBC.

On October 20, 2005, we entered into a License and Services Agreement with ITV plc to power ITV's new trial service, ITV Local, which is to provide local television through broadband. The term of the agreement was from October 17, 2005 until January 16, 2006, on which date the agreement was renewed for a further three-month period. The agreement was renewed for another five-month period on April 13, 2006. ITV accounted for approximately 14% of our revenues for the year ended February 28, 2006

Early in the fiscal year ended February 28, 2006 we renewed a contract with The Swedish Match Tour to produce programs. The Swedish Match Tour, or its successor, accounted for 13% of our revenues for the year ended February 28, 2006 and 18% of our revenues for the year ended February 28, 2005. However, this customer accounted for less than 5% of our revenues during the three-month period ended May 31, 2006 and we do not expect that this customer will be material to our results for the fiscal year ended February 28, 2007.

We had a contract to cover the Professional Windsurfers Association World Tour, which expired on December 31, 2005. The Professional Windsurfers Association World Tour accounted for less than 5% of our revenues for the three months ended May 31, 2006 and approximately 6.3% of our revenues for the year ended February 28, 2006 and 10% of our revenues for the year ended February 28, 2005. However, this customer accounted for less than 5% of our revenues during the three-month period ended May 31, 2006 and we do not expect that this customer will be material to our results for the fiscal year ended February 28, 2007.

HIGH.TV

As part of Narrowstep's initial development of our internet-based video content delivery system, we have deployed and currently operate our own internet channel. This channel is tailored for, and targeted to, 20 to 40 year old devotees of outdoor, adventure and extreme sports including climbing, windsurfing, skiing, paragliding, and mountain biking, among others. We targeted this group for our initial foray into Narrowcasting because we believe that they generally have a relatively high disposable income, making the group attractive to certain advertisers and sponsors. The channel is available 24 hours a day in scheduled form; whenever a viewer visits this station, an event will be showing together with a schedule of future events.

Since its deployment, the channel has attracted major international advertisers including Sony Ericsson and Quiksilver. Most of our present content for High.TV is supplied to us free-of-charge by various parties seeking greater exposure for their events, products or services and we expect this trend to continue since it provides publicity for the companies supplying the content. In addition, we also provide certain content ourselves, including, for example, coverage of the PWA World Tour for windsurfing, coverage of the Zapcats power boating series and content produced from events such as the UCI World Cup Mountain Bike Championships and the ICC World Climbing Championships.

The cost of producing our own content varies depending on the nature of the content produced. Some content we provide is produced as a part of existing contracts, such as our agreement with the PWA World Tour for windsurfing, and as a result there is little or no supplemental cost to us. Other content may be produced on location at a cost ranging from $800 to $5,000 per day. For example, covering a round of the UCI World Cup Mountain Bike Championships in Europe and then editing a fifteen minute program costs approximately $3,000 in external and internal costs. We encode all of the video content to enable it to be viewed via the internet and use our own technology to maintain the channel. High.TV is distributed by several mechanisms including from the Narrowstep website, by going to High.TV directly, via various internet service provider portals, and by visiting various other specialist sports portal sites which feature a link to High.TV.

COMPETITION

We are not aware of any other company that offers a complete platform that competes with us across our entire line of products and services. We believe, however, that companies as diverse as major telecommunications carriers, software providers, television networks and media groups are considering entry into this marketplace. The emphasis to date by most such companies has been to provide a part of this solution, and we do have substantial competition in each of the areas covered by our comprehensive system:

     o SOLUTION COMPETITORS. RealNetworks and Microsoft's Windows Media are two major competitors offering core encoding and delivery services, and First Networks also offers competition in this area. In addition, there are a large number of companies that provide digital rights management solutions, such as SyncCast and Sealed Media.

     o SERVICE COMPETITORS. Existing video content delivery providers, such as Vitalstream, The Feed Room, thePlatform, Servecast, Virtue, SportEV, Brightcove and Roo Media are another major source of competition. These companies offer functionality to the end user similar to our encoding services and Mediaserver and Narrowstep Player applications.

     o CHANNEL COMPETITORS. Existing service providers such as Yahoo and AOL have broadband services with large audiences and could use these to distribute competing internet channels, though to date they have done little in the way of utilizing commercials to subsidize their services. Large scale content owners such as Disney and Viacom might also compete with Narrowstep by developing their own rival technologies for internet-based distribution of that content. In addition, smaller channel operators such as the Extreme Group, who operate existing broadcast channels in direct competition with Narrowstep's High.TV channel may also provide competition and reduce viewers and market share.

     o CONTENT DELIVERY NETWORKS. Companies such as Global Crossing and Akamai, and smaller organizations such as Vitalstream provide the infrastructure to deliver video over the internet.

Our overall strategy in competing with other solutions and channel providers is to provide the platform to such competitors wherever possible and to have a client rather than a competitor relationship with them. Our goal is to try and build our services around these companies' core technologies, so that they complement, rather than compete. Narrowstep's products are already closely aligned with Microsoft's Media Player and also provide support for RealNetworks products. Our strategy for competing with other service providers is to offer a more comprehensive platform, and to operate on a different business model than many of these competitors by focusing on facilitating the provision of internet-based video content delivery and participating in the revenue generation, rather than commercializing the channels and content ourselves. We also propose to work closely with content delivery networks to integrate our solutions on their platforms, thus turning them into suppliers of infrastructure and bandwidth.

We believe the comprehensive nature of our solution, as well as our business model which enables us to enhance the offerings of our competitors in various spaces helps lessen their impact on our potential market share. However, many of these companies have significantly longer operating histories, significantly greater financial, marketing and other resources, and significantly greater name recognition than Narrowstep. In addition, with reduced costs new entrants unknown to us might enter the market at any stage with a commercial advantage that would undermine our business model. There are relatively few barriers preventing companies from competing with us. We do not own any patented technology that precludes or inhibits others from entering our market. As a result, new entrants pose a threat to our business and we may face further competition in the future from companies who do not currently offer competitive services or products.

INTELLECTUAL PROPERTY RIGHTS

Our success is dependent in part upon our proprietary Vlipsync Encoder, Mediaserver, Channelserver, Adserver, Narrowstep Player and Paygate and our other intellectual property. To date, we have not filed for any patents or registered copyrights relating to any of our intellectual property rights. We are reviewing our product suite currently and intend to make appropriate filings to protect our intellectual property, should such protection be available.

We currently rely on a combination of trade secret, nondisclosure and other contractual agreements, as well as existing copyright and trademark laws to protect our intellectual property. We require all personnel and outside contractors to execute agreements to keep secret and confidential our proprietary technology and we have a policy of not providing third parties with any secret or proprietary information regarding our technology. Since our technology is centrally controlled by us, no third parties have access to the systems or source code. We cannot assure stockholders, however, that these arrangements will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

EMPLOYEES

As of May 31, 2006, Narrowstep had 38 employees and four independent contractors. Eleven of the employees were technical development professionals, eight were production services professionals and 19 were management and administrative personnel performing operations, sales, marketing, finance, accounting and administrative functions. To date, Narrowstep has been successful in recruiting and hiring individuals with the desired skills and experience. Current salaries for employees are below industry norms, however, and most staff are stockholders and/or incentivized through periodic option grants based upon their positions and contributions to the business.

None of Narrowstep's employees are represented by labor unions and Narrowstep has never experienced a work stoppage. We believe our employee relations are good.

PROPERTIES

We currently maintain offices in the United Kingdom and the United States. Our headquarters and principal administrative, finance, legal, and marketing operations are located at leased premises in west London. In addition, we rent office space in New York City and in Princeton, New Jersey. Below is a table setting forth certain information regarding our leased premises:

LEASED PREMISES        LOCATION       MONTHLY RENT          RENTAL TERM
---------------   -----------------   ------------   -------------------------
Headquarters          London UK          $17,000     Five-year renewable term,
                                                       expiring June 1, 2011
Office             New York, NY USA      $12,000      Twelve-month renewable
                                                      term, expiring September
                                                              30, 2007
Office            Princeton, NJ USA      $ 3,100       Twelve-month renewable
                                                     term, expiring August 31,
                                                                2007
                                         -------
   Total:                                $32,100
                                         =======

In the event that we are unable to continue to extend these leases on favorable terms, we do not believe that it will be difficult to find other suitable premises on reasonable terms. We can alter our space configuration in the U.S. on a reasonably flexible basis.

GOVERNMENT REGULATION

Few existing laws or regulations specifically apply to the internet, other than laws and regulations generally applicable to businesses. Certain U.S. export controls and import controls of other countries may apply to our products. Many laws and regulations, however, are pending and may be adopted in the United States, individual states and local jurisdictions and other countries with respect to the internet. These laws may relate to many areas that impact our business, including content issues (such as obscenity, indecency and defamation), copyright and other intellectual property rights, digital rights management, encryption, caching of content by server products, personal privacy, taxation, e-mail, sweepstakes, promotions, network and information security and the convergence of traditional communication services with internet communications, including the future availability of broadband transmission capability and wireless networks. These types of regulations are likely to differ between countries and other political and geographic divisions. It is likely that other countries and political organizations will impose or favor more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulation. In addition, state and local governments may impose regulations in addition to, inconsistent with, or stricter than federal regulations. The adoption of such laws or regulations, and uncertainties associated with their validity, interpretation, applicability and enforcement, may affect the available distribution channels for and costs associated with our services, and may affect the growth of the internet. Although Narrowstep is able to control the distribution of content on a territorial basis, such laws or regulations may harm our business. Our services may also become subject to investigation and regulation of foreign data protection and e-commerce authorities, including those in the European Union. Such activities could result in additional costs for us in order to comply with such regulation.

Many laws governing issues such as property ownership, copyright, patent and other intellectual property issues, digital rights management, taxation, gambling, security, illegal or obscene content, retransmission of media, and personal privacy and data protection apply to the internet. However, the vast majority of such laws were adopted before the advent of the internet and related technologies and their applicability to the internet continues to evolve.

In addition to potential legislation from local, state, federal and foreign governments, labor guild agreements and other laws and regulations that impose fees, royalties or unanticipated payments regarding the distribution of media over the internet may directly or indirectly affect our business. While we and our customers may be directly affected by such agreements, we are not a party to such agreements and have little ability to influence the degree such agreements favor or disfavor internet distribution or our business models. Changes to or the interpretation of these laws and the entry into such industry agreements could:

     o    limit the growth of the internet;

     o create uncertainty in the marketplace that could reduce demand for our services;

     o    increase our cost of doing business;

     o expose us to increased litigation risk, substantial defense costs and significant liabilities associated with content available on our websites or distributed or accessed through our services, with our provision of services, and with the features or performance of our websites;

     o    lead to increased development costs or otherwise harm our business; or

     o decrease the rate of growth of our user base and limit our ability to effectively communicate with and market to our user base.

The U.S. Digital Millennium Copyright Act (DMCA) includes statutory licenses for the performance of sound recordings and for the making of recordings to facilitate transmissions. Under these statutory licenses, we and third party channel owners may be required to pay licensing fees for digital sound recordings we deliver in original and archived programming and through retransmissions of radio broadcasts. The DMCA does not specify the rate and terms of the licenses, which are determined by arbitration proceedings, known as CARP proceedings, supervised by the U.S. Copyright Office. Past CARP proceedings have resulted in proposed rates for statutory webcasting that were significantly in excess of rates requested by webcasters. CARP proceedings relating to music subscription and non-subscription services offering music programming that qualify for various licenses under U.S. copyright law are pending. We cannot predict the outcome of these CARP proceedings and may elect instead to directly license music content for our subscription and/or non-subscription services, either alone or in concert with other affected companies. Such licenses may only apply to music performed in the United States, and the availability of corresponding licenses for international performances is unclear. Therefore, our ability to find rights holders and negotiate appropriate licenses is uncertain. We and third party channel owners may be affected by these rates, which may negatively impact our revenues. Depending on the rates and terms adopted for the statutory licenses, our business could be harmed both by increasing our own cost of doing business, as well as by increasing the cost of doing business for third party channel owners. We anticipate future CARPs relating to music subscription delivery services, which may also adversely affect the online distribution of music.

The Child Online Protection Act and the Child Online Privacy Protection Act impose civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the internet to persons under the age of 17, or collecting personal information from children under the age of 13. We do not knowingly distribute harmful materials to minors or collect personal information from children under the age of 13. The manner in which these Acts may be interpreted and enforced cannot be fully determined, and future legislation similar to these Acts could subject us to potential liability if we were deemed to be non-compliant with such rules and regulations, which in turn could harm our business.

There are a large number of legislative proposals before the United States Congress and various state legislatures regarding intellectual property, digital rights management, copy protection requirements, privacy, email marketing and security issues related to our business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could materially and adversely affect our business.

LEGAL PROCEEDINGS


On March 10, 2005, Narrowstep Ltd. sought collection of a debt of $62,325 from a former customer by serving a Statutory Demand for payment. On March 29, 2005 the former customer responded with a claim for damages arising out of alleged non-performance by Narrowstep Ltd. in the sum of $81,527. Narrowstep views this claim as a device to avoid payment of a debt that is due and believes this claim is completely without merit. The debt of $62,325 and the associated revenue is excluded from the Consolidated Statements of Operations for the year ended February 28, 2006 and Narrowstep wrote off the debt in the three months ended November 30, 2005. The customer has not initiated any legal proceeding in respect of its claim, and Narrowstep does not believe any provision should be made.


                              SELLING STOCKHOLDERS


Effective as of February 22, 2006, we sold an aggregate of 12,333,330 shares of our common stock at a purchase price of $0.60 per share to investors in a private placement transaction pursuant to Rule 506 of the Securities Act. The investors also received five-year warrants for an aggregate of 6,166,666 shares with an exercise price of $0.60 per share (subject to adjustment in certain circumstances) and five-year warrants for an aggregate of 6,166,666 shares with an exercise price of $1.20 per share (subject to adjustment in certain circumstances). In connection with this private placement, we also issued options for an aggregate of 650,000 shares with an exercise price of $1.50 per share (subject to adjustment in certain circumstances), five-year warrants for an aggregate of 16,666 shares with an exercise price of $0.60 per share (subject to adjustment in certain circumstances) and five-year warrants for an aggregate of 16,666 shares with an exercise price of $1.20 per share (subject to adjustment in certain circumstances) to certain placement agents. We are now registering for resale the shares of common stock sold in the private placement and the shares of common stock underlying the warrants and options issued in connection with the private placement. We will not receive any proceeds from the resale of these shares by the selling stockholders. We will however receive the proceeds from the cash exercise of warrants by the selling stockholders. None of the selling stockholders has held any position or office or had any material relationship with us or any of our predecessors or affiliates within three years of the date of this prospectus other than Granahan McCourt Capital, LLC, which serves as an advisor to us, and Dominick & Dominick LLC, vFinance Investments Inc. and Thomas Suppanz (an employee of vFinance Investments), each of which acted as a placement agent in connection with the private placement. In addition, vFinance Investments has provided certain other financial advisory and market-making services to us in exchange for an aggregate of 155,342 shares of our common stock issued to it and certain of its employees.

All of the warrants issued in connection with the private placement are exercisable for a period of five years from the date of issuance. Beginning one year after the date of issuance, if the warrant shares may not be freely sold to the public for any reason, the warrants are exercisable on a cashless basis. If certain changes occur to our capitalization, such as a stock split or stock dividend of the common stock, then the exercise price and number of shares issuable upon exercise of the warrants will be adjusted appropriately. In the event that we issue or are deemed to issue additional shares of our common stock in certain non-exempt transactions for a price less than the exercise price per share under the warrants, then the exercise price will be adjusted downward based on a broad-based weighted average anti-dilution formula provided in the warrants. Generally, if we have any capital reorganization, reclassification of our capital stock, consolidation or merger in which we are not the survivor, or sale, transfer or other disposition of all or substantially all of our assets to another corporation, then the warrant holder will have the right to receive in lieu of the warrant shares issuable upon exercise of their warrants, securities or assets as would have been issuable or payable with respect to or in exchange for a number of warrant shares equal to the number of warrant shares immediately exercisable before such transaction took place and appropriate adjustments to the terms of the warrant, including the exercise price, will be made. However, unless we and the warrant holder otherwise agree, if we have any capital reorganization, reclassification of our capital stock, consolidation or merger in which we are not the survivor, or sale, transfer or other disposition of all or substantially all of our assets to another corporation, in which the holders of our common stock receive consideration per share with a fair market value at least equal to 300% of the warrant exercise price, then the warrant will be deemed to have been automatically exercised pursuant to the warrant's cashless exercise provisions.

In connection with the private placement, we entered into a registration rights agreement with the investors to register the investors' shares described above. In accordance with the terms of the registration rights agreement, we must use our best efforts to have this prospectus declared effective as soon as practicable. If a prospectus covering the registrable securities in connection with the private placement is not declared effective by the SEC prior to July 31, 2006 then we must pay liquidated damages to each investor in an amount equal to 1.0% of the portion of purchase price paid by each investor for each 30-day period or pro rata for any portion thereof following the date by which this registration statement should have been effective. In no event, however, shall the we be required to pay liquidated damages in excess of 10% of the total purchase price in connection with this provision.

The table below sets forth information concerning the resale of these shares, and includes a list of the stockholders whose shares are being registered for resale, the number of shares we believe to be beneficially owned by each of the stockholders as of May 3, 2006, the number of shares being registered and the number of shares they will beneficially own if they sell all of the shares being registered, based upon 45,148,974 shares being outstanding.

The number of shares that may be actually sold by any selling stockholder will be determined by the selling stockholder. Because the selling stockholders may sell all, some or none of the shares of common stock which they hold, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering. The column showing number of shares owned after the offering assumes that the selling stockholders will sell all of the shares covered by this prospectus. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act. See "Plan of Distribution."

                                                               AMOUNT OF
                                                             SHARES TO BE    % OF SHARES TO
                       AMOUNT OF SHARES                      BENEFICIALLY   BE BENEFICIALLY
                         BENEFICIALLY                         OWNED AFTER     OWNED AFTER
 NAME OF BENEFICIAL     OWNED PRIOR TO    AMOUNT OF SHARE      SECONDARY       SECONDARY
        OWNER              OFFERING            OFFERED         OFFERING         OFFERING
--------------------   ----------------   ----------------   ------------   ---------------
Granahan McCourt
   Capital, LLC (1)      10,316,670(2)       10,000,000         316,670            *
MicroCapital Fund
   LP(3)                  2,250,000(4)        2,250,000              --           --
MicroCapital Fund
   Ltd (3)                1,083,332(5)        1,083,332              --           --
Sano Ventures XII
   LLC (6)                3,333,334(7)        3,333,334              --           --
Roger L. Werner, Jr.      1,330,000(8)        1,000,000         330,000            *
Roberto Ledeboer          5,000,000(9)        5,000,000              --           --
Sibex Capital Fund
   (10)                  1,333,332(11)        1,333,332              --           --

WBBS SA (12)               333,332(13)          333,332              --           --
Richard N. Molinsky        110,509(14)          100,000          10,509            *
Carolyn R. Wall            233,332(15)           33,332         200,000            *
Andreas F. Schneider       250,000(16)          200,000          50,000            *
Dominick & Dominick
   LLC (17)                650,000(18)          650,000              --           --
vFinance Investments
   Inc. (19)                16,666(20)           16,666              --           --
Thomas Suppanz              16,666(21)           16,666              --           --

----------
*    Less than 1% of the outstanding shares.

(1) David C. McCourt is responsible for the voting, selection, acquisition and disposition of the shares held by Granahan McCourt Capital, LLC, and thus may be deemed to be the beneficial owner of such shares. Mr. McCourt is a director of the Company.

(2) Includes (i) 5,000,000 shares held by Granahan McCourt Capital LLC, (ii) 5,000,000 shares issuable upon the exercise of warrants owned by Granahan McCourt Capital LLC which are exercisable within 60 days of July 31, 2006,
     (iii) 16,670 shares held by Granahan McCourt Advisors, LLC, and (iv) 300,000 shares issuable upon the exercise of options granted to David C. McCourt which are exercisable within 60 days of July 31, 2006.

(3) Ian P. Ellis and Chris A. Jarrous are responsible for the voting, selection, acquisition and disposition of the shares held by MicroCapital Fund LP and MicroCapital Fund Ltd., and thus may be deemed to be the beneficial owners of such shares.

(4) Includes 1,125,000 shares issuable upon the exercise of warrants owned by MicroCapital Fund LP which are exercisable within 60 days of July 31, 2006.

(5) Includes 541,666 shares issuable upon the exercise of warrants owned by MicroCapital Fund Ltd. which are exercisable within 60 days of July 31, 2006.

(6) Oded Aboodi and Stanley Mauss of Sano Ventures XII LLC are responsible for the voting, selection, acquisition and disposition of these securities on behalf of Sano Ventures XII LLC, and thus may be deemed to be the beneficial owners of such shares.

(7) Includes 1,666,668 shares issuable upon the exercise of warrants owned by Sano Ventures XII LLC which are exercisable within 60 days of July 31, 2006.

(8) Includes 830,000 issuable upon the exercise of options and warrants held by Mr. Werner which are exercisable within 60 days of July 31, 2006. Mr. Werner is a member of our board of directors.

(9) Includes 2,500,000 shares issuable upon the exercise of warrants owned by Mr. Lederboer which are exercisable within 60 days of July 31, 2006.

(10) Oleg S. Krasnoshchek and Viacheslav Chebotarevich of Sibex Capital Fund Inc. are responsible for the voting, selection, acquisition and disposition of these securities on behalf of Sibex Capital Fund Inc., and thus may be deemed to be the beneficial owners of such shares.

(11) Includes 666,666 shares issuable upon the exercise of warrants owned by Sibex Capital Fund Inc. which are exercisable within 60 days of July 31, 2006.

(12) Sylvain Perret, Dominique Curchod and Thierry Legeret of WBBS SA are responsible for the voting, selection, acquisition and disposition of these securities on behalf of WBBS SA, and thus may be deemed to be the beneficial owners of such shares.

(13) Includes 166,666 shares issuable upon the exercise of warrants owned by WBBS SA which are exercisable within 60 days of July 31, 2006.

(14) Includes 50,000 shares issuable upon the exercise of warrants owned by Mr. Molinsky which are exercisable within 60 days of July 31, 2006.

(15) Includes 216,666 shares issuable upon the exercise of options and warrants held by Ms. Wall which are exercisable within 60 days of July 31, 2006. Ms. Wall is our President, North America.

(16) Includes 100,000 shares issuable upon the exercise of warrants owned by Mr. Schneider which are exercisable within 60 days of July 31, 2006.

(17) Mike Campbell of Dominick & Dominick LLC is responsible for the voting, selection, acquisition and disposition of these securities on behalf of Dominick & Dominick LLC, and thus may be deemed to be the beneficial owner of such shares.

(18) Consists of 650,000 shares issuable upon the exercise of options owned by Dominick & Dominick LLC which are exercisable within 60 days of July 31, 2006.

(19) Mr. Leonard Sokolow is the Chief Executive Officer of vFinance Investments and is responsible for the voting, selection, acquisition and disposition of these securities on behalf of vFinance Investments, and thus may be deemed to be the beneficial owner of such shares.

(20) Consists of 16,666 shares issuable upon the exercise of warrants owned by vFinance Investments Inc. which are exercisable within 60 days of July 31, 2006.

(21) Consists of 16,666 shares issuable upon the exercise of warrants owned by Mr. Suppanz which are exercisable within 60 days of July 31, 2006.

Other than MicroCapital Fund LP, MicroCapital Fund Ltd., Dominick & Dominick LLC, vFinance Investments and Thomas Suppanz, none of the Selling Stockholders is a broker-dealer or affiliate of a broker-dealer. MicroCapital Fund LP, MicroCapital Fund Ltd., Dominick & Dominick LLC, vFinance Investments and Thomas Suppanz have indicated to us that they obtained the shares of our common stock and warrants for shares of our common stock they own in the ordinary course and that they have no agreement or understanding with respect to distributing those shares.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following table and subsequent discussion sets forth information about our directors and executive officers as of July 15, 2006. Peter Siddall, Chairman of the Board, devotes approximately two days per month to Narrowstep.

NAME                    AGE                        POSITIONS
---------------------   ---   --------------------------------------------------
Peter Siddall            59   Chairman of the Board of Directors
Stephen Beaumont         49   President and Chief Executive Officer and Director
Jill Thoerle             45   Interim Chief Financial Officer
Iolo Jones               42   Chief Strategy Officer and Director
Clifford Webb            47   Chief Operating Officer and Director
Jason Jack               41   Chief Technology Officer
Carolyn Wall             63   President, North America
Steven Crowther          48   Director
Dennis Edmonds           49   Director
David McCourt            49   Director
Shelly Palmer            48   Director
Roger Werner             56   Director
John Whyte               66   Director

PETER SIDDALL has been Chairman of the Board of Directors since June 1, 2002. He does not devote his full working time to Narrowstep. In addition to his service as our Chairman, he currently consults to venture capital companies on business management and development issues. Although he divides his time between our company and his other ventures, he is available to Narrowstep on an as-needed basis. Prior to his appointment as Chairman of the Board in June, 2002, Mr. Siddall was a consultant. Prior to that time, from 1990 to 1999, Mr. Siddall was a senior executive with the Gillette Company, holding positions including the Managing Director of the Parker Pen Co, and the President of Papermate, responsible for divisions with up to $500 million in revenues. Before joining Gillette he was a General Manager for advertising agency Young & Rubicam in Geneva (1987-90), handling pan-European accounts for DuPont, Hewlett Packard and Caterpillar, and national accounts for Peugeot, Orangina and Suchard. Mr. Siddall is the father-in-law of Iolo Jones, Founder and Chief Strategy Officer and a director of Narrowstep.

STEPHEN BEAUMONT, Chief Executive Officer, President and a director, joined Narrowstep in November 2005, was appointed Senior Vice President in February 2006 and most recently was appointed President and Chief Executive Officer on March 28, 2006. Mr. Beaumont is a Chartered Accountant. Prior to joining Narrowstep, Mr. Beaumont served as a consultant to Uniworth Textiles on an interim basis from April through August 2005. From 2002 to 2005, Mr. Beaumont served as Managing Director of ESL Healthcare Limited. From 2000 until 2001 Mr. Beaumont served as Vice President, Sales Operations of Sanford-Europe, a division of Newell Rubbermaid Inc., which acquired the Gillette Company Stationary Products Division. From 1997 until 2000 Mr. Beaumont was Managing Director of the Stationary Products Division of Gillette Company for Africa, the Middle East, Eastern Europe and India.

JILL THOERLE, Interim Chief Financial Officer, joined Narrowstep in June 2006. From December 2004 until June 2006, Ms. Thoerle was a member of REO Group, a consulting firm she co-founded. From March 2001 through December 2004, Ms. Thoerle acted as a consultant to Cerberus Capital Management, where she provided investment and turnaround services for portfolio companies in the media, technology and communications sector. From February 2000 until May 2001, Ms. Thoerle served as the President and CEO of OnTera Broadband, a telecommunication services company she founded. From September 1996 through February 2000, Ms. Thoerle served as Vice President, Corporate Strategy and New Business Development at AT&T/Teleport Communications Group. Ms. Thoerle is a director of Mediaport Entertainment, Inc., a digital media distribution company.

IOLO JONES, Chief Strategy Officer and a director, joined Narrowstep in May, 2002. Mr. Jones was Chief Executive Officer and President of Narrowstep until his resignation from those positions on March 28, 2006. Mr. Jones has a background in digital video technology. After graduating with degrees in Radio, Film & Television and Educational Broadcasting from the University of Kent at Canterbury, he worked in film special effects and from 1986 to 1987, he worked for London Weekend Television (LWT) as a technician. He joined Paragon Communications as an Account Manager between 1988 and 1989 and then worked from 1989 to 1990 at Ogilvy & Mather as a Senior Executive handling Corporate & Financial clients prior to forming his own company, Sutton Jones Multimedia in 1990. In 1997, Sutton Jones Multimedia was sold to Tempus plc (now WPP, one of the world's largest marketing companies). Afterwards, in 1997, Mr. Jones formed Interactive1, a company specializing in internet product development and integration, and established a subsidiary pioneering webcast company, Web Channels. Interactive1 developed intranet and extranet systems for clients including Shell, Nomura, Cisco, PricewaterhouseCoopers, Canon, Channel 4, Prudential and the U.S. Department of Energy from offices around the world. In January 2002, Mr. Jones resigned as CEO and CTO of Interactive1 to pursue the development of Narrowstep and sold all shares he held in that company. Mr. Jones is the son-in-law of Peter Siddall, Chairman of the Board.

CLIFFORD WEBB, Chief Operating Officer and a director, joined Narrowstep in November, 2003 and is responsible for the television production, broadcasting and sports internet output. He was the Managing Director of Sportshow Television Ltd. prior to its acquisition by Narrowstep in November, 2003, and is now in charge of Narrowstep's Sportshow Division and responsible for growing our sales and delivery to sporting bodies, sports clubs and third parties requiring sports content. Mr. Webb is also responsible for the overall management of our main channel, High.TV. He founded Sportshows Television Ltd. in 1994, at which time the company began organizing and promoting international specialist sports events, while also building TV programming. Mr. Webb was the main stockholder and Chairman of Sportshows Television Ltd. until its acquisition by Narrowstep.

JASON JACK, Chief Technology Officer, joined Narrowstep in May 2002 and is responsible for our technical operations, including our network, internal IT, and software development and operations. Mr. Jack, who is resident in California, designs and develops the majority of the software for our core products, working with other developers in the United Kingdom. From April, 2001 through May, 2002, Mr. Jack served as Executive

Director of Interactive1 North America, where he worked on several projects with clients such as Lawrence Berkeley National Laboratories, and Cisco. Between December 2000 and April 2001 he was on sabbatical. From 1996 through December, 2000 Mr. Jack served as European IT Manager, CIA Medianetwork, part of Tempus Group plc (now WPP), where he ran several international projects, including global network security, global intranet, and unified directory services. Prior to 1996, Mr. Jack spent ten years with Strategic Software Ltd., a leader in enterprise-class systems for ship brokers, where he developed the core messaging and database products across three generations of computing architecture. Mr. Jack joined Narrowstep in July, 2002 and became a full-time employee in October, 2002.

CAROLYN WALL, President, North America, joined Narrowstep in November 2005 and is responsible for sales, marketing and operations in North America. From 2001 until joining Narrowstep, Ms. Wall was an independent sales and marketing consultant, including a period from 2003 until 2005 when she was a founding partner of Branded Radio Networks, an entrepreneurial venture to build a music and messaging service for retail stores. From 1998 until 2001, Ms. Wall was Publisher of Newsweek magazine. From 1996 until joining Newsweek, Ms Wall was President of WBIS+, a partnership between Dow Jones and ITT which created New York's first new broadcast television station in 30 years. From 1994 until 1996, Ms. Wall served as President and CEO of Cowles Business Media and spent the previous 12 years in a number of senior positions in News Corporation. Ms Wall became Publisher of New York Magazine in 1983 and progressed to Executive Vice President, Murdoch Magazines, VP General Manager, WNYW Fox 5 Television and Executive VP Sales and Development and a Director of News America, the American holding company of News Corporation, until 1994.

STEVEN CROWTHER has been a director of Narrowstep since January 1, 2005. He served as the Senior Vice President, Chief Financial Officer, Secretary, Treasurer of Narrowstep from January 1, 2005 until June 29, 2006. Mr. Crowther graduated from Oxford University with a degree in Physics and is a Chartered Accountant. Prior to September 2004, he was employed for 14 years by Tibbett & Britten Group plc, a leading third party logistics provider, in a number of senior roles and served as Senior Vice President and Chief Financial Officer for North America from February 1998 to October 2000, as Senior Vice President of Operational Leadership from November 2000 to December 2004, and as Senior Vice President and Chief Financial Officer for the Americas from January 2004 until September 2004. From September 2004 until joining Narrowstep, Mr. Crowther was an independent financial consultant.

DENNIS EDMONDS has been a director of Narrowstep since March 1, 2004. Mr. Edmonds originally qualified as a lawyer in South Africa, where he set up the Johannesburg law firm of Edmonds Dykes & Co. and worked as a senior partner from June, 1987 to March, 1990. In April, 1990, he moved to the United Kingdom where he worked at Munro McHarry Inc., a major London law firm, until October, 1991. Mr. Edmonds then worked for the law firm of Alsop Wilkinson from June, 1993 to January, 1996 and thereafter at the law firm of Donne, Mileham & Haddock until September, 2000. During his career as a corporate lawyer Mr. Edmonds has advised a range of banks, venture capitalists, corporations and governments on a spectrum of commercial issues. From September, 2000 until February, 2001, Mr. Edmonds worked as a corporate financier for ICE Securities, Ltd., a venture capital firm based in London. In addition, from February 14, 2001 to March 29, 2004, Mr. Edmonds served as a full time director of IcePartners.net, a private equity investment company, where his role was in negotiating and structuring corporate transactions and running investment companies. Since leaving IcePartners.net, Mr. Edmonds served on the board of directors of Setstone PLC, a mining company formerly registered on AIM, from June, 2004 to September, 2004 and has served as Chief Operating Officer of Dragonfly PLC, an AIM listed investment company since May, 2005. Mr. Edmonds is also the sole director of Fielding Properties Limited, a private property company, and has been a consultant to Thomas Eggar, one of the leading law firms in the South East of England, since December, 2004.

DAVID MCCOURT has been a director of Narrowstep since June 27, 2006. Mr. McCourt is the Founder, Chief Executive Officer of Granahan McCourt Capital, LLC, a private investment firm focused in the telecommunications and media industries, a position he has held since January 2005. Mr. McCourt has over 25 years of experience in the telecommunications and media industries, founding or acquiring over ten companies in four countries in North America and Europe. Mr. McCourt served as the Chairman and Chief Executive Officer of RCN Corporation (a cable television operator) from October 1997 until December, 2004. In 2005, Mr. McCourt received an Emmy Award for his role as Executive Producer of the award-winning children's show "Reading Rainbow". Mr. McCourt serves on the National Advisory Board of JPMorgan Chase Bank, the North American Advisory Board of the Michael Smurfit Graduate School of Business at University College in Dublin, Ireland, the Board of Overseers of the Robert Wood Johnson Medical in New Jersey.

SHELLY PALMER has been a director of Narrowstep since November 24, 2004. For the past five years, Mr. Palmer has been the President and Chief Executive Officer of SLP Productions, Inc., a corporation that specializes in creative services and production. He has also been Managing Partner of Advanced Media Ventures Group LLC, a technology and marketing consulting practice, since July, 2005. Mr. Palmer is also 1st Vice President of the National Academy of Television Arts & Sciences, New York. He is a governor, a trustee and the chair of the Academy's Advanced Media Committee. Mr. Palmer has been an inventor and a pioneer in emerging media and technology since the late 70's. He is an award-winning composer, award-winning television producer and seasoned advertising veteran.

ROGER WERNER has been a director of Narrowstep since March 28, 2006. Mr. Werner is a graduate of Trinity College in Hartford, CT, and holds a Masters in Business Administration from the University of Virginia. Mr. Werner is Chairman of WATV Productions, LLC, a television production and marketing company. From September 1994 until their sale to Fox and Comcast in July 2001, Mr. Werner created and served as Chief Executive Officer of the Speedvision and Outdoor Life cable television networks. From October 1990 to August 1994, Mr. Werner was President and Chief Executive Officer of Daniels Programming Ventures, which developed and managed Daniels' investment in the Prime Sports regional cable network group. From 1988 to 1990, Mr. Werner was President and Chief Executive Officer of ESPN, serving as Executive Vice President and Chief Operating Officer from 1982 to 1988. During this period, ESPN became the world's largest and most profitable cable television network. Prior to joining ESPN, he worked for the international management firm, McKinsey & Company.

JOHN WHYTE has been a director of Narrowstep since June 27, 2006. Mr. Whyte has been the Managing Director of Whyte WorldWide Professional Corporate Executives and related entities (Whyte WorldWide PCE) (a management consulting firm), since July 1986. From January 1970 until July 1986 Mr. Whyte was a Partner with Stavisky, Shapiro & Whyte, a public accounting firm. Mr. Whyte has been a director of Commonwealth Telephone Enterprises, Incorporated since January, 1997.

BOARD OF DIRECTORS AND BOARD COMMITTEES

The Board of Directors is currently fixed at ten members. Narrowstep's amended and restated certificate of incorporation divides the Board of Directors into three classes. The members of each class of directors serve for staggered three-year terms. The Board of Directors is composed of (i) four Class I directorships (currently held by Messrs. Beaumont, Crowther, Palmer and Whyte), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2006 (because the Company did not hold its annual meeting of stockholders in 2005, the Class I directorships will be up for election in 2006 along with the Class II directorships), (ii) three Class II directorships (currently held by Messrs. Siddall, Edmonds and Werner), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2006, and (iii) three Class III directorships (currently held by Messrs.

Jones, McCourt and Webb), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2007.

Our executive officers are elected by and serve at the discretion of the Board of Directors. Mr. Iolo Jones, an officer and director, is the son-in-law of Peter Siddall, the Chairman of the Board.

We have a standing audit committee of the Board of Directors. The members of the audit committee are Messrs. Whyte, Siddall and Edmonds. The audit committee oversees the retention, performance and compensation of our independent auditors, and oversees and establishes procedures concerning systems of internal accounting and control.

We have a standing compensation committee of the Board of Directors. The members of the compensation committee consist of Messrs. Whyte, Werner and Edmonds. The compensation committee's duties are to review and evaluate the salaries and incentive compensation of our management and employees and administer our 2004 Stock Plan.

CODE OF ETHICS

We have adopted a code of ethics that is applicable to our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

DIRECTOR COMPENSATION

Directors are eligible to receive options to purchase shares of our common stock. There is no set formula for these grants and they may vary from director to director and from month to month. In addition, our non-employee directors are entitled to monthly compensation equal to a grant of options for 2,000 shares for each month of service, such options to be granted on a semi-annual basis and to have an exercise price equal to the fair market value of the common stock on the date of grant. Each director is also reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board of Directors.

INDEMNITY AGREEMENTS

Narrowstep has entered into an indemnity agreement with each of its directors and certain of its executive officers containing provisions that may require Narrowstep, among other things, to indemnify to the fullest extent permitted by law its executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE. The following table shows the aggregate remuneration paid by us for each of the three fiscal years ended February 28, 2006, February 28, 2005 and February 29, 2004 to our chief executive officer and our four other most highly compensated officers. We will use the term "named executive officers" to refer to these people later in this report. Salaries for certain named executive officers are paid in pounds. For purposes of this table, all salary amounts paid in pounds have been converted to US dollars based on the average exchange rate for such fiscal year.

                                     ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                              --------------------------------   --------------------------------------------
                              FISCAL YEAR
                                 ENDED                                                  SECURITY
                                FEBRUARY                         RESTRICTED STOCK      UNDERLYING       LTIP      ALL OTHER
NAME AND PRINCIPAL POSITION      28/29,      SALARY     BONUS       AWARDS ($)      OPTIONS/SAR (#)   PAYOUTS   COMPENSATION
---------------------------   -----------   --------   -------   ----------------   ---------------   -------   ------------
Iolo Jones *                      2006      $154,857   $    --         $--               942,664        $--        $    --
   Chief Strategy Officer         2005        75,600        --          --                    --         --             --
                                  2004        75,600        --          --                    --         --             --

Stephen Beaumont **               2006        52,657        --          --               900,000         --             --
   Chief Executive Officer        2005            --        --          --                    --         --             --
   and President                  2004            --        --          --                    --         --             --

Jason Jack                        2006       108,000    10,000          --             1,000,000         --             --
   Chief Technology Officer       2005       108,000        --          --                    --         --             --
                                  2004       108,000        --          --               777,252         --             --

Clifford Webb                     2006       138,739        --          --             1,000,000         --         12,250
   Chief Operating Officer        2005       135,000        --          --                    --         --         15,926
                                  2004       135,000        --          --               250,000         --             --

Steven Crowther ***               2006       153,833        --          --             1,100,000         --          5,838
   Senior Vice President,         2005        22,500        --          --                    --         --            667
   Chief Financial Officer,       2004            --        --          --                    --         --             --
   Secretary and Treasurer

Jill Thoerle ****                 2006            --        --          --                    --         --             --
   Interim Chief Financial        2005            --        --          --                    --         --             --
      Officer                     2004            --        --          --                    --         --             --

* Iolo Jones served as our Chief Executive Officer and President until March 28, 2006.

** Stephen Beaumont was appointed Senior Vice President in February 2006 and most recently was appointed Chief Executive Officer and President on March 28, 2006.

*** Steven Crowther began serving as our Chief Financial Officer on January 1, 2005. Under the terms of his employment agreement, on June 29, 2006, the Company notified Mr. Crowther that it was terminating Mr. Crowther's employment.

**** Jill Thoerle began serving as our Interim Chief Financial Officer on June
     29, 2006.

OPTION GRANTS IN LAST FISCAL YEAR.

                     NUMBER OF SECURITIES
                    UNDERLYING OPTIONS/SARS     PERCENTAGE OF TOTAL
                   GRANTED TO EMPLOYEES AND   OPTIONS/SARS GRANTED TO
     NAME                  ADVISORS            EMPLOYEES AND ADVISORS   EXERCISE PRICE ($/SH)   EXPIRATION DATE
----------------   ------------------------   -----------------------   ---------------------   ---------------
Iolo Jones                   942,664                    15%                      1.20                3/1/2015
Stephen Beaumont             200,000                    14%                      1.50              11/15/2015
                             250,000                                             1.00               2/28/2016
                             450,000                                             1.50               2/28/2016
Jason Jack                 1,000,000                    16%                      1.20               8/11/2015
Clifford Webb              1,000,000                    16%                      1.20               8/11/2015
Steven Crowther*             500,000                    17%                      1.20                3/1/2015
                             500,000                                             1.20               8/11/2015
                             100,000                                             0.90               1/17/2016

* Steven Crowther served as our Senior Vice President, Chief Financial Officer, Secretary and Treasurer until June 29, 2006.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES TABLE. The following table provides data regarding stock options exercised by the named executive officers during the fiscal year ended February 28, 2006 and the number of shares of Narrowstep common stock covered by both exercisable and non-exercisable stock options held by the named executive officers at February 28, 2006. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise prices of existing options and $1.20, the fair market value of Narrowstep's common stock on February 28, 2006.

                                                                 NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-
                                                                UNDERLYING UNEXERCISED                 THE-
                                                                     OPTIONS/SARS             MONEY OPTIONS / SARS AT
                                                                 AT FEBRUARY 28, 2006        FEBRUARY 28, 2006 ($)(1)
                    GRANT   SHARES ACQUIRED      VALUE       ---------------------------   ---------------------------
NAME                TYPE    ON EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------   ------   ---------------   ------------   -----------   -------------   -----------   -------------
Iolo Jones         Option         --               --           942,864            --         160,253             --
Stephen Beaumont   Option         --               --           450,000       450,000          92,500             --
Jason Jack         Option         --               --           949,527       827,725         860,947        218,438
Clifford Webb      Option         --               --         1,000,000       250,000         170,000        267,500
Steven Crowther    Option         --               --           650,000       450,000         125,500         91,500

(1) These amounts represent the difference between the exercise price of the stock options and the February 28, 2006 closing price of the Company's common stock on the OTC Bulletin Board of $1.37.

EMPLOYMENT AGREEMENTS

Salaries for certain named executive officers are stated in their respective employment or independent contractor agreements in pounds. For purposes of these summaries, all salary amounts stated in pounds have been converted to US dollars based on the exchange rate as of May 3, 2006 of $1.83 = (pound)1.00.

STEPHEN BEAUMONT. Stephen Beaumont, our Chief Executive Officer and President, is a party to an employment agreement with Narrowstep Ltd., our wholly owned subsidiary, dated October 27, 2005. His employment agreement generally continues until terminated by either party upon one month's notice (updated to six months) or until he is 65 years old. Under his employment agreement, Mr. Beaumont is entitled to receive a base salary of $220,000 per year. Mr. Beaumont's salary will be reviewed by our compensation committee on January 1, 2007 and annually thereafter and his ongoing salary will be dependent on our profitability and the efficiency of our financial operations. Pursuant to the agreement, Mr. Beaumont was granted Narrowstep stock options for 200,000 shares with an exercise price of $1.50 and an expiration date of November 15, 2015, 100,000 of which vested immediately on the date of grant and an additional 100,000 of which vested on February 1, 2006. His employment agreement provides for the grant of options for an additional 50,000 shares with an exercise price equal to the closing price of our common stock on the date of grant, to be granted upon Narrowstep achieving quarterly operating profitability and for options for an additional 100,000 shares with an exercise price equal to the closing price of our common stock on the date of grant, to be granted upon Narrowstep achieving audited annual profitability.

In addition, on February 28, 2006, Narrowstep granted options to purchase a total of 700,000 shares to Mr. Beaumont, 250,000 at an exercise price of $1.00 per share, which vested immediately, and 450,000 at an exercise price of $1.50 per share, 225,000 of which vested on June 30, 2006 and 225,000 of which vest on December 31, 2006.

If Mr. Beaumont's employment is terminated for cause as specified in the employment agreement, our obligation to pay any further compensation ends. Mr. Beaumont's employment agreement prohibits him from soliciting, in a manner that directly or indirectly competes with us, our employees, customers, or suppliers with whom he had personal dealings in the normal course of his employment for a period of six months after he stops working for us. Under his employment agreement, Mr. Beaumont is also bound to keep certain information confidential and to assign to us any intellectual property developed by him during the term of his employment.

IOLO JONES. Iolo Jones, our former Chief Executive Officer and President and current Founder and Chief Strategy Officer, is a party to an employment agreement with Narrowstep Ltd., our wholly-owned subsidiary, dated March 28, 2006. His employment agreement generally continues until terminated by either party upon one years' notice if received in the first year of the agreement and, thereafter upon six months' notice or until he is 65 years old. Under his employment agreement, Mr. Jones is entitled to receive a base salary of $183,000 per year, subject to yearly review on March 1 of every year beginning in 2007.

If Mr. Jones's employment is terminated by us without cause on less than six months' notice, Mr. Jones is entitled to receive his salary for that part of the period of notice which was not given. If Mr. Jones's employment is terminated for cause as specified in the employment agreement, our obligation to pay any further compensation ends. Mr. Jones's employment agreement prohibits him from soliciting, in a manner that directly or indirectly competes with us, our employees, customers, or suppliers with whom he had personal dealings in the normal course of his employment for a period of six months after he stops working for us. Under his employment agreement, Mr. Jones is also bound to keep certain information confidential and to assign to us any intellectual property developed by him during the term of his employment. Mr. Jones may be paid a bonus from time to time, at the discretion of our Board of Directors.

Pursuant to the terms of his prior employment agreement, Mr. Jones was granted options for 942,664 shares in March 2005 due to dilution occurring on or prior to December 31, 2004. On February 13, 2006, our Board of Directors unanimously confirmed that it is in the best interests of Narrowstep and its stockholders that no further options be issued to Mr. Jones pursuant to the terms of the "antidilution provisions" of his prior employment agreement which has now been terminated.

JASON JACK. Jason Jack, our Chief Technology Officer, is a party to an employment agreement with Narrowstep Ltd., our wholly-owned subsidiary, dated October 1, 2002, as amended. His employment agreement generally continues until terminated by either party upon three months' notice, by us upon one months' notice in the event of Mr. Jack's disability as specified in the agreement, or until he is 60 years old. With Mr. Jack's consent, Narrowstep Inc. has assumed this employment agreement and Jason Jack is currently an employee of Narrowstep Inc. Under the terms of this arrangement, Narrowstep Inc., Narrowstep Ltd. and Mr. Jack have agreed that Mr. Jack will be paid in US dollars and will receive a base salary of $175,000 per year, commencing July 2006. On January 1, 2004, Mr. Jack was granted Narrowstep stock options for 777,252 shares with an exercise price of $0.20 and an expiration date of December 31, 2008, 25% of which options vested immediately, 25% of which vested on July 1, 2004, 40% of which vested on July 1, 2005 and the remaining 10% of which vested on July 1, 2006. In addition, on August 11, 2005, Mr. Jack was granted additional options for an aggregate of 1,000,000 shares with an exercise price of $1.20 per share and an expiration date of August 11, 2015, 250,000 of which vested immediately, 250,000 of which vested on July 1, 2006, 250,000 of which vest on July 1, 2007 and 250,000 of which vest on July 1, 2008. On March 24, 2006, Mr. Jack was paid a non-contractual bonus of $10,000 for his services in 2005.

If Mr. Jack's employment is terminated by us without cause on less than three months' notice, Mr. Jack is entitled to receive his salary for that part of the period of notice which was not given. If Mr. Jack's employment is terminated for cause as specified in the employment agreement, our obligation to pay any further compensation ends. Mr. Jack's employment agreement prohibits him from soliciting, in a manner that directly or indirectly competes with us, our employees, customers, or suppliers with whom he had personal dealings in the normal course of his employment for a period of twelve months after he stops working for us.

Under his employment agreement, Mr. Jack is also bound to keep certain information confidential and to assign to us any intellectual property developed by him during the term of his employment.

STEVEN CROWTHER. Steven Crowther, who until June 29, 2006, served as our Senior Vice President, Chief Financial Officer, Secretary and Treasurer, is a party to an employment agreement with Narrowstep dated January 1, 2005. Under the terms of his employment agreement, Mr. Crowther's employment continues until he is 60 years old or until terminated by us for cause as specified in the agreement or by either party upon six months' notice. Subject to approval of Narrowstep's board of directors, the notice period for termination by either party after July 1, 2006 would have increased to 12 months. In addition, Mr. Crowther's employment may be terminated by us the event of his disability by giving the requisite notice for termination by either party or, upon his eligibility to participate in a Narrowstep provided long term disability plan, by us upon one months' notice. Under the terms of his employment agreement, on June 29, 2006, the Company notified Mr. Crowther that it was terminating Mr. Crowther's employment. Under his employment agreement, Mr. Crowther is entitled to receive a base salary at an annual rate of $135,000 per year from January 1 to June 30, 2005, $150,000 per year from July 1 to December 31, 2005, $175,000 per year from January 1 to June 30, 2006 and $190,000 per year from July 1 to December 31, 2006. Under the terms of his employment agreement, Mr. Crowther also was eligible to be paid a bonus equal to 1% of the audited annual net profits for Narrowstep and its subsidiaries, up to a maximum of $1,000,000 per fiscal year.

Pursuant to the agreement, Mr. Crowther was granted fully-vested options for 500,000 shares with an exercise price of $1.20 in March, 2005 and was entitled to be granted additional options for another 100,000 shares commencing on January 1, 2006 and on January 1 of every subsequent year of employment, each with an exercise price equal to the fair market value at the date of grant. 50% of these additional options vest on the date of grant and the remainder vest two years after grant. In addition, on August 11, 2005, Mr. Crowther was granted additional options for 500,000 shares with an exercise price of $1.20 per share and an expiration date of August 11, 2015, 100,000 of which vested immediately and the remaining 400,000 vested on July 1, 2006.

Under the terms of his agreement, Mr. Crowther was also entitled to a minimum contribution of $4,000 towards his selected pension plan for the 2005 calendar year and Narrowstep agreed to undertake a review of pension provisions for all senior officers, to implement a health insurance plan for senior officers as soon as is practical and in any event no later than October 1, 2005 and to undertake to implement directors and officers liability insurance. The Company did not implement such a health insurance plan and reimbursed Mr. Crowther for premiums for his continuing medical coverage under COBRA, in the amount of $5,838 in the year ended February 28, 2006.

Under the terms of his employment agreement, Mr. Crowther is entitled to receive his salary for the period of notice and is not be required to work for that period. In the event that he timely elects to continue medical coverage under COBRA and continues to make payments in the amount of his previous contributions,

Narrowstep will also pay the amount of the remaining cost of such coverage during the notice period unless health coverage is available to Mr. Crowther from a subsequent employer. Mr. Crowther's employment agreement generally prohibits him from soliciting, in a manner that directly or indirectly competes with us, any person or entity who was our employee, independent contractor, customer, client, agent or supplier during the period of 12 months prior to termination of his employment, and from providing any services similar to those which Narrowstep provided during the 12 months prior to termination of his employment for any such customer, client, agent or supplier, all for a period of 18 months after he stops working for us. Under his employment agreement, Mr. Crowther is also bound to keep certain information confidential and to assign to us any intellectual property developed by him during the term of his employment.

CLIFFORD WEBB. Clifford Webb, our Chief Operating Officer, is a party to an employment agreement with Narrowstep Ltd., our wholly-owned subsidiary, dated November 27, 2003, as amended. His employment agreement is for a period of 12 months and then generally continues thereafter until terminated by either party upon six months' notice, by us upon one month's notice (updated to six months) in the event of Mr. Webb's disability as specified in the agreement, or until he is 60 years old. Under his employment agreement, Mr. Webb is entitled to receive a base salary of $183,000 per year. Pursuant to the agreement, Mr. Webb was granted Narrowstep stock options for 250,000 shares, 50,000 of which vest upon Narrowstep achieving quarterly operating profitably, an additional 100,000 of which vest upon Narrowstep achieving audited annual profitability, and the remaining 100,000 of which vest upon Narrowstep achieving subsequent annual profits growth of at least 10%, each with an exercise price of $0.30. In addition, on August 11, 2005, Mr. Webb was granted additional options for 1,000,000 shares, with an exercise price of $1.20 per share and an expiration date of August 11, 2015, 500,000 of which vested immediately and 500,000 of which vested on January 1, 2006.

If Mr. Webb's employment is terminated by us without cause on less than six months' notice, Mr. Webb is entitled to receive his salary for that part of the period of notice which was not given. If Mr. Webb's employment is terminated for cause as specified in the employment agreement, our obligation to pay any further compensation ends. Mr. Webb's employment agreement prohibits him from soliciting, in a manner that directly or indirectly competes with us, our employees, customers, or suppliers with whom he had personal dealings in the normal course of his employment for a period of twelve months after he stops working for us. Under his employment agreement, Mr. Webb is also bound to keep certain information confidential and to assign to us any intellectual property developed by him during the term of his employment.

In addition, the Agreement of Purchase and Sale of Stock dated November 14, 2003 relating to our purchase of certain shares of Sportshows Television Ltd. from Mr. Webb, prohibited Mr. Webb from competing with Narrowstep until November 26, 2005. The purchase and sale agreement also prohibits Mr. Webb from soliciting our employees or customers until the later of November 26, 2005, or 18 months after they cease to be employees or customers, respectively.

Mr. Webb is also a participant in a non-contributory defined contribution pension plan available to certain employees of Sportshows Television Ltd.

CAROLYN WALL. Carolyn Wall, the President of Narrowstep North America, is a party to an employment agreement with Narrowstep Inc. dated October 3, 2005. Her employment agreement generally continues until terminated by either party upon one months' notice in the first six months of employment, and thereafter, by three months' notice. Under her employment agreement, Ms. Wall is entitled to a base salary of $125,000 per year. Ms. Wall's salary will be reviewed by our compensation committee on January 1, 2007 and annually thereafter and her ongoing salary will be dependent on our profitability and the efficiency of our financial operations. Pursuant to the agreement, Ms. Wall was granted Narrowstep stock options for 200,000 shares with an exercise price of $1.50 and an expiration date of November 15, 2016, 100,000 of which vested immediately on the date of grant and an additional 100,000 of which vested on January 1, 2006. In addition, Ms. Wall will be granted options for another 100,000 shares per each $1,000,000 of audited profit recognized from the United States for the period of December 1, 2005 to February 28, 2007, such options to be granted after the audit for the year ended February 28, 2007 has been finalized with an exercise price equal to the closing price of our common stock on the date of the grant.

If Ms. Wall's employment is terminated for cause as specified in the employment agreement, our obligation to pay any further compensation ends. Ms. Wall's employment agreement generally prohibits her from soliciting, in a manner that directly or indirectly competes with us, any person or entity who was our employee, independent contractor, customer, client, agent or supplier during the period of 12 months prior to termination of her employment, and from providing any services similar to those which Narrowstep provided during the 12 months prior to termination of her employment for any such customer, client, agent or supplier, all for a period of 12 months after she stops working for us. Under her employment agreement, Ms. Wall is also bound to keep certain information confidential and to assign to us any intellectual property developed by her during the term of her employment.

2004 STOCK PLAN

The Narrowstep, Inc. 2004 Stock Plan was adopted by vote of our Board of Directors on December 15, 2003 and became effective on January 1, 2004. The plan was amended by vote of the Board of Directors in July, 2004, and the plan, as amended, was approved by stockholders in July, 2004. The plan is designed to attract, retain and reward our employees, directors and consultants by allowing them to participate in Narrowstep's growth through the acquisition of shares of our common stock or other performance awards. Ten million shares are reserved for issuance under the plan. No more than 5,000,000 shares may be the subject of awards to any participant during any calendar year. The term of the plan is 10 years, and options granted under the plan can have a term of no more than 10 years.

Under the plan, participants may be awarded stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other stock based awards. Options awarded under the plan may be either incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. The plan is administered by our Board of Directors or by a committee appointed by the Board. The Board (or such committee) has authority to, among other things, determine when awards will be granted, the award recipients, the size and type of each award, vesting and forfeiture terms and all other terms and conditions of awards. The Board may also amend, suspend or terminate the plan at any time, but without stockholder approval, no amendment may increase the number of shares available for issuance under the plan, materially change eligibility terms or extend the term of the plan.

                           RELATED PARTY TRANSACTIONS

In addition to Paul Robinson (an officer and a director until March 10, 2005) and Iolo Jones (an officer and a director), the following individuals are deemed to be promoters of Narrowstep under Securities and Exchange Commission regulations:

                                  Max Van Till
                                 Alberto Scorza
                              Allard de Stoppelaar
                                John Goedegebuure

Except as described herein, none of these promoters has received anything of value from us and we have not received anything of value from our promoters. Each of these persons receives a commission equal to 10% to 15% of the funds raised by them on Narrowstep's behalf. Commissions paid to these promoters through May 31, 2006 are as follows:

     o Max Van Till - $6,000 commission paid in fiscal year ended February 29, 2004; $16,800 commission paid in fiscal year ended February 28, 2005; $0 commission paid in fiscal year ended February 28, 2006; and $0 commission paid in the period ended May 31, 2006.

     o    Alberto Scorza - no commission paid

     o Allard de Stoppelaar - $133,905 commission paid in fiscal year ended February 29, 2004; $185,240 commission paid in fiscal year ended February 28, 2005, $328,124 commission paid in fiscal year ended February 28, 2006. Options for 1,625,000 were also granted to Mr. de Stoppelaar for the year February 29, 2004 as commission for funds raised. Warrants for 275,000 shares were granted to Mr. de Stoppelaar on August 31, 2005 as commission for funds raised.

     o John Goedegebuure - $8,695 commission paid in fiscal year ended February 28, 2003; no commission paid in fiscal years ended February 29, 2004 and February 28, 2005, $150,000 commission paid in the fiscal year ended February 28, 2006 and $16,111 commission paid in the period ended May 31, 2006.

Paul Robinson, Sales Director until March 10, 2005 and a promoter of Narrowstep Inc., owns 20% of Strella Ltd, a film production company, and has served on its Board since May 2003. For the year ended February 28, 2005, Strella Ltd was billed $11,728 for services provided. These bills were not paid and hence, the associated revenue was not recognized. The amount receivable from Strella Ltd as at February 28, 2005 was $46,953. This amount was provided for in the allowance for doubtful accounts at February 28, 2005 and was written off as a bad debt in the year ended February 28, 2006.

Paul Robinson is also a founder of Mobestar Ltd, a cellular phone-based gaming service company, holds 10% of the shares of Mobestar Ltd and serves on its Board. Narrowstep Ltd. was engaged to develop an online software product for Mobestar Ltd, in the year ended February 29, 2004. The agreement with Mobestar Ltd was terminated after a dispute with its Chief Executive Officer. Mobestar Ltd filed a lawsuit against Narrowstep Ltd. for the return of $50,935 in payments and interest paid by Mobestar Ltd against delivery of the planned product asserting that Narrowstep Ltd. did not perform the requisite work. Narrowstep Ltd settled this lawsuit by agreeing to pay the amount claimed in installments ending on July 31, 2005 and has paid the liability in full.

Revenues from Mobestar Ltd were $113,384 in the year ended February 28, 2005. There have been no transactions with Mobestar Ltd since the end of the fiscal year ended February 28, 2005 and there are no accounts receivable from Mobestar Ltd.

Paul Robinson is also a founder, director and 10% shareholder in The Content Corporation. The Content Corporation produced and broadcasted niche TV channels over the internet using Narrowstep's services. In the years ended February 28, 2005 and February 28, 2006 The Content Corporation was billed $110,463 and $3,670 respectively for services provided. These bills were not paid and hence, the associated revenue was not recognized as income, but recorded as deferred revenue. The amount receivable from The Content Corporation as of February 28, 2005 was $99,397. This amount was provided for in the allowance for doubtful accounts as of February 28, 2005 and the total amount outstanding from The Content Corporation of $112,390 was written off as a bad debt in the year ended February 28, 2006. No transactions have been entered into with The Content Corporation since the end of the fiscal year ended February 28, 2006.

Narrowstep Ltd. has developed a channel for LTR Consultancy. John Goedegebuure, a founder and shareholder of Narrowstep Inc., is the Managing Director and shareholder of LTR Consultancy. In the year ended February 28, 2006 and year ended February 28, 2005, LTR Consultancy was billed $71,422 and $46,325, respectively for services provided. These bills were not paid and hence the associated revenue was not recognized. The amount receivable from LTR Consultancy as at February 28, 2006 was $112,655. This amount was provided for in the allowance for doubtful accounts. In the year ended February 28, 2006 LTR Consultancy earned re-seller commissions of $9,752. This commission was settled by a reduction in the amount receivable from LTR Consultancy as at February 28, 2006, in the amount of $9,752. The net amount receivable from LTR Consultancy as at February 28, 2006 was $112,655. This amount was provided for in the allowance for doubtful accounts.

In the three months ended May 31, 2006, LTR Consultancy paid Narrowstep Ltd in full and this was recognized as revenue in the three months ended May 31, 2006. Total revenue from LTR Consultancy in the period was $123,315 of which $3,931 was included in receivables as of May 31, 2006.

Pursuant to an Investor Relations Agreement with the Company, in the year ended February 28, 2006, John Goedegeburre earned fees for investor relations services of $59,395. Of these fees, $40,056 was unpaid as of February 28, 2006. This balance was paid in full on May 4, 2006. Pursuant to an Investor Relations Agreement with the Company, in the three months ended May 31, 2006 and the three months ended May 31, 2005, John Goedegeburre earned fees for investor relations services of $16,111 and $0, respectively. Of these fees, $5,616 was unpaid as of May 31, 2006.

Shelly Palmer, a director of the Company, is the owner of a consulting company, SLP Productions Inc. Pursuant to an unwritten agreement between the parties, in the fiscal year ended February 28, 2006, SLP Productions billed the Company $36,000 for consultancy services. In each of the three months ended May 31, 2006 and May 31, 2005, SLP Productions billed the Company $9,000 for consultancy services. Pursuant to an unwritten agreement between the parties, in each of the three months ended May 31, 2006 and May 31, 2005, SLP Productions billed the Company $9,000 for consultancy services. Consultancy fees and expenses of $20,500 were unpaid as of May 31, 2006.

On December 2, 2005, the Company entered into a consultancy agreement with Roger
L. Werner Jr. Pursuant to this agreement, Mr. Werner is entitled to 30,000 share options to be granted at market price on the date of grant, for consultancy services in the year ended February 28, 2006. Mr. Werner became a shareholder in the Company on February 22, 2006 and a director of the Company on March 28, 2006. Pursuant to this agreement, Mr. Werner was granted options to purchase 330,000 shares, of which 300,000 were granted and vested as of March 28, 2006 at an exercise price of $1.18 per share, and 30,000 of which were granted and vested on May 23, 2006 at an exercise price of $.75 per share.

On May 30, 2006, the Company entered into an advisory agreement with Granahan McCourt Advisors, LLC pursuant to which that company provides strategic and financial advisory services to the Company through David C. McCourt. Mr. McCourt, who became a director of the Company on June 27, 2006, is the beneficial owner of Granahan McCourt Advisors, LLC and Granahan McCourt Capital, LLC, a shareholder in the Company. Pursuant to this agreement, Granahan McCourt Advisors, LLC was granted 100,000 shares of common stock on May 30, 2006 which vest ratably over the year of the contract and Mr. McCourt will receive warrants to purchase 6,000 shares, with an exercise price equal to the market price on the date of grant. These warrants will be granted promptly following the filing of the Company's Quarterly Report on Form 10-QSB with the SEC for the second fiscal quarter.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth information about the beneficial ownership of our common stock for (i) each person believed by us to own beneficially more than five percent of our outstanding common stock, (ii) each director and named executive officer, and (iii) all directors and executive officers as a group. However, because our common stock is not registered under the Securities Exchange Act of 1934, as amended, holders of more than 5% of our shares are not required to file beneficial ownership reports with the Securities and Exchange Commission and, therefore, there may be other holders of more than 5% of our shares. In addition, because none of such holders are required to file such reports, we must rely on information voluntarily provided to us by them and have only limited ability to confirm the accuracy and completeness of the information provided to us. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named below have sole voting and investment power with respect to the shares of common stock shown as beneficially owned by them. The numbers in the table reflect shares held as of July 31, 2006 and are based upon 45,148,974 shares being outstanding. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable as of July 31, 2006, or will become exercisable within 60 days thereafter are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Except as specified below, the address of each of the persons listed in the table below is Battersea Studios, 80 Silverthorne Road, London SW8 3HE.


                                         NUMBER OF SHARES
                                           BENEFICIALLY          PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER          OWNED                 CLASS
-------------------------------------   ------------------       ----------

Iolo Jones                                       6,005,164 (1)      13.3

Clifford Webb                                    4,796,078 (2)      10.6


Allard de Stoppelaar                             3,025,000 (3)       6.7
En Belleevue 8
1163 Etoy
Switzerland

David C. McCourt (4)                            10,316,670 (5)      23.0
Granahan McCourt Capital LLC
PO Box AQ
Princeton, NJ 08542

Ian P. Ellis and Chris A. Jarrous (6)            3,333,333           7.4
MicroCapital Fund
201 Post St, Suite 1001
San Francisco, CA 94108

Oded Aboodi and Stanley Mauss (7)                3,333,334           7.4
Sano Ventures XII LLC
c/o Stanley Mauss
1700 Broadway, 17th Floor
New York, NY 10019

Roberto Lederboer                                5,000,000 (8)      11.1
Zwolsestraat 13 K
Den Haag
2587 TX
Netherlands

Jason Jack                                       1,566,620 (9)       3.5
20822 Farnsworth Lane
Huntington Beach, CA 92646

Peter Siddall                                      171,234 (10)        *

Steven Crowther                                  1,050,000 (11)      2.3
194 Clover Lane
Princeton, NJ 08540

Dennis Edmonds                                     133,957 (12)        *

Shelly Palmer                                      306,000 (13)        *
330 East 33rd St., 19M
New York, NY 10016

Stephen Beaumont                                   907,407 (14)      2.0

Roger Werner                                     1,330,000 (15)      2.9
10 Barnstable Lane
Greenwich, CT 08630

Carolyn Wall                                       233,332 (16)        *
440 9th Avenue, 17th Floor
New York, NY 10001

John Whyte                                         300,000 (17)        *
35 Crescent Street, Suite 67
Waltham, MA 02453

ALL DIRECTORS AND EXECUTIVE OFFICERS            27,111,666 (18)     47.5
   AS A GROUP (12 PERSONS)

*    Less than 1% of the outstanding shares.

(1) Includes 942,664 shares issuable upon the exercise of options owned by Mr. Jones which are exercisable within 60 days of July 31, 2006.

(2) Includes 1,000,000 shares issuable upon the exercise of options owned by Mr. Webb which are exercisable within 60 days of July 31, 2006.

(3) Includes (i) 275,000 shares issuable upon the exercise of warrants owned by Mr. de Stoppelaar which are exercisable within 60 days of July 31, 2006 and
     (ii) 1,625,000 shares issuable upon the exercise of options owned by Mr. de Stoppelaar which are exercisable within 60 days of July 31, 2006.

(4) Includes (i) 5,000,000 shares held by Granahan McCourt Capital LLC, (ii) 5,000,000 shares issuable upon the exercise of warrants owned by Granahan McCourt Capital LLC which are exercisable within 60 days of July 31, 2006,
     (iii) 16,670 shares held by Granahan McCourt Advisors, LLC, and (iv) 300,000 shares issuable upon the exercise of options granted to David C. McCourt which are exercisable within 60 days of July 31, 2006.. Mr. McCourt is responsible for the voting, selection, acquisition and disposition of the shares held by Granahan McCourt Capital, LLC, and thus may be deemed to be the beneficial owner of such shares. Mr. McCourt is a director of the Company.

(5) Includes 300,000 shares issuable upon the exercise of options owned by Mr. McCourt which are exercisable within 60 days of July 31, 2006.

(6) Consists of (i) 1,125,000 shares owned by MicroCapital Fund LP, (ii) 1,125,000 shares issuable upon the exercise of warrants owned by MicroCapital Fund LP which are exercisable within 60 days of July 31, 2006,
     (iii) 541,666 shares owned by MicroCapital Fund Ltd. and (iv) 541,666 shares issuable upon the exercise of warrants owned by MicroCapital Fund Ltd. which are exercisable within 60 days of July 31, 2006. Ian P. Ellis and Chris A. Jarrous are responsible for the voting, selection, acquisition and disposition of the shares held by MicroCapital Fund LP and MircoCapital Fund Ltd. and thus may be deemed to be the beneficial owners of such shares.

(7) Consists of (i) 1,666,668 shares owned by Sano Ventures XII LLC and (ii) 1,666,668 shares issuable upon the exercise of warrants owned by Sano Ventures XII LLC which are exercisable within 60 days of July 31, 2006. Obed Aboodi and Stanley Mauss are responsible for the voting, selection, acquisition and disposition of the shares held by Sano Ventures XII LLC and thus may be deemed to be the beneficial owners of such shares.

(8) Includes 2,500,000 shares issuable upon the exercise of warrants owned by Mr. Lederboer which are exercisable within 60 days of July 31, 2006.

(9) Includes 949,527 shares issuable upon the exercise of options held by Mr. Jack which are exercisable within 60 days of July 31, 2006.

(10) Consists of 171,234 shares issuable upon the exercise of options held by Mr. Siddall which are exercisable within 60 days of July 31, 2006.

(11) Consists of 1,050,000 shares issuable upon the exercise of options held by Mr. Crowther which are exercisable within 60 days of July 31, 2006.

(12) Consists of 133,957 shares issuable upon the exercise of options held by Mr. Edmonds which are exercisable within 60 days of July 31, 2006.

(13) Consists of 306,000 shares issuable upon the exercise of options held by Mr. Palmer which are exercisable within 60 days of July 31, 2006.

(14) Includes 900,000 shares issuable upon the exercise of options held by Mr. Beaumont which are exercisable within 60 days of July 31, 2006.

(15) Includes 830,000 shares issuable upon the exercise of options and warrants held by Mr. Werner which are exercisable within 60 days of July 31, 2006.

(16) Includes 216,666 shares issuable upon the exercise of options and warrants held by Ms. Wall which are exercisable within 60 days of July 31, 2006.

(17) Consists of 300,000 shares issuable upon the exercise of options held by Mr. Whyte which are exercisable within 60 days of July 31, 2006.

(18) Includes 12,100,048 shares issuable upon the exercise of options and warrants held by the directors and executive officers, or entities related to them, which are exercisable within 60 days of July 31, 2006.

                          DESCRIPTION OF CAPITAL STOCK

Narrowstep's authorized capital stock consists of 450,000,000 shares of common stock, par value $0.000001 per share, and 50,000,000 shares of preferred stock, par value $0.000001 per share. The following summary description of Narrowstep's capital stock is qualified by reference to Narrowstep's Amended and Restated Certificate of Incorporation (the "Charter") and Amended and Restated By-Laws (the "By-Laws") which are filed as exhibits to the registration statement of which this prospectus is a part. As of July 31, 2006, Narrowstep had 45,148,974 fully paid and non-assessable shares of common stock and no shares of preferred stock issued and outstanding. In addition, Narrowstep had outstanding options and warrants exercisable for 22,967,267 shares of common stock as of July 31, 2006.

COMMON STOCK

Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a majority of the votes of the shares present in person or by proxy at the meeting. The holders of common stock are entitled to receive ratably such lawful dividends as may be declared by the Board of Directors. However, such dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. We have not paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. In the event of a liquidation, dissolution or winding up of the affairs of Narrowstep, whether voluntarily or involuntarily, the holders of common stock will be entitled to receive pro rata all of the remaining assets of Narrowstep available for distribution to its stockholders. Any such pro rata distribution would be subject to the rights of the holders of any outstanding shares of preferred stock. The common stock has no preemptive, redemption, conversion or subscription rights. All of the outstanding shares of our common stock are, and the shares issuable upon exercise of outstanding options and warrants will be, when issued, fully paid and nonassessable. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Narrowstep may designate and issue in the future.

PREFERRED STOCK

The Board of Directors is authorized, subject to any limitations prescribed by Delaware law, without further stockholder approval, to issue from time to time up to an aggregate of 50,000,000 shares of preferred stock, in one or more series. The Board of Directors is also authorized, subject to the limitations prescribed by Delaware law, to establish the number of shares to be included in each series and to fix the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of any series, including the dividend rights, dividend rates, conversion rights, voting rights, redemption terms and prices, liquidation preferences and the number of shares constituting any series. The Board of Directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.

As of July 31, 2006, Narrowstep had no shares of preferred stock outstanding. Narrowstep has no current plans to issue any preferred stock. However, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding common stock of Narrowstep.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Charter provides that no director of Narrowstep shall be personally liable to Narrowstep or to its stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability to the extent that the elimination or limitation of such liability is not permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended.

The Charter further provides for the indemnification of Narrowstep's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. A principal effect of these provisions is to limit or eliminate in most situations the potential liability of Narrowstep's directors for monetary damages arising from breaches of their duty of care. These provisions may also shield directors from liability under federal and state securities laws.

Narrowstep has entered into an indemnity agreement with each of its directors and certain of its executive officers containing provisions that may require Narrowstep, among other things, to indemnify to the fullest extent permitted by law its executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Officers, directors or other persons controlling Narrowstep may be entitled under these indemnification provisions to indemnification for liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Narrowstep pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND NARROWSTEP'S AMENDED AND RESTATED BY-LAWS, AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AND DELAWARE LAW

Narrowstep's Charter, Narrowstep's By-Laws and Delaware General Corporation Law contain provisions that could discourage, delay or prevent a change in control of Narrowstep or an acquisition of Narrowstep at a price which many stockholders may find attractive. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of common stock.

CHARTER AND BY-LAWS

The Charter provides for the division of the Board of Directors into three classes as nearly as equal in size as possible with staggered three-year terms, although two classes are currently up for election at the same time as a result of our not holding an annual meeting in 2005. In addition, the Charter provides that directors may be removed without cause by the affirmative vote of the holders of 75% of the shares of capital stock of Narrowstep entitled to vote or with cause by the affirmative vote of the holders of a majority of the shares. The By-Laws provide that, except as otherwise provided by law or the Charter, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the Board may be filled only by:

          o a majority of the directors then in office, even though less than a quorum may then be in office, or

          o    the sole remaining director.

These provisions prevent a stockholder from enlarging the Board and filling the new directorships with this stockholder's own nominees without Board approval. These provisions of the By-Laws may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Narrowstep, or attempting to change the composition or policies of the Board, even though these attempts might be beneficial to Narrowstep or its stockholders.

The Charter provides that, unless otherwise prescribed by law, only the Chairman of the Board, a majority of the Board of Directors, or the President is able to call a special meeting of stockholders. The Charter and the By-Laws also provide that, unless otherwise prescribed by law, stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the Board, except at an annual meeting.

The By-Laws provide that any action required or permitted to be taken by the stockholders of Narrowstep at an annual meeting or special meeting of stockholders may only be taken if Narrowstep is given proper advance notice of the action (the "Notice Procedure"). The Notice Procedure affords the Board an opportunity to consider the qualifications of proposed director nominees or the merit of stockholder proposals, and, to the extent deemed appropriate by the Board, to inform stockholders about such matters. The Notice Procedure also provides a more orderly procedure for conducting annual meetings of stockholders. The By-Laws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action. However, the Notice Procedure may prevent a contest for the election of directors or the consideration of stockholder proposals. This could deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal if the proper advance notice procedures are not followed, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Narrowstep and its stockholders.

Narrowstep, without stockholder approval, can issue shares of common stock and preferred stock up to the number of shares authorized for issuance in its Charter. Narrowstep could use these additional shares for a variety of corporate purposes. These purposes include future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Narrowstep's ability to issue these shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of Narrowstep by means of a proxy contest, tender offer, merger or otherwise.

The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares issued and outstanding is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Charter requires the affirmative vote of the holders of at least 75% of the issued and outstanding shares of our capital stock to amend many Charter provisions, including provisions relating to any reduction in the number of authorized shares of our capital stock, our staggered board, and director and officer indemnification. The Charter and the By-Laws require the affirmative vote of the board or the holders of at least 75% of the issued and outstanding shares of capital stock of Narrowstep entitled to vote to amend or repeal any of the provisions of the By-Laws. The 75% stockholder vote would be in addition to any separate class vote that might be required pursuant to the General Corporation Law of Delaware or the terms of any series of preferred stock that might be outstanding at the time any amendments are submitted to stockholders.

DELAWARE LAW

Narrowstep is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder.

Section 203 does not apply if:

     o prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     o at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3%of the outstanding voting stock which is not owned by the interested stockholder.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

Section 203 defines "business combination" to include generally:

     o any merger or consolidation involving the corporation and the interested stockholder;

     o any sale, lease, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

     o subject to limited exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     o any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     o the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or an affiliate or associate of the corporation which was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the past three years, and any entity or person associated with, affiliated with or controlling or controlled by such entity or person.

TRANSFER AGENT

The Registrar and Transfer Company is the transfer agent for our common stock. The address for The Registrar and Transfer Company is 10 Commerce Drive, Cranford, New Jersey 07016-3752 and its phone number is (908) 497-2300.

                          TRADING MARKET FOR OUR SHARES

Our common stock has been quoted on the OTC Bulletin Board since August 4, 2005 under the ticker symbol "NRWS". On August 29, 2006, the last quoted per share bid price of our common stock on the OTC Bulletin

Board was $.65. The following table sets forth, for the periods indicated, the range of high and low bid prices for our common stock as reported by the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.


PERIOD                                                              HIGH    LOW
----------------------------------------------------------------   -----   -----

FISCAL YEAR ENDING FEBRUARY 28, 2006
   Third Quarter (the OTC Bulletin Board first began
      publishing quotations for our common stock on September
      13, 2005)                                                    $1.70    $.95
   Fourth Quarter                                                  $1.49    $.52

FISCAL YEAR ENDING FEBRUARY 28, 2007
   First Quarter                                                   $1.50    $.85
   Second Quarter (through August 29, 2006)                        $ .82    $.53

As of July 31, 2006, we had 45,148,974 shares outstanding. There can be no assurance that an active trading market for our shares will ever develop in the United States, or elsewhere. In the event that no active trading market for the shares develops, it will be extremely difficult for stockholders to dispose of the shares. In the event an active trading market develops, there can be no assurance that the market will be strong enough to absorb all of the shares which may be offered for sale by the stockholders.

There is a limited trading market for our shares on the OTC Bulletin Board. The trading price of our shares is highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales forecasts, or new products and services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in internet markets, changes in the market valuations of other business service providers providing similar services or products, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of shares and other events or factors, many of which are beyond our control. Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our shares to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our shares. In addition, because our common stock is quoted on the OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of many companies. These broad market factors may materially adversely affect the market price of the shares, regardless of our operating performance.

IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR SHARES. The SEC has adopted penny stock regulations which apply to securities traded over-the-counter. Our shares will be subject to these regulations. These regulations generally define a penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the broker-dealer that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, our common stock will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the common stock to be sold in the offering, reference is made to the registration statement, including the exhibits thereto and the financial statements and notes filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the contact or document filed as an exhibit or incorporated by reference, and each such statement is qualified in all respects by reference to such contract or other document.

Copies of the registration statement, the exhibits thereto and any documents incorporated by reference, may be inspected, without charge, at the public reference facility maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information regarding the public reference rooms. Copies of such material may also be obtained from the Public Reference Section of the SEC at the same address at prescribed rates. Such materials can also be inspected on the SEC's website at http://www.sec.gov.

We make available through our website (http://www.narrowstep.com), free of charge, our Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the Securities and Exchange Commission. The information available on or that can be accessed through our website is not incorporated by reference into and is not a part of this prospectus.

                              PLAN OF DISTRIBUTION

SALES BY SELLING STOCKHOLDERS.

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

     o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

     o    a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants or options by payment of cash, however, we will receive the exercise price of the warrants or options.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities

Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold pursuant to Rule 144(k) of the Securities Act.

                                  LEGAL MATTERS

The validity of the shares offered under this prospectus is being passed upon for us by Lowenstein Sandler PC, Roseland, New Jersey.

                                     EXPERTS

Rothstein, Kass & Company, P.C., our independent registered public accounting firm, have audited our consolidated financial statements as of and for the year ended February 28, 2006 as set forth in their report. We have included these consolidated financial statements in the prospectus in reliance on the report of Rothstein, Kass & Company, P.C. given on their authority as experts in accounting and auditing.

Ernst & Young LLP, our former independent registered public accounting firm, have audited our consolidated financial statements for the year ended February 28, 2005 as set forth in their report. We have included these consolidated financial statements in the prospectus in reliance on the report of Ernst & Young LLP, given on their authority as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF NARROWSTEP INC.                     PAGE
------------------------------------------------------------------   -----------
Report of independent registered public accounting firm                  F-2

Report of independent registered public accounting firm                  F-3

Consolidated balance sheets as of May 31, 2006 (unaudited) and
   February 28, 2006                                                     F-4

Consolidated statements of operations for the three months ended
   May 31, 2006 and 2005 (unaudited) and the years ended
   February 28, 2006 and February 28, 2005                               F-5

Consolidated statements of comprehensive loss for the three months ended May 31, 2006 and 2005 (unaudited) and the years ended
   February 28, 2006 and February 28, 2005                               F-6

Consolidated statements of changes in stockholders' equity for the three months ended May 31, 2006 (unaudited) and the years ended
   February 28, 2006 and February 28, 2005                            F-7 - F-8

Consolidated statements of cash flows for the three months ended
   May 31, 2006 and 2005 (unaudited) and the years ended
   February 28, 2006 and February 28, 2005                            F-9 - F-10

Notes to consolidated financial statements                           F-11 - F-31

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of Narrowstep, Inc.

We have audited the accompanying balance sheet of Narrowstep Inc. and Subsidiaries (collectively, the "Company") as of February 28, 2006, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the year ended February 28, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of February 28, 2006, and the results of its consolidated operations and its consolidated cash flows for the year in the period ended February 28, 2006, in conformity with accounting principles generally accepted in the United States.




                                             /s/ Rothstein, Kass & Company, P.C.
                                             -----------------------------------
                                             Rothstein, Kass & Company, P.C.


Roseland, New Jersey
April 5, 2006

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Narrowstep Inc.

We have audited the accompanying consolidated statements of operations, changes in stockholders' equity and cash flows of Narrowstep Inc. for the year ended February 28, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated July 12, 2005, which report contained an explanatory paragraph regarding the Company's ability to continue as a going concern, the Company, as discussed in Note 6.1, has completed an issuance of its common stock resulting in net proceeds of $7,590,393. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and consolidated cash flows of Narrowstep Inc. for the year ended February 28, 2005, in conformity with United States generally accepted accounting principles.


                                             /s/ Ernst & Young LLP
                                             -----------------------------------
                                             ERNST & YOUNG LLP

July 12, 2005,
except for Note 6.1,
as to which the date is
April 5, 2006
London, England

                        NARROWSTEP INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                              MAY 31, 2006    FEBRUARY 28,
                                                              (UNAUDITED)        2006
                                                                    $              $
                                                              ------------   ------------
ASSETS
Current assets:
   Cash and cash equivalents                                     2,471,539      2,232,854
   Short-term investments                                        2,529,403      2,500,000
   Accounts receivable,  net of allowance for doubtful
      accounts of $103,820 (unaudited) on May 31, 2006
      and $201,715 on February 28, 2006                          1,063,473        418,394
   Prepaid expenses and other current assets                       222,776        135,542
                                                               -----------    -----------
   Total current assets                                          6,287,191      5,286,790
                                                               -----------    -----------
Property and equipment, net of accumulated depreciation            524,040        289,148
Software development costs, net of accumulated amortization        156,958        146,166
Goodwill                                                         1,157,581      1,157,581
Intangible assets, net of accumulated amortization                 102,594        113,173
                                                               -----------    -----------
TOTAL ASSETS                                                     8,228,364      6,992,858
                                                               ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities:
   Accounts payable                                                734,688        504,919
   Net obligations under capital leases, current                    47,621         58,113
   Accrued expenses and other liabilities                          810,566        600,732
                                                               -----------    -----------
   Total current liabilities                                     1,592,875      1,163,764
                                                               -----------    -----------
Net obligations under capital leases - long-term                    41,223         43,997
                                                               -----------    -----------
Total liabilities                                                1,634,098      1,207,761
                                                               -----------    -----------
COMMITMENTS
STOCKHOLDERS' EQUITY:
   Common stock, $0.000001 par value 450,000,000 shares
      authorized with 45,248,974 (unaudited) issued at
   May 31, 2006 and 45,136,474 issued at February
      28, 2006                                                          45             45
   Additional paid-in capital                                   16,512,153     16,443,374
   Stock compensation                                            3,731,428      3,267,997
   Stock subscription receivable                                               (1,410,000)
   Accumulated deficit                                         (13,663,864)   (12,494,059)
   Accumulated other comprehensive income (loss)                    14,504        (22,260)
                                                               -----------    -----------
   Total stockholders' equity                                    6,594,266      5,785,097
                                                               -----------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       8,228,364      6,992,858
                                                               ===========    ===========

The accompanying notes are an integral part of these consolidated financial statements.

                        NARROWSTEP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            THREE MONTHS   THREE MONTHS
                                                                ENDED          ENDED       YEAR ENDED     YEAR ENDED
                                                            MAY 31, 2006   MAY 31, 2005   FEBRUARY 28,   FEBRUARY 28,
                                                            (UNAUDITED)    (UNAUDITED)        2006           2005
                                                                  $              $              $              $
                                                            ------------   ------------   ------------   ------------
Revenue:
   Narrowcasting and other                                       836,513        228,461      1,499,633        517,061
   Production services                                           308,010        163,790      1,206,629        858,552
   Total revenue                                               1,444,523        392,251      2,706,262      1,375,613
Cost of revenue:
   Direct costs                                                  345,297        343,570        925,911        697,925
   Software amortization                                          32,237         32,282        129,850         96,758
   Total costs of revenue                                        377,534        375,852      1,055,761        794,683
Gross profit                                                     766,989         16,399      1,650,501        580,930
Operating expenses:
   Selling, general and administrative (including
      non-cash stock-based compensation expense of
      $463,431 for the three months ended May 31, 2006
      (unaudited), $389,328 for the three months ended
      May 31, 2005(unaudited), $1,344,915 for the year
      ended February 28, 2006 and $786,616 for the year
      ended February 28, 2005)                                 1,980,304      1,229,349      5,936,659      5,177,277
   Total operating expenses                                    1,980,304      1,229,349      5,936,659      5,177,277
Loss from operations                                          (1,213,315)    (1,212,950)    (4,286,158)    (4,596,347)
Interest income, net                                              44,099            279          2,530          1,798
Currency exchange losses                                            (589)       (23,398)        (6,149)       (10,507)
Net loss                                                      (1,169,805)    (1,236,069)    (4,289,777)    (4,605,056)
Net loss per common share - basic and diluted                $     (0.03)   $     (0.04)   $     (0.13)   $     (0.16)
Weighted-average number of outstanding, basic and diluted
   shares                                                     43,730,360     30,517,499     32,190,594     28,124,781

The accompanying notes are an integral part of these consolidated financial statements.

                        NARROWSTEP INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                               THREE MONTHS    THREE MONTHS
                               ENDED MAY 31    ENDED MAY 31,   YEAR ENDED     YEAR ENDED
                                    2006            2005       FEBRUARY 28,   FEBRUARY 28,
                               (UNAUDITED)     (UNAUDITED)         2006           2005
                                     $               $               $              $
                               -------------   -------------   ------------   ------------
Net loss                        (1,169,805)     (1,236,069)     (4,289,777)    (4,605,056)
Foreign currency translation
   adjustment                       36,764         (12,229)        (36,669)       (14,444)
                                ----------      ----------      ----------     ----------
Comprehensive loss              (1,133,041)     (1,248,298)     (4,326,446)    (4,619,500)
                                ----------      ----------      ----------     ----------

The accompanying notes are an integral part of these consolidated financial statements.

                        NARROWSTEP INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                           ACCUMULATED
                                                                                                              OTHER
                                                     ADDITIONAL                                           COMPREHENSIVE
                              COMMON SHARES  COMMON    PAID IN       STOCK        STOCK      ACCUMULATED      INCOME
                               OUTSTANDING    STOCK   CAPITAL    COMPENSATION  SUBSCRIPTION    DEFICIT        (LOSS)        TOTAL
                                    $           $         $            $            $             $             $             $
                              -------------  ------  ----------  ------------  ------------  -----------  -------------  ----------
Balances - February 29,
   2004                         25,700,259     26     4,434,433    1,034,736             0    (3,599,226)     28,853      1,898,822
Common stock sold in
   private placement, net
   of expenses                   1,938,920      2     2,154,415                                                           2,154,417
Commission paid for
   private placement
   services including
   related party
   transactions of $217,574)                           (217,575)                                                           (217,575)
Shares issued in
   connection with
   acquisition of
   Sportshows Television
   Ltd (20%)                       864,875      1       864,874                                                             864,875
Payment for services in
   kind                            541,300      1       608,822                                                             608,823
Share options exercised          1,330,389              266,077                                                             266,077
Net loss for the period
   ending February 28, 2005                                                                   (4,605,056)                (4,605,056)
Foreign currency
   translation loss                                                                                          (14,444)       (14,444)
Stock compensation
   charge                                      --            --      177,795            --            --                    177,795
Balances - February 28,
   2005                         30,375,743     30     8,111,046    1,212,531             0    (8,204,282)     14,409      1,133,734
Common stock sold in
   private placement, net
   of expenses                  14,420,389     15     9,822,503                 (1,560,000)                               8,262,518
Commission paid for
   private placement
   services including
   related party
   transactions of $760,702                          (1,532,675)                   150,000                               (1,382,675)
Fair value of warrants
   issued in connection
   with private placement.                                           710,550                                                710,550
Payment for services in
   kind                            255,342                           649,619                                                649,619
Share options exercised            85,000                42,500                                                              42,500
   Net loss                                                                                   (4,289,777)                (4,289,777)
Foreign currency
   translation loss                                                                                          (36,669)       (36,669)

Stock compensation
   charge                                      --            --      695,297            --            --                    695,297
BALANCES - FEBRUARY 28,
   2006                         45,136,474     45    16,443,374    3,267,997    (1,410,000)  (12,494,059)    (22,260)     5,785,097
Common stock sold in
   private placement, net
   of expenses                                                                   1,560,000                                1,560,000
Commission paid for
   private placement
   services                                                                       (150,000)                                (150,000)
Payment for services in
   kind                            100,000               68,000                                                              68,000
Share options exercised             12,500                6,250                                                               6,250
Placement legal fees                                     (5,471)                                                             (5,471)
   Net loss                                                                                   (1,169,805)                (1,169,805)
Foreign currency
   translation loss                                                                                           36,764         36,764
Stock compensation
   charge                                      --            --      463,431            --            --                    463,431
BALANCES - MAY 31, 2006
   (UNAUDITED)                  45,248,974     45    16,512,153    3,731,428            --   (13,663,864)     14,504      6,594,266

The accompanying notes are an integral part of these consolidated financial statements.

                        NARROWSTEP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   THREE MONTHS   THREE MONTHS
                                                       ENDED          ENDED       YEAR ENDED     YEAR ENDED
                                                      MAY 31,        MAY 31,     FEBRUARY 28,   FEBRUARY 28,
                                                       2006           2005           2006           2005
                                                   (UNAUDITED)    (UNAUDITED)         $              $
                                                   ------------   ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                            (1,169,805)    (1,236,069)    (4,289,777)    (4,605,056)
Adjustments to reconcile net loss to net cash
   used in operating activities:
Depreciation and amortization                          108,301        145,950        520,806        410,145
Loss on disposal of property and equipment                  --          5,694          5,437         12,923
Stock-based compensation expense                       463,431        389,328        695,297        786,617
Goodwill impairment                                         --             --             --        737,335
Fair value of options and warrants granted to
   third party suppliers                                    --             --        649,619             --
Interest on short term investments                     (29,403)            --             --             --
Changes in net cash attributable to changes in
   operating assets and liabilities:
Accounts receivable                                   (645,080)       (91,548)       (39,620)       (66,504)
Prepaid expenses and other current assets              (87,233)        47,667        (48,335)        78,827
Accounts payable, accrued expenses and other
   liabilities                                         439,603        143,367       (187,435)       527,061
                                                    ----------     ----------     ----------     ----------
NET CASH USED IN OPERATING ACTIVITIES                 (920,186)      (595,611)    (2,694,008)    (2,118,652)
                                                    ==========     ==========     ==========     ==========
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment                   (282,472)        (3,613)      (124,749)      (255,110)
Purchase of short term investment                                                 (2,500,000)            --
Capitalized software development costs                 (34,317)       (48,232)      (101,776)      (118,347)
Acquisition of Sportshows Television Ltd.
   adjusted for cash acquired                               --             --             --        (18,990)
                                                    ----------     ----------     ----------     ----------
NET CASH USED IN INVESTING ACTIVITIES                 (316,789)       (51,845)    (2,726,525)      (392,447)
                                                    ==========     ==========     ==========     ==========
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock           1,472,529        706,401      7,590,393      1,936,840
Proceeds from exercise of stock options                  6,250             --         42,500        266,077
Deposits and repayments on capital leases, net         (13,266)       (34,166)       (47,742)       (77,856)

                                                   THREE MONTHS   THREE MONTHS
                                                       ENDED          ENDED       YEAR ENDED     YEAR ENDED
                                                      MAY 31,        MAY 31,     FEBRUARY 28,   FEBRUARY 28,
                                                       2006           2005           2006           2005
                                                   (UNAUDITED)    (UNAUDITED)          $              $
                                                   ------------   ------------   ------------   ------------
Repayments on borrowings                                    --             --             --       (116,905)
NET CASH PROVIDED BY FINANCING ACTIVITIES            1,465,513        672,235      7,585,151      2,008,156
NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                         228,538         24,779      2,164,618       (502,943)
Effect of exchange rates on change in cash              10,147         21,464          9,445        (30,727)
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF
   THE PERIOD                                        2,232,854         58,791         58,791        592,461
                                                     ---------        -------      ---------      ---------
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR     2,471,539        105,034      2,232,854         58,791
                                                     =========        =======      =========      =========
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING
   AND FINANCING ACTIVITIES:
Acquisition of subsidiary for obligation paid in
   shares to principal stockholder                          --             --             --        864,875

The accompanying notes are an integral part of these consolidated financial statements.

                        NARROWSTEP INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION AND BASIS OF PRESENTATION

1.1. ORGANIZATION

Narrowstep Inc. was incorporated in Delaware on May 9, 2002 and adopted a fiscal year-end of February 28th (or 29th). The accompanying consolidated financial statements include the accounts of Narrowstep Inc., and its wholly-owned subsidiaries Narrowstep Ltd. and Sportshows Television Ltd. ("STV"), (collectively, the "Company").

On September 18, 2002 Narrowstep Inc. acquired all of the outstanding common stock of Narrowstep Ltd., a company incorporated under the laws of England and Wales. Narrowstep Inc.'s activities prior to the acquisition consisted of raising capital.

Narrowstep Ltd. is in the business of developing, producing, transmitting and managing, via the Internet, television-like channels of streaming video broadcasts which are tailored for, and targeted to, specific audiences. Narrowstep Ltd. also offers a comprehensive range of related services which facilitate channel development, including consulting, channel design, maintenance, operation and content production.

On November 26, 2003 Narrowstep Inc. acquired 80% of the equity in STV, a company incorporated in England and Wales. On March 17, 2004, Narrowstep Inc. purchased the outstanding 20% minority interests in STV, making it a wholly-owned subsidiary of Narrowstep Inc. STV's main business is the filming and production of sporting events, plus distribution of TV programs internationally. The main areas of specialization are water sports such as sail boat racing, windsurfing, and extreme sports such as mountain biking, skating and snow sports.

1.2. BASIS OF PRESENTATION

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Narrowstep Inc. and its wholly-owned subsidiaries on a consolidated basis. All significant intercompany accounts and transactions have been eliminated in consolidation. The accompanying consolidated financial statements at May 31. 2006 and for the three months ended May 31, 2006 and 2005 are unaudited but, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended May 31, 2006 are not necessarily indicative of the results that may be expected for the year ending February 28, 2007.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company's significant accounting policies are summarized as follows:

2.1. USE OF ESTIMATES

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates.

2.2. REVENUE RECOGNITION

The Company's two primary sources of revenue are production services and Internet TV channel building or "Narrowcasting".

Internet TV channel building service revenue includes the following: (i) consulting fees charged to assist customers in the design and development of the customer's channel, (ii) consulting fees related to recording and encoding of specific customer content, and (iii) monthly license fees charged for ongoing maintenance, support, upgrades and content hosting activity. The minimum period of license is 12 months unless it is an evaluation license. Revenues for the consulting fees are only recognized once the design and development of the channel is completed and accepted by the customer. Recording and encoding fees are due on delivery of the tapes or on completion of the upload of the encoded material onto the Company's servers. Monthly license fees are recognized month-by-month starting with the month when the channel starts Narrowcasting. Any up-front fees are deferred until the revenue is earned by either completion of the consulting activity or month-by-month hosting activity.

Production services revenues include the following: (i) preparation, scripting and filming of a single or multiple series of events, (ii) live editing and encoding of such events, (iii) editing of footage and final production into programs in the Company's editing suites, and (iv) copying and delivery of the programs. Revenues are recognized once delivery of a program, in the form of edited tape, takes place. If it is a series then payments are staged and revenues recognized on completion of each discrete program. Any up-front fees are deferred and only recognized once the program, editing and production are complete. Until the revenues are earned and recognized any cash received up-front is treated as deferred revenue and any costs incurred in connection with services that have not been completed are capitalized as prepaid expenses.

The Company's revenue recognition policy complies with the Securities and Exchange Commission Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition", amended by SAB 104. Revenue is recognized when all of the following criteria are met:

     o Persuasive evidence of an arrangement exists - A non-cancelable signed agreement between the Company and the customer is considered to be evidence of an arrangement.

     o Delivery has occurred or services have been rendered - Although deposits or prepayments are common with orders, revenues are recognized only on the delivery of content or channel or service. Revenue from resellers is recognized upon sell-through to the end customer.

     o The seller's price to the buyer is fixed or determinable - If the customer decides to cancel then all of the development work, content production, initial license and monthly license fees to-date remain due and non-cancelable. The Company generally considers payments that are due within six months to be fixed or determinable based upon its successful collection history on such arrangements. It also evaluates payment terms between six months and one year on a case-by-case basis as to whether the fee is fixed or determinable.

     o Collectibility is reasonably assured - The Company runs normal business credit checks on unknown new customers to minimize the risk of a customer avoiding payment. Collection is deemed probable if the Company expects that the customer will be able to pay amounts under the arrangement as payments become due. If the Company determines that collection is not probable, the revenue is deferred and recognized upon cash collection. The Company also seeks a deposit wherever possible before commencing work on a new contract.

2.3. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of the Company's assets and liabilities, which qualify as financial instruments under Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures About Fair Value of Financial Instruments," approximates the carrying amounts presented in the consolidated balance

2.4. CASH AND CASH EQUIVALENTS

For the purposes of the Consolidated Statements of Cash Flows, the Company considers all highly-liquid debt instruments purchased with maturities of three months or less to be cash equivalents. At February 28, 2006 cash equivalents consisted of money market accounts aggregating approximately $1,671,000. As of February 28, 2006 and at various times during the year, balances of cash at financial institutions exceeded the federally insured limit. The Company has not experienced any losses in such accounts and believes it is not subject to any significant credit risk on cash and cash equivalents.

2.5. SHORT-TERM INVESTMENTS

Short-term investments consist of a certificate of deposit which matures on September 25, 2006.

2.6. ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Accounts receivable represent uncollateralized customer obligations due under normal trade terms generally requiring payment within 30 days from the invoice date. Follow-up calls and correspondence is made if unpaid accounts receivable go beyond the invoice due date. Payments of accounts receivable are allocated to the specific invoices identified on the customer's remittance advice.

Accounts receivable are stated at the amount management expects to collect from outstanding balances. The carrying amounts of accounts receivable is reduced by a valuation allowance that reflects management's best estimate of the amounts that will not be collected. Management individually reviews all accounts receivable balances that exceed the due date and estimates the portion, if any, of the balance that will not be collected. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

2.7. PROPERTY AND EQUIPMENT

Property and equipment are stated at cost net of accumulated depreciation. Costs of additions and substantial improvements to property and equipment are also capitalized. Maintenance and repairs are charged to operations, while betterments and improvements are capitalized. The Company computes depreciation for all property and equipment using the straight-line method over the estimated useful lives of assets. The estimated useful lives of assets are as follows:

                                                      YEARS
                                                      -----
                       Computer and other equipment     3
                       Furniture and fixtures           4

2.8. IMPAIRMENT OF LONG-LIVED ASSETS

The Company adheres to SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" and periodically assesses the recoverability of the carrying amounts of long-lived assets, including intangible assets. A loss is recognized when expected undiscounted future cash flows are less than the carrying amount of the asset. The impairment loss is the difference by which the carrying amount of the asset exceeds its fair value.

2.9. SOFTWARE DEVELOPMENT COSTS

The Company accounts for its internal use software under SOP 98-1, "Accounting for the Costs of Computer Software Developed for or Obtained for Internal Use", which requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. Capitalized software development costs consist primarily of programmers' compensation and benefits, where applicable. These costs are amortized over a period not to exceed three years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred.

During the years ended February 28, 2006 and 2005, the Company capitalized $101,776 and $118,347, respectively, and recorded amortization expense of $129,850 and $96,758, respectively. During the three months ended May 31, 2006 (unaudited) and May 31, 2005 (unaudited), the Company capitalized approximately $34,000 and $48,000, respectively, and amortized $32,237 and $32,282, respectively.

2.10. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for under the purchase method. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets", goodwill and indefinite-lived intangible assets are not amortized, but instead are tested for impairment at least annually. Intangible assets that have finite useful lives are amortized over their useful lives, which range from three to seven years.

2.11. FOREIGN CURRENCY TRANSLATION

The Company complies with the accounting and disclosure requirements of SFAS No. 52 "Foreign Currency Translation." For operations outside the United States that prepare financial statements in currencies other than the U.S. dollar, statement of operations amounts are translated at an average exchange rate for the year. Assets and liabilities are translated at period end exchange rates. Translation adjustments are presented as a component of accumulated other comprehensive income (loss) within stockholders' equity. Gains and losses from foreign currency transactions are included in the consolidated statements of operations.

2.12. ADVERTISING AND PROMOTIONAL COSTS

Advertising and promotional costs are expensed as incurred. Such costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. Advertising and promotional costs charged to operations were $77,824 and $45,723 for the years ended February 28, 2006 and February 28, 2005, respectively.

2.13 COMPREHENSIVE INCOME

The Company complies with SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes rules for the reporting and display of comprehensive income
(loss) and its components. SFAS No. 130 requires the Company's change in the foreign currency translation adjustments to be included in other comprehensive income (loss).

2.14. INCOME TAXES

Narrowstep Inc., the parent company, is a United States corporation and files corporate income tax returns in the United States. Narrowstep Ltd. and STV are companies incorporated in England and Wales and, as such, file their own corporate income tax returns in the United Kingdom. The provision for income taxes is based on reported income before income taxes. Deferred income taxes are provided in accordance with SFAS No. 109 "Accounting for Income Taxes", for the effect of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. Deferred tax assets and liabilities are measured using currently enacted tax laws and the effects of any changes in income tax laws are included in the provision for income taxes in the period of enactment. Valuation allowances are recognized to reduce deferred tax assets when it is more likely than not that the asset will not be realized. In assessing the likelihood of realization, the Company considers estimates of future taxable income, the character of income needed to realize future benefits and all available evidence.

2.15. STOCK-BASED COMPENSATION

SFAS No. 123, "Accounting for Stock-Based Compensation", as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - transition and disclosure", encourages the use of the fair value based method of accounting for stock-based employee compensation. SFAS No. 123 allows entities to continue to apply the intrinsic value method prescribed by Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations and provide pro forma disclosures of net income (loss) and earnings (loss) per share. Under APB 25, compensation cost is measured based on the excess, if any, of the quoted market price or fair value of a company's stock at the grant date (or a later date where the option has variable terms that depend on events after the date of grant) over the amount an employee must pay to acquire the stock. For fixed awards with pro rata vesting, the Company follows the accelerated expense attribution method under FASB Interpretation No. 28 "Accounting for Stock Appreciation Rights and Other Variable Stock Option Award Plans". The Company has elected to follow APB 25 and provides the pro forma disclosures required under SFAS 123.

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123(R), "Accounting for Stock-Based Compensation (Revised)." SFAS No. 123(R) supersedes APB No. 25 and its related implementation guidance. SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). No compensation costs are recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. The Company will prospectively adopt SFAS No. 123(R) effective March 1, 2006. Based on stock options outstanding at February 28, 2006, the Company estimates SFAS No. 123(R) will require the Company to record approximately $547,000 in additional compensation expense for the year ending February 28, 2006. There was approximately $463,000 of compensation cost related to stock options recognized in operating results (included in selling, general and administrative expenses) in the three months ended May 31, 2006 (unaudited). Compensation expense increased by approximately $446,000 during the three months ended May 31, 2006 (unaudited) as result of implementing 123(R). No tax benefit has been recognized with respect to this expense as we have determined in our evaluation of our tax assets that it is more likely than not that we will not realize any benefit and have provided full valuation allowances.

2.16. PENSION, POST-RETIREMENT AND OTHER EMPLOYEE BENEFIT PLANS

Certain employees of STV are covered by a non-contributory defined contribution pension plan. Pension costs charged to operations were $12,250 and $15,926 for the years ended February 28, 2006 and 2005, respectively. During the three months ended May 31, 2006 and 2005 (unaudited), they were approximately $3,000 and $3,800 (unaudited), respectively.

2.17. BORROWINGS

At May 31, 2006 and February 28, 2006, the Company had overdraft facilities of approximately $55,000 and $104,000, respectively. An overdraft facility is a line of credit arrangement, negotiated with a bank and usually renewable on an annual basis, whereby the bank's customer is permitted to take its checking account into a debit balance on a pre-agreed interest basis up to an agreed amount. Amounts utilized under overdraft facilities are payable on demand. At May 31, 2006 and February 28, 2006, the overdraft facilities consisted of approximately $69,000 and $71,000 with Barclays Bank PLC, respectively and approximately $35,000 and $36,000 with Natwest Bank PLC, respectively. Neither facility was utilized on May 31, 2006. The interest rate on the Barclays facility is 5.25% above Barclays' variable base rate (which base rate was 4.5% per annum as of February 28, 2006). The interest rate on the Natwest facility is 4.5% above Natwest's variable base rate (which base rate was 4.5% per annum as of May 31, 2006). The Barclays facility was reduced to $17,000 as of March 20, 2006. The Natwest facility is renewable by the bank on May 31, 2006.

2.18. IMPACTS OF RECENT ACCOUNTING PRONOUNCEMENTS

In May 2005, the Financial Accounting Standards Board ("FASB") issued SFAS No. 154, "Accounting Changes and Error Correction Replacement of APB Opinion No. 20 and FASB Statement No. 3" (SFAS No. 154). SFAS No. 154 replaces APB Opinion No. 20, "Accounting Changes" (Opinion 20), and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements", and changes the requirements for the accounting for and reporting of a change in accounting principle. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle. SFAS No. 154 defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used. SFAS No. 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. The Company is not required to adopt the provisions of SFAS No. 154 until June 1, 2006, although earlier adoption is permitted. Management is currently evaluating the provisions of SFAS No. 154.

3.   ACQUISITION OF SPORTSHOWS TELEVISION LTD.

On November 26, 2003, the Company acquired 80% of STV, a company incorporated in England and Wales. The acquisition was to obtain premium content for Narrowstep's video streaming broadcasting business. STV is one of the leading producers of sailing and windsurfing programs, which are produced for, among others, the BBC, and are distributed worldwide. These factors contributed to a purchase price in excess of fair market value of STV's net tangible and intangible assets acquired and, as a result, the Company has recorded goodwill in connection with the transaction. The intangible assets included existing contracts and brand name.

The total purchase price of $1,278,300 consisted of $1,201,602 in Narrowstep Inc. common stock, representing approximately 3 million shares and $76,698 in cash consideration. The shares have been valued at fair market value at November 26, 2003. The transaction has been accounted for under the purchase method of accounting under SFAS No. 141 "Business Combinations." The results of STV's operations are included in the Company's statement of operations from November 27, 2003. The allocation of the purchase price to the assets acquired and liabilities assumed based on the fair values was as follows:

                                                              $
                                                          ---------
              Accounts receivable and other prepayments     149,044
              Property and equipment                        212,573
              Other intangible assets                       208,386
              Goodwill                                    1,009,744
                                                          ---------
              TOTAL ASSETS ACQUIRED                       1,579,747
                                                          ---------
              Accounts payable and other liabilities       (261,159)
              Bank overdraft                                (40,288)
                                                          ---------
              NET ASSETS ACQUIRED                         1,278,300
                                                          =========

On March 17, 2004, Narrowstep Inc. purchased the remaining outstanding 20% minority interests in STV for $883,865. The consideration consisted of 864,875 shares of Narrowstep Inc. common stock valued at $864,875 and $18,990 in cash consideration. The entire amount paid has been treated as goodwill, as no minority interests were recognized.

4.   GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill of $1,157,581 represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired of STV, and is not deductible for tax purposes.

Goodwill was reviewed for impairment for the year ended February 28, 2006 and no impairment was incurred. The fair value of the reporting unit was estimated using discounted cash flows in accordance with SFAS No. 144.

Goodwill was reviewed for impairment for the year ended February 28, 2005. Operating profits and cash flows were lower than expected in the year ended February 28, 2005. Based on this trend, expectations for future growth were lowered for the subsequent five years. This resulted in the recognition of an impairment loss in the amount of $737,335. The fair value of the reporting unit was estimated using discounted cash flows in accordance with SFAS No. 144.

Other intangible assets are carried at cost less accumulated amortization. They are generally amortized on a straight-line basis over the economic lives of the respective assets. Amortizable intangible assets have estimated useful lives as follows:

                                                    YEARS
                                                    -----
                       Brand names and trademarks      7
                       Customer contracts            3.5

Intangible assets subject to amortization were as follows:

                               MAY 31, 2006 (UNAUDITED)                 FEBRUARY 28, 2006
                             --------------------------------   --------------------------------
                                        ACCUMULATED                        ACCUMULATED
                               COST    AMORTIZATION     NET       COST    AMORTIZATION     NET
                                $            $           $         $            $           $
                             -------   ------------   -------   -------   ------------   -------
Brand names and trademarks   120,554       43,055      77,499   120,554      38,750       81,804
Customer contracts            87,832       62,737      25,095    87,832      56,463       31,369
                             -------      -------     -------   -------      ------      -------
TOTAL                        208,386      105,792     102,594   208,386      95,213      113,173
                             =======      =======     =======   =======      ======      =======

For the years ended February 28, 2006 and 2005, amortization expense for other intangible assets was $42,316 and $42,318, respectively. For the three months ended May 31, 2006 (unaudited) and May 31, 2005 (unaudited), amortization expense for other intangible assets was $105,792 and $95,214, respectively. The estimated future annual amortization expense for other intangible assets is $42,317 for the fiscal year 2007, $23,494 for the fiscal year 2008, $17,222 for the fiscal years 2009 and 2010, and $12,918 for the fiscal year 2011.

5.   PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                         MAY 31, 2006     FEBRUARY 28,
                                         (UNAUDITED)          2006
                                              $                 $
                                        -------------   -----------------
       Furniture and fixtures                40,975            25,432
       Computer and other equipment       1,608,096         1,246,878
       Motor vehicles                        24,335            22,640
       Less: Accumulated depreciation    (1,149,366)       (1,005,802)
                                         ----------        ----------
       NET BOOK VALUE                       524,040           289,148
                                         ==========        ==========

The Company leases certain equipment under various capital lease arrangements. Depreciation for assets recorded under capital lease agreements is disclosed within depreciation in the Consolidated Statements of Operations. Assets recorded under capital lease agreements included in property and equipment consisted of equipment with a cost of $297,288, with an associated balance of accumulated depreciation of $105,845, as at February 28, 2006, and a cost of $319,549, with an associated balance of accumulated depreciation of $232,406, as at May 31, 2006 (unaudited).

6.   STOCKHOLDERS' EQUITY

6.1 During the three months ended May 31, 2006 (unaudited), the year ended February 28, 2006 and the year ended February 28, 2005, the Company raised a total of $0, $8,334,467 and $2,154,415, respectively, in a series of private equity placements. The amount raised at each price is given in the table below:

        THREE MONTHS ENDED
           MAY 31, 2006             YEAR ENDED               YEAR ENDED
            (UNAUDITED)          FEBRUARY 29, 2006      FEBRUARY 28, 2005
        ------------------   ----------------------   ---------------------
           NO OF   AMOUNT       NO OF       AMOUNT      NO OF       AMOUNT
PRICE     SHARES      $        SHARES         $         SHARES         $
-----     ------   ------    ----------   ---------   ---------   ---------
$0.20                                                    77,288      15,457
$0.30                                                    50,000      15,000
$0.60                         9,733,333   5,840,000
$1.00                                                   250,000     250,000
$1.20                         2,087,056   2,504,467   1,561,632   1,873,958
                              ---------   ---------   ---------   ---------
TOTAL                        11,820,389   8,344,467   1,938,920   2,154,415
                             ==========   =========   =========   =========

The Company paid commissions of $150,000 to certain shareholders for raising funds during the three months ended May 31, 2006 (unaudited) and $124,800 during the three months ended May 31, 2005 (unaudited). There was no outstanding amount payable in connection with these commissions as of May 31, 2006. As of February 28, 2006, subscriptions receivable were in the amount of $1,560,000 for 2.6 million shares of common stock. The proceeds for these shares were received during the three months ended May 31, 2006, reduced by a placement commission to a related party in the amount of $150,000.

The proceeds of the offerings have been reduced by placement commissions in the amount of $672,124, legal expenses in the amount of $81,950 and non-cash placement expenses of $710,551 in the year ended February 28, 2006 and placement commissions of $217,575 and other placement expenses of $0 in the year ended February 28, 2005. As a result, the net proceeds of the offerings were $7,590,393 in the year ended February 28, 2006 and $1,936,840 in the year ended February 28, 2005. In addition, as of February 28, 2006, subscriptions were receivable in the amount of $1,560,000 for 2.6 million shares.

6.2 On May 5, 2006, the Company granted warrants to purchase a total of 40,000 shares to two independent contractors for services rendered. These warrants were granted with an exercise price of $1.01 per share and were valued at $17,520 under the provisions of SFAS No. 123R "Accounting for Stock-Based Compensation" using the Black Scholes option-pricing model. The following assumptions were used in the Black-Scholes model:

                 Expected life             2 years
                 Risk free interest rate    4.94%
                 Volatility                   75%
                 Dividend yield                0%

During the year ended February 28, 2006 the Company granted options to purchase 942,664 shares to Iolo Jones, former President and Chief Executive Officer, Founder and Chief Strategy Officer and a member of the Board of Directors, at an exercise price of $1.20 per share. These options were granted and vested on March 1, 2005 and are exercisable until February 28, 2015. These options were granted outside of the Narrowstep Inc. 2004 Stock Plan.

The Company granted options to purchase 20,000 shares to an independent contractor for services rendered during the year ended February 28, 2006. 15,000 of these options were granted on March 1, 2005 with an exercise price of $0.50 per share and 5,000 were granted on February 28, 2006 with an exercise price of $1.25 per share. These options were valued under the provisions of SFAS No. 123 using the Black Scholes option-pricing model and accounted for as consultancy expenses and included in selling, general and administrative expenses in the consolidated statement of operations for the year ended February 28, 2006. These options were valued at a total of $15,568. The following assumptions were used in the Black Scholes option-pricing model:

                 Expected life                     2 years
                 Risk free interest rate       3.73% and 4.72%
                 Volatility                          75%
                 Dividend yield                       0%

During the year ended February 28, 2006 the Company granted warrants to purchase a total of 550,000 shares to two third parties in consideration for services related to the private placement of securities. These warrants were granted on August 31, 2005 with an exercise price of $1.20 per share. These warrants were valued under the provisions of SFAS No. 123 using the Black Scholes option-pricing model and accounted for as an expense of the private placement. These warrants were valued at $282,578. The following assumptions were used in the Black Scholes model:

                 Expected life                     2 years
                 Risk free interest rate            4.02%
                 Volatility                           75%
                 Dividend yield                        0%

During the year ended February 28, 2006, the Company granted warrants to purchase a total of 80,000 shares to five third parties in consideration for subscribing to the private placement of securities. These warrants were granted on August 31, 2005 with an exercise price of $1.20 per share. These warrants were valued under the provisions of SFAS No. 123 using the Black Scholes option-pricing model and accounted for as an expense of the private placement. These warrants were valued at $41,102. The following assumptions were used in the Black Scholes model:

                 Expected life                     2 years
                 Risk free interest rate            4.02%
                 Volatility                           75%
                 Dividend yield                        0%

On September 14, 2005 the Company issued a total of 155,342 shares to an independent contractor and individuals as consideration for services rendered. The cost of the shares, determined in accordance with EITF 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services", was $260,975. This has been recorded as consulting expense.

On September 19, 2005 the Company issued a total of 100,000 shares to an independent contractor as consideration for services rendered. The cost of the shares, determined in accordance with EITF 96-18, was $165,000. This has been recorded as compensation expense.

On September 19, 2005, the Company granted warrants to purchase a total of 100,000 shares to an independent contractor for services rendered. These warrants were granted with an exercise price of $1.65 per share and are not exercisable until September 19, 2006. These warrants were valued at $164,076 under the provisions of SFAS No. 123 using the Black Scholes option-pricing model. The following assumptions were used in the Black Scholes model:

                 Expected life                     2 years
                 Risk free interest rate            3.93%
                 Volatility                           75%
                 Dividend yield                        0%

During the year ended February 28, 2006 the Company granted warrants to purchase a total of 16,667 shares to two third parties in consideration for services related to the private placement of securities. These warrants were granted on February 28, 2006 with an exercise price of $0.60 per share. These warrants were valued under the provisions of SFAS No. 123 using the Black Scholes option-pricing model and accounted for as an expense of the private placement. These warrants were valued at $15,232. The following assumptions were used in the Black Scholes model:

                 Expected life             2 years
                 Risk free interest rate    4.72%
                 Volatility                   75%
                 Dividend yield                0%

During the year ended February 28, 2006 the Company granted warrants to purchase a total of 16,667 shares to two third parties in consideration for services related to the private placement of securities. These warrants were granted on February 28, 2006 with an exercise price of $1.20 per share. These warrants were valued under the provisions of SFAS No. 123 using the Black Scholes option-pricing model and accounted for as an expense of the private placement. These warrants were valued at $10,779. The following assumptions were used in the Black Scholes model:

                 Expected life             2 years
                 Risk free interest rate    4.72%
                 Volatility                   75%
                 Dividend yield                0%

During the year ended February 28, 2006 the Company granted options to purchase a total of 650,000 shares to a third party in consideration for services related to the private placement of securities. These warrants were granted on February 28, 2006 with an exercise price of $1.50 per share. These warrants were valued under the provisions of SFAS No. 123 using the Black Scholes option-pricing model and accounted for as an expense of the private placement. These warrants were valued at $360,860. The following assumptions were used in the Black Scholes model:

                 Expected life             2 years
                 Risk free interest rate    4.72%
                 Volatility                   75%
                 Dividend yield                0%

7.   EMPLOYEE STOCK COMPENSATION PLANS

In December 2003, the Board of Directors adopted the Narrowstep Inc. 2004 Stock Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to allow the Company to provide a means by which eligible employees and directors may be given an opportunity to benefit from increases in value of its common shares, subsequent to their listing. The Incentive Plan is administered by the Board of Directors. The Board is empowered to determine from time to time which of the persons eligible under the Incentive Plan shall be granted awards; when and how each award shall be granted; what type or combination of types of awards shall be granted; the provisions of each award granted, including the time or times when a person shall be permitted to receive common shares pursuant to an award; and the number of common shares with respect to which an award shall be granted to each person; to construe and interpret the Incentive Plan and awards granted under it, and to establish, amend and revoke rules and regulations for its administration.

The Board of Directors has absolute authority on all determinations, interpretations and constructions of the Incentive Plan which shall not be subject to review by any person and shall be final, binding and conclusive on all persons. The Board, at any time, and from time to time, may amend the Incentive Plan.

The Company accounts for the Incentive Plan under the recognition and measurement principles of APB 25. The following table summarizes activity of the Company's Incentive Plan in the three months ended May 31, 2006 (unaudited) and for the years ended February 28, 2006 and February 28, 2005:

                                                                    WEIGHTED -
                                                                      AVERAGE
                                                      NUMBER OF   EXERCISE PRICE
                                                        SHARES           $
                                                      ---------   --------------
     Outstanding at February 29, 2004                 2,527,252        0.21
     Forfeited                                         (765,000)       0.21
                                                      ---------        ----
     Outstanding at February 28, 2005                 1,762,252        0.22
     Granted                                          5,348,191        1.17
     Exercised                                          (85,000)       0.50
     Forfeited                                         (150,000)       0.20
                                                      ---------        ----
     Outstanding at February 28, 2006                 6,875,443        0.95
                                                      ---------        ----
     Granted (unaudited)                              1,001,500        1.12
     Exercised (unaudited)                              (12,500)       0.50
     Forfeited (unaudited)                                   --          --
                                                      ---------        ----
     Outstanding at May 31, 2006 (unaudited)          7,864,443        1.12
                                                      ---------        ----
     Shares exercisable at May 31, 2006 (unaudited)   5,796,718        0.90

Of the options granted, 260,000 incorporate performance criteria as follows:

     o 10,000 vest on achievement of a quarterly profit of $27,000 in aggregate for two channels;

     o    50,000 vest on achievement of a quarterly profit for the Company;

     o 100,000 vest on achievement of an annual profit as shown in the Company's audited financial statements; and

     o 100,000 vest on the achievement of a 10% growth in annual profit as shown in the Company's audited consolidated financial statements.

During the year ended February 28, 2006, 150,000 options previously subject to performance criteria became fully vested and 150,000 were forfeited.

These options are treated as variable compensatory options under APB 25 and the expense is based on the intrinsic value, re-measured at each balance sheet date and spread over the performance period.

Information related to the stock options outstanding as of February 28, 2006 is as follows:

                                     FEBRUARY 28, 2006
                    ---------------------------------------------------
                                      WEIGHTED -     WEIGHTED - AVERAGE
         EXERCISE                       AVERAGE           REMAINING
          PRICES    STOCK OPTIONS   EXERCISE PRICE    CONTRACTUAL LIFE
             $       OUTSTANDING          $                (YEARS)
         --------   -------------   --------------   ------------------
           0.20       1,442,252          0.20                3.3
           0.30         250,000          0.30                2.8
           0.40          20,000          0.40                2.8
           0.50         330,000          0.50               4.15
           0.90         130,000          0.90                9.9
           1.00         250,000          1.00                 10
           1.20       3,300,000          1.20                9.4
           1.25         110,000          1.25                 10
           1.50       1,043,191          1.50                9.8
                      ---------          ----               ----
         TOTAL        6,875,443          0.95                7.7
                      =========          ====               ====

Information related to the vested stock options as of February 28, 2006 is as follows:

                                     FEBRUARY 28, 2006
                    ---------------------------------------------------
                                      WEIGHTED -     WEIGHTED - AVERAGE
         EXERCISE                       AVERAGE           REMAINING
          PRICES    STOCK OPTIONS   EXERCISE PRICE    CONTRACTUAL LIFE
             $          VESTED            $                (YEARS)
         --------   -------------   --------------   ------------------
           0.20       1,364,527          0.20                3.3
           0.40          10,000          0.40                2.8
           0.50         330,000          0.50               4.15
           0.90          65,000          0.90                9.9
           1.00         250,000          1.00                 10
           1.20       2,150,000          1.20                9.3
           1.25          90,000          1.25                 10
           1.50         548,191          1.50                9.7
                      ---------          ----               ----
         TOTAL        4,807,718          0.89                7.3
                      =========          ====               ====

Information related to other outstanding and fully vested stock options issued outside of the Incentive Plan as of February 28, 2006 is as follows:

                                     FEBRUARY 28, 2006
                    ---------------------------------------------------
                                      WEIGHTED -     WEIGHTED - AVERAGE
         EXERCISE                       AVERAGE           REMAINING
          PRICES    STOCK OPTIONS   EXERCISE PRICE    CONTRACTUAL LIFE
             $       OUTSTANDING          $                (YEARS)
         --------   -------------   --------------   ------------------
           0.20         149,106          0.20                2.8
           0.40       1,000,000          0.40                2.8
           1.00         500,000          1.00                2.8
           1.20         942,664          1.20                9.0

           1.25           5,000          1.25                5.0
           1.50         650,000          1.50                5.0
                      ---------          ----               ----
         TOTAL        3,246,770          0.94               5.06
                      =========          ====               ====

Information related to outstanding and fully vested warrants as of February 28, 2006 is as follows:

                                     FEBRUARY 28, 2006
                    ---------------------------------------------------
                                      WEIGHTED -     WEIGHTED - AVERAGE
         EXERCISE                       AVERAGE          REMAINING
          PRICES      WARRANTS      EXERCISE PRICE    CONTRACTUAL LIFE
             $      OUTSTANDING           $                (YEARS)
         --------   -------------   --------------   ------------------
           0.01         100,000         0.01                 4.5
           0.60       4,883,333         0.60                 5.0
           1.20       5,513,333         1.20                 4.9
                     ----------         ----                 ---
         TOTAL       10,496,666         0.91                 4.9
                     ==========         ====                 ===

The Company is obliged to provide the expanded disclosures required under SFAS No. 148 "Accounting for Stock-Based Compensation--Transition and Disclosure, an amendment of FASB Statement No. 123" for stock-based compensation granted, including, if materially different from reported results, disclosure of pro forma net earnings (loss) and earnings (loss) per share had compensation expense relating to grants been measured under the fair value recognition provisions of SFAS No. 123.

                                               YEAR ENDED          YEAR ENDED
                                           FEBRUARY 28, 2006   FEBRUARY 28, 2005
                                                   $                   $
                                           -----------------   -----------------
   Net loss as reported                        (4,289,777)         (4,605,056)
   Add: Stock-based employee
      compensation included in reported
      net income                                  695,297             177,795
   Less: Pro forma stock based
      compensation expense                     (3,019,438)           (215,314)
                                              -----------         -----------
   Pro forma net loss                          (6,613,918)         (4,642,575)
                                              -----------         -----------
   Basic and diluted loss per share as
      reported                                $     (0.13)        $     (0.16)
   Pro forma basic and diluted loss per
      share                                   $     (0.21)        $     (0.17)
   Weighted-average common shares
      outstanding                              32,190,594          28,124,781

The weighted-average fair value of options granted during year ended February 28, 2006, where the stock price was greater than the exercise price on the date of grant, was $0.83 per option, the weighted average fair value of options granted where the stock price was equal to the exercise price on the date of grant was $0.53 per option and the weighted average fair value of options granted where the stock price was less than the exercise price on the date of grant was $0.60 per option. The fair value of options at date of grant was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                 Expected life in years                2
                 Risk-free interest rate   3.73% to 4.72%

                 Volatility                           75%
                 Dividend yield                        0%

The weighted-average fair values for options granted during the year ended February 28, 2005, where the stock price is greater than the exercise price, was $0.44 per option and the weighted average fair value for options granted where the stock price is equal to the exercise price was $0.01. The fair value of options at date of grant was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                 Expected life in years         1.5 -5
                 Risk-free interest rate   1.8% to 3.1%
                 Volatility                         75%
                 Dividend yield                      0%

There was approximately $463,000 of compensation cost related to stock options recognized in operating results (included in selling, general and administrative expenses) in the three months ended May 31, 2006(unaudited). Compensation expense increased by approximately $446,000 during the three months ended May 31, 2006 (unaudited) as result of implementing 123(R). No tax benefit has been recognized with respect to this expense as we have determined in our evaluation of our tax assets that it is more likely than not that we will not realize any benefit and have provided full valuation allowances.

The fair value of options and warrants at date of grant was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                 Expected life in years                2
                 Risk-free interest rate   4.72% to 4.96%
                 Volatility                           75%
                 Dividend yield                        0%

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123R for the three months ended May 31, 2005 (unaudited):

                                                              THREE MONTHS ENDED
                                                                 MAY 31, 2005
                                                                  (UNAUDITED)
                                                                       $
                                                              ------------------
Net loss as reported                                              (1,236,069)
Add: Stock-based employee compensation
   included in reported net loss                                     389,328
Less: Pro forma stock based compensation
   Expense                                                        (1,309,131)
Pro forma net loss                                                (2,155,872)
Basis and diluted loss per share as reported                          -$0.04
Pro forma basic and diluted loss per share                            -$0.07
Weighted-average common shares outstanding                        30,517,499

8.   INCOME TAXES

The components of net loss before income taxes for the consolidated group are as follows:

                               THREE MONTHS ENDED   THREE MONTHS ENDED        YEAR ENDED            YEAR ENDED
                                  MAY 31, 2006         MAY 31, 2005          FEBRUARY, 28,         FEBRUARY 28,
                                  (UNAUDITED)          (UNAUDITED)              2006                 2005
                                        $                    $                    $                    $
                               ------------------   ------------------   -------------------   ------------------
United States                      (1,060,251)            (263,916)          (2,427,885)           (1,271,613)
Foreign                               109,555             (972,154)          (1,861,892)           (3,333,443)
Net loss before income taxes       (1,169,805)          (1,236,069)          (4,289,777)           (4,605,056)

The Company did not incur taxes because of net losses in the years ended February 28, 2006 and 2005.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate as follows:

                                         THREE MONTHS ENDED   THREE MONTHS ENDED        YEAR ENDED           YEAR ENDED
                                            MAY 31, 2006         MAY 31, 2005          FEBRUARY, 28,         FEBRUARY 28,
                                            (UNAUDITED)          (UNAUDITED)              2006                 2005
                                                  $                    $                    $                    $
                                         ------------------   ------------------   -------------------   ------------------
Income tax at the federal rate of 35%         409,432              432,624            (1,501,422)          (1,611,769)

Non-deductible costs                          175,490              133,360               525,797              555,835
Change in valuation allowances                229,925              248,433               884,781              902,171
Foreign tax rate differences                    5,478               48,608                93,095              166,672
Other                                           1,461               2,2230                (2,251)             (12,909)
Total provision for income taxes                   --                   --                    --                   --

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred income tax assets and liabilities are as follows:

                                                THREE MONTHS
                                                   ENDED
                                                 MAY 31, 2006       FEBRUARY 28,
                                                 (UNAUDITED)            2006
                                                      $                   $
                                             ------------------   -----------------
          DEFERRED TAX ASSETS
          Net operating loss carryforwards       (2,786,474)          2,551,340
          DEFERRED TAX LIABILITIES
             Depreciation and amortization          (21,299)            (16,090)
          Less: Valuation allowance              (2,765,175)         (2,535,250)
             NET DEFERRED TAX ASSETS                     --                  --

Management regularly assesses the ability to realize deferred tax assets based upon the weight of available evidence, including such factors as the recent earnings history and expected future taxable income. The methodology used by management to determine the amount of deferred tax assets that are likely to be realized is based upon the Company's recent earnings and estimated future taxable income in applicable tax jurisdictions.

The Company has not generated any taxable income to date, and therefore has not had to pay any income tax since its inception. The Company has provided a full valuation allowance against the deferred tax asset since it is more likely than not that the asset will not be recovered. The Company's net operating loss carryforward, at the expected tax rates for its operations, includes approximately $5,629,000 deductible against future taxable income generated in the United Kingdom, which will remain in place until utilized and approximately $2,464,000 deductible against future taxable income generated in the United States, which will remain available until utilized or expire through February 28, 2025.

For the period ending May 31, 2006 (unaudited), the Company's net operating loss carryforward, at the expected tax rates for its operations, includes approximately $5,729,000 deductible against future taxable income generated in the United Kingdom, which will remain in place until utilized and approximately $3,051,000 deductible against future taxable income generated in the United States, which will remain available until utilized or begin to expire through February 28, 2025.

9.   REPORTABLE SEGMENTS

The Company complies with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires disclosures of segment information on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

Narrowstep Inc. manages its business as two main segments, Narrowstep Ltd. which consists of a single operating segment - "Narrowcasting" (i.e. the provision of television channels to niche audiences globally), and STV's business - the production of specialized sailing and extreme sports activities.

Management relies on an internal management reporting process that provides revenue and segment operating income (loss) for making financial decisions and allocating resources based on these segments. Management believes that segment-operating income (loss) is an appropriate measure of evaluating the operational performance of the Company's segments. However, this measure should be considered in addition to, not as a substitute for, or superior to, income
(loss) from operations or other measures of financial performance prepared in accordance with generally accepted accounting principles.

Summarized information by segment for the unaudited periods ended May 31, 2006 and 2005 is as follows:

                                                 THREE MONTHS ENDED           THREE MONTHS ENDED
                                                    MAY 31, 2006                 MAY 31, 2005
                                                    (UNAUDITED)                  (UNAUDITED)
                                             --------------------------   --------------------------
                                             PRODUCTION   NARROWCASTING   PRODUCTION   NARROWCASTING
                                              SERVICES      AND OTHER      SERVICES      AND OTHER
                                                  $             $              $             $
                                             ----------   -------------   ----------   -------------
REVENUES BY SEGMENT:
Revenues from external customers               308,010        836,513        163,790      228,461
Revenues from internal customers                    --             --             --           --
                                               -------       --------      ---------     --------
TOTAL REVENUES                                 308,010        836,513        163,790      228,461
                                               =======       ========      =========     ========
Depreciation and amortization                   (7,193)       (90,529)       (53,686)     (81,685)
Goodwill impairment                                 --             --      1,157,581           --
Interest expense                                    --         (1,316)          (956)      (1,777)
Interest revenue                                    --         45,415            277            2
                                               -------       --------      ---------     --------
OPERATING LOSSES                               (54,992)      (582,095)      (131,399)    (362,694)
                                               =======       ========      =========     ========
PROPERTY, EQUIPMENT & SOFTWARE DEVELOPMENT      30,456        650,542        121,025      494,893

                                                        THREE MONTHS ENDED   THREE MONTHS ENDED
                                                           MAY 31, 2006         MAY 31, 2005
                                                           (UNAUDITED)          (UNAUDITED)
     RECONCILIATION TO CONSOLIDATED REPORTED REVENUES           $                     $
     ------------------------------------------------   ------------------   ------------------
     Total reportable segments                              1,144,523              392,251
     Elimination of inter-segment revenues                         --                   --
                                                            ---------              -------
     TOTAL REPORTED CONSOLIDATED REVENUES                   1,144,523              392,251
                                                            =========              =======

                                                        THREE MONTHS ENDED  THREE MONTHS ENDED
                                                           MAY 31, 2006        MAY 31, 2005
     RECONCILIATION TO CONSOLIDATED REPORTED LOSSES         (UNAUDITED)         (UNAUDITED)
     FROM OPERATIONS BEFORE INCOME TAX                          $                    $
     ------------------------------------------------   ------------------   ------------------
     Total reportable segments                                (527,103)           (494,093)
     Unallocated corporate expenses (primarily legal
        and audit fees)                                       (212,202)           (318,950)
     Stock compensation charges                               (463,431)           (389,328)
     Amortization of intangible assets acquired in
        acquisition of STV                                     (10,579)            (10,579)
                                                            ----------          ----------
     TOTAL REPORTED CONSOLIDATED LOSSES FROM
        OPERATIONS                                          (1,213,315)         (1,212,950)
                                                            ==========          ==========

GEOGRAPHICAL SEGMENTATION OF REVENUES

                                             THREE MONTHS ENDED   THREE MONTHS ENDED
                                                MAY 31, 2006         MAY 31, 2005
                                                (UNAUDITED)          (UNAUDITED)
     GEOGRAPHICAL SEGMENTATION OF REVENUES           $                     $
     -------------------------------------   ------------------   ------------------
     United States                                   80.872              92,935
     Europe, Middle-East, Africa                  1,006,102             294,073
     Asia Pacific                                    39,401               2,661
     Internet sales                                  18,148               2,582
                                                  ---------             -------
     TOTAL                                        1,144,523             392,251
                                                  =========             =======

Summarized information by segment for the years ended February 28, 2006 and 2005 is as follows:

                                           YEAR ENDED                   YEAR ENDED
                                        FEBRUARY 28, 2006            FEBRUARY 28, 2005
                                   --------------------------   --------------------------
                                   PRODUCTION   NARROWCASTING   PRODUCTION   NARROWCASTING
                                    SERVICES      AND OTHER      SERVICES      AND OTHER
                                        $             $              $             $
                                   ----------   -------------   ----------   -------------
REVENUES BY SEGMENT:
Revenues from external customers    1,206,629      1,499,633       858,552        517,061
Revenues from internal customers           --             --            --         13,191
                                    ---------     ----------    ----------     ----------
TOTAL REVENUES                      1,206,629      1,499,633       858,552        530,252
                                    =========     ==========    ==========     ==========
Depreciation and amortization        (134,238)      (344,253)      (84,484)      (283,345)
Goodwill impairment                        --             --      (737,335)            --
Interest expense                       (4,354)       (12,817)       (9,253)        (9,494)
Interest revenue                          510          2,021           193          1,606
                                    ---------     ----------    ----------     ----------
OPERATING LOSSES                     (509,347)    (1,543,863)   (1,210,595)    (1,613,217)
                                    =========     ==========    ==========     ==========
PROPERTY AND EQUIPMENT                 35,332        399,982       181,988        369,511

                                                 YEAR ENDED          YEAR ENDED
     RECONCILIATION TO CONSOLIDATED          FEBRUARY 28, 2006   FEBRUARY 28, 2005
     REPORTED REVENUES                               $                    $
     -------------------------------------   -----------------   -----------------
     Total reportable segments                   2,706,262           1,388,804
     Elimination of inter-segment revenues              --             (13,191)

                                                 ---------           ---------
     TOTAL REPORTED CONSOLIDATED REVENUES        2,706,262           1,375,613
                                                 =========           =========

                                                            YEAR ENDED     YEAR ENDED
                                                           FEBRUARY 28,   FEBRUARY 28,
     RECONCILIATION TO CONSOLIDATED REPORTED LOSSES FROM       2006           2005
     OPERATIONS BEFORE INCOME TAX                                $              $
     ---------------------------------------------------   ------------   ------------
     Total reportable segments                              (2,053,210)    (2,823,812)
     Unallocated corporate expenses (primarily legal and
        audit fees)                                           (845,716)      (943,601)
     Stock compensation charges                               (695,297)      (786,617)
     Costs related to options and warrants granted to
        third party suppliers                                 (649,619)            --
     Amortization of intangible assets acquired in
        acquisition of STV                                     (42,316)       (42,317)
                                                            ----------     ----------
     TOTAL REPORTED CONSOLIDATED LOSSES FROM OPERATIONS     (4,286,158)    (4,596,347)
                                                            ==========     ==========

GEOGRAPHICAL SEGMENTATION OF REVENUES

                                                YEAR ENDED           YEAR ENDED
                                             FEBRUARY 28, 2006   FEBRUARY 28, 2005
     GEOGRAPHICAL SEGMENTATION OF REVENUES           $                    $
     -------------------------------------   -----------------   -----------------
     United States                                 333,884             198,672
     Europe, Middle-East, Africa                 2,137,260           1,100,022
     Asia Pacific                                  212,037              58,575
     Internet sales                                 23,081              18,344
                                                 ---------           ---------
     TOTAL                                       2,706,262           1,375,613
                                                 =========           =========

MAJOR CUSTOMERS

For the three months ended May 31, 2006 (unaudited), three customers accounted individually for approximately 10% of Narrowstep's revenues.

On October 20, 2005, we entered into a License and Services Agreement with ITV plc to power ITV's new trial service, ITV Local, which is to provide local television through broadband. The term of the agreement was from October 17, 2005 until January 16, 2006, on which date the agreement was renewed for a further three-month period. The agreement was renewed for another five-month period on April 13, 2006. ITV accounted for approximately 10% of our revenues for the three month ended May 31, 2006 (unaudited) and 14% of our revenues for the year ended February 28, 2006.

Early in the fiscal year ended February 28, 2006, we renewed a contract with The Swedish Match Tour to produce programs. The Swedish Match Tour, or its successor, accounted for less than 5% of our revenues for the three months ended May 31, 2006 (unaudited), 13% of our revenues for the year ended February 28, 2006 and 18% of our revenues for the year ended February 28, 2005.

The company had a contract to cover the Professional Windsurfers Association World Tour, which expired on December 31, 2005. The Professional Windsurfers Association World Tour accounted for approximately 6.3% of our revenues for the year ended February 28, 2006 and 10% of total revenues for the year ended February 28, 2005. The Professional Windsurfing Association accounted for less than 5% of our revenues for the three months ended May 31, 2006.

10.  RELATED PARTY TRANSACTIONS

OPTIONS GRANTED TO DIRECTORS AND OFFICERS

The Company has granted options to purchase 1,000,000 shares to Steven Crowther, Senior Vice President and Chief Financial Officer and a member of the Board of Directors, at an exercise price of $1.20 per share. 500,000 of these options were granted and vested on March 1, 2005 and are exercisable until February 28, 2015. 500,000 of these options were granted on August 11, 2005, 100,000 of which vested immediately and the remaining 400,000 vest on July 1, 2006. When vested, these options are exercisable until August 11, 2015. On January 17, 2006, the Company granted Steven Crowther additional options to purchase 100,000 shares, at an exercise price of $0.90 per share. 50,000 of these options vested immediately on January 17, 2006 and the remaining 50,000 vest on January 1, 2008. When vested these options are exercisable until January 17, 2016.

The Company has granted options to purchase 300,000 shares to Shelly Palmer, a member of the Board of Directors, at an exercise price of $1.20 per share. These options were granted and vested on March 1, 2005 and are exercisable until March 1, 2015. The Company has granted Shelly Palmer additional options to purchase 6,000 shares at an exercise price of $0.75 per share. These options were granted and vested on May 23, 2006 and are exercisable until May 23, 2016.

The Company has granted options to purchase 100,000 shares to Dennis Edmonds, a member of the Board of Directors, at an exercise price of $0.20 per share. These options were granted and vested on March 1, 2005 and are exercisable until March 1, 2015. On October 18, 2005, the Company granted Dennis Edmonds additional options to purchase 27,957 shares, at an exercise price of $1.50 per share. These options vested immediately on October 18, 2005 and are exercisable until October 18, 2015. The Company has granted Dennis Edmonds, additional options to purchase 6,000 shares at an exercise price of $0.75 per share. These options were granted and vested on May 23, 2006 and are exercisable until May 23, 2016.

The Company has granted options to purchase 1,000,000 shares to Clifford Webb, Chief Operating Officer and a member of the Board of Directors, at an exercise price of $1.20 per share. These options were granted on August 11, 2005. 500,000 vested immediately and 500,000 vest on January 1, 2006. When vested, these options are exercisable until August 11, 2015.

The Company has granted options to purchase a total of 1,000,000 shares to Jason Jack, Chief Technical Officer, at an exercise price of $1.20 per share. These options were granted on August 11, 2005. 250,000 vested immediately, 250,000 will vest on July 1, 2006, 250,000 will vest on July 1, 2007 and 250,000 will vest on July 1, 2008. When vested, these options are exercisable until August 11, 2015.

The Company has granted options to purchase 65,234 shares to Peter Siddall, Chairman of the Board of Directors, at an exercise price of $1.50 per share. These options were granted and vested immediately on October 18, 2005 and are exercisable until October 18, 2015. The Company has granted additional options to purchase 6,000 shares at an exercise price of $0.75 per share. These options were granted and vested on May 23, 2006 and are exercisable until May 23, 2016

The Company has granted options to purchase a total of 900,000 shares to Stephen Beaumont, President and Chief Executive Officer of the Company. 200,000 of these options were granted on November 15, 2005 at an exercise price of $1.50, 100,000 vested immediately and the remainder vested on February 1, 2006. The remaining options were granted on February 28, 2006, 250,000 at an exercise price of $1.00 per share, which vested immediately, and 450,000 at an exercise price of $1.50 per share, 225,000 of which vest on June 30, 2006 and 225,000 of which vest on December 31, 2006.

The Company has granted Roger L. Werner Jr., a member of the Board of Directors, options to purchase 330,000 shares, of which 300,000 were granted and vested on March 28, 2006, and are exercisable until March

28, 2016, at an exercise price of $1.18 per share and the remaining 30,000 options were granted and vested on May 23, 2006, and are exercisable until May 23, 2016, at an exercise price of $0.75 per share.

The Company has granted options to purchase 300,000 shares to David C. McCourt, a member of the Board of Directors, at an exercise price of $.67 per share. These options were granted and vested on June 27, 2006 and are exercisable until June 27, 2016.

The Company has granted options to purchase 300,000 shares to John Whyte, a member of the Board of Directors, at an exercise price of $.67 per share. These options were granted and vested on June 27, 2006 and are exercisable until June 27, 2016.

TRANSACTIONS WITH COMPANIES IN WHICH STOCKHOLDERS HOLD AN INTEREST

Paul Robinson, Sales Director until March 10, 2005 and a promoter of Narrowstep Inc., owns 20% of Strella Ltd, a film production company, and has served on its Board since May 2003. For the year ended February 28, 2005, Strella Ltd was billed $11,728 for services provided. These bills were not paid and hence, the associated revenue was not recognized. The amount receivable from Strella Ltd as at February 28, 2005 was $46,953. This amount was provided for in the allowance for doubtful accounts at February 28, 2005 and was written off as a bad debt in the year ended February 28, 2006.

Paul Robinson is also a founder of Mobestar Ltd, a cellular phone-based gaming service company. Mr. Robinson holds 10% of the shares of Mobestar Ltd and serves on its Board. Narrowstep Ltd. was engaged to develop an online software product for Mobestar Ltd, in the year ended February 29, 2004. The agreement with Mobestar Ltd was terminated after a dispute with its Chief Executive Officer. Mobestar Ltd filed a lawsuit against Narrowstep Ltd. for the return of $50,935 in payments and interest paid by Mobestar Ltd against delivery of the planned product asserting that Narrowstep Ltd. did not perform the requisite work. Narrowstep Ltd. settled this lawsuit by agreeing to pay the amount claimed in installments ending on July 31, 2005 and has paid the liability in full.

Revenues from Mobestar Ltd were $113,384 in the year ended February 28, 2005. There were no transactions with Mobestar Ltd in the year ended February 28, 2006 and there was no amount receivable as of February 28, 2005 and February 28, 2006.

Paul Robinson is also a founder, director and 10% shareholder in The Content Corporation. The Content Corporation produced and broadcasted niche TV channels over the internet using Narrowstep's services. In the years ended February 28, 2006 and February 28, 2005, The Content Corporation was billed $3,670 and $110,463, respectively for services provided. These bills were not paid and hence, the associated revenue was not recognized as income, but recorded as deferred revenue. The amount receivable from The Content Corporation as of February 28, 2005 was $99,397. This amount was provided for in the allowance for doubtful accounts as of February 28, 2005 and the total amount outstanding from The Content Corporation of $112,390 was written off as a bad debt in the year ended February 28, 2006. No contract has been entered into with the Content Corporation since February 28, 2006.

Narrowstep Ltd. has developed a channel for LTR Consultancy. John Goedegebuure, a founder and shareholder of Narrowstep Inc., is the Managing Director and shareholder of LTR Consultancy. In the year ended February 28, 2006 and year ended February 28, 2005, LTR Consultancy was billed $71,422 and $46,325, respectively for services provided. These bills have not been paid and hence the associated revenue has not been recognized. The amount receivable from LTR Consultancy as at February 28, 2006 was $112,655. This amount has been provided for in the allowance for doubtful accounts. In the year ended February 28, 2006 LTR Consultancy earned re-seller commissions of $9,752. This commission was settled by a reduction in the amount receivable from LTR Consultancy as at November 30, 2005 in the amount of $9,752. On May 9, 2006, LTR Consultancy paid the balance outstanding to Narrowstep Ltd. as of April 30, 2006, including the bills unpaid as of February

28, 2006. This will result in additional revenue to Narrowstep Ltd. of approximately $100,000 for the three months ended May 31, 2006 (unaudited).

Pursuant to an Investor Relations Agreement with the Company for the year ended February 28, 2006, John Goedegeburre earned fees for investor relations services of $59,395. Of these fees, $40,056 was unpaid as of February 28, 2006. Pursuant to this agreement, in the unaudited three months ended May 31, 2006 and three months ended May 31, 2005, John Goedegeburre earned fees for investor relations services of $16,111 and $0, respectively. Of these fees, $5,616 was unpaid as of May 31, 2006.

Shelly Palmer, a director of the Company, is the owner of a consulting company, SLP Productions Inc. Pursuant to an unwritten agreement between the parties, in the year ended February 28, 2006, SLP Productions billed the Company $36,000 for consultancy services. Of these fees, $6,000 was unpaid as of February 28, 2006. In each of the three months ended May 31, 2006 and May 31, 2005, SLP Productions billed the Company $9,000 for consultancy services. Consultancy fees and expenses of $20,500 were unpaid as of May 31, 2006.

On December 2, 2005, the Company entered into a consultancy agreement with Roger
L. Werner Jr. Pursuant to this agreement, on May 23, 2006, Mr. Werner was granted options to purchase 30,000 shares at an exercise price of $0.75 per share, for consultancy services for the year ended February 28, 2006. Mr. Werner became a shareholder in the Company on February 22, 2006 and a director of the Company on March 28, 2006. Mr. Werner is entitled to a further option grant to purchase 20,000 shares, with an exercise price equal to the market price on the date of grant for consultancy services provided in the three months ended May 31, 2006.

On May 30, 2006, the Company entered into an advisory agreement with Granahan McCourt Advisors, LLC. David C McCourt is the beneficial owner of Granahan McCourt Advisors, LLC and Granahan McCourt Capital, LLC, a shareholder in the Company. Pursuant to this agreement, Granahan McCourt Advisors, LLC was granted 100,000 shares of common stock on May 30, 2006 which vest ratably over the year of the contract and Mr. McCourt will receive warrants to purchase 6,000 shares, with an exercise price equal to the market price on the date of grant. These warrants will be granted promptly following the filing of the Company's Quarterly Report on Form 10-QSB with the SEC for the second fiscal quarter. Mr. McCourt became a director of the Company on June 27, 2006.

COMMISSION PAID TO STOCKHOLDERS

The Company paid commissions to certain stockholders for raising funds of $478,124 during the year ended February 28, 2006 and $217,575 during the year ended February 28, 2005. There was an outstanding amount payable in connection with these commissions of $150,000 as of February 28, 2006.

The Company paid commissions of $150,000 to certain shareholders for raising funds during the three months ended May 31, 2006 (unaudited) and $124,800 during the three months ended May 31, 2005. There was no outstanding amount payable in connection with these commissions as of May 31, 2006.

11.  COMMITMENTS

When a lease is classified as an operating lease, the risks and rewards remain with the lessor and the lease expenses are treated as operating expense.

The Company has non-cancellable operating leases to occupy property as follows:
London, UK, which terminates on June 30, 2011; Princeton NJ, which terminates on August 31, 2007; and New York, NY, which terminates on September 30, 2007. The total remaining rental commitment at February 28, 2006 is approximately $1,200,000. For the years ended February 28, 2006 and 2005, rental expense was $111,800 and $159,300, respectively.

When a lease is classified as a capital lease, the present value of the lease expenses is treated as debt. Assets held under capital leases are capitalized in the balance sheet and are depreciated over their estimated useful lives. The interest element of the rental obligation is charged to the Statements of Operations over the period of the lease and represents a constant proportion of the balance of capital repayment outstanding.

As of May 31, 2006, our principal capital commitments consisted of obligations outstanding under capital leases as shown in the table below:

                                                THREE MONTHS ENDED
                                                   MAY 31, 2006
                                                    (UNAUDITED)
                                                         $
                                                ------------------
              Amounts payable:
              Within 12 months                        52,175
              Between one and two years               27,718
              Between two and three years             16,169
              Total future commitment                 96,062
              Less: finance charges allocated
                 to future periods                    (7,218)
              PRESENT VALUE                           88,844

The table below shows the future minimum commitments due as at February 28, 2006.

                                                FEBRUARY 28, 2006
                                                         $
                                                -----------------
              Amounts payable:
              Within one year                         63,367
              Between one and two years               25,787
              Between two and three years             21,490
              Total future commitment                110,644
              Less: finance charges allocated
                 to future periods                    (8,534)
              PRESENT VALUE                          102,110

As of May 31, 2006, aggregate commitments under employment agreements with 6 key members of management total approximately $790,000 and terminate through February 28, 2007.

<